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As filed with the Securities and Exchange Commission on December 9, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

NED M. BARNES, SECRETARY
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2884
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

DONALD J. LUKES, ESQ.	DENNIS M. JACKSON, ESQ.
RICHARD A. REPP, ESQ.	Holland & Hart LLP
Witherspoon, Kelley, Davenport & Toole, P.S.	Suite 3200
1100 U.S. Bank Building	555 Seventeenth Street
422 West Riverside Avenue	Denver, Colorado 80202
Spokane, Washington 99201	(303) 295-8115
(509) 624-5265

        Approximate date of commencement of proposed sale of the securities to public:    As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the Proxy Statement/Prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $1.00 per share	1,945,588	N/A	$35,818,275	$3,295.28

(1)
Represents the maximum number of shares of common stock of Sterling Financial Corporation issuable or reserved for issuance upon consummation of the merger described herein.

(2)
Pursuant to Rule 457(c) and 457(f), the registration fee is based on the high and low prices of Empire Federal Bancorp, Inc. common stock as reported by Nasdaq on December 6, 2002 ($18.41).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

[EMPIRE LETTERHEAD]

PROXY STATEMENT/PROSPECTUS
MERGER PROPOSED
YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        We cordially invite you to attend a special meeting of our stockholders, which will be held on [February 21, 2003], at 10:00 a.m. local time, at [the main office of Empire Bank, 123 South Main Street, Livingston, Montana 59047]. At the meeting, you will be asked to vote upon a proposal to adopt a merger agreement that will combine our company with Sterling Financial Corporation. In the merger, the exchange ratio is designed so that you will receive $19.25, in the form of Sterling common stock, for each share of Empire common stock you own. This amount may be higher or lower, however, if the average closing price for Sterling common stock just prior to the closing is outside of a range within the exchange ratio described in this proxy statement/prospectus.

        Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

YOUR VOTE IS VERY IMPORTANT.

        The merger cannot be completed unless the holders of a majority of the outstanding shares of Empire common stock as of the record date vote to adopt the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger agreement. Empire's board of directors has determined that the merger is fair to and in the best interests of Empire and its stockholders. The board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement.

        This proxy statement/prospectus gives you detailed information about the merger and includes a copy of the merger agreement. You should read both carefully. This document is a proxy statement that Empire is using to solicit proxies for use at its special meeting of stockholders. It is also a prospectus relating to Sterling's issuance of its shares of common stock in connection with the merger. Before you make a decision on how to vote on the merger, you should consider the "Risk Factors" beginning on page 15 of this proxy statement/prospectus.

Sincerely,
William H. Ruegamer President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Sterling common stock to be issued in the merger or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities offered through this document are not deposits, savings accounts or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This proxy statement/prospectus is dated [January 17, 2003] and was first mailed to stockholders on or about [January 21, 2003].

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Sterling and Empire from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling and Empire that are incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 Attn: Investor Relations (509) 458-2711	Empire Federal Bancorp, Inc. 123 South Main Street Livingston, Montana 59047 Attn: William H. Ruegamer (406) 222-1981

        If you would like to request documents please do so by [February 14, 2003], in order to receive them before the special meeting of stockholders.

SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 44.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [FEBRUARY 21, 2003]

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Empire Federal Bancorp, Inc. will be held at [the main office of Empire Bank, 123 South Main Street, Livingston, Montana 59047], on [February 21, 2003], at 10:00 a.m., for the following purposes:

        1.    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 19, 2002, by and among Sterling Financial Corporation and Empire Federal Bancorp, Inc., a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, pursuant to which Empire will merge into Sterling on the terms and subject to the conditions contained in the merger agreement.

        2.    To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

        The proposed merger is discussed more fully in the proxy statement/prospectus attached to this notice. We urge you to read this document and its appendices carefully before voting.

        Only Empire stockholders of record at the close of business on [January 6, 2003] are entitled to notice of and to vote at the special meeting, or any adjournment thereof. A majority of the shares of Empire common stock outstanding on the record date must be voted in favor of the merger agreement in order for the merger to be completed. Therefore, your vote is important.

        All Empire stockholders are cordially invited to attend the special meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. You may vote by written proxy card using the instructions provided on the enclosed proxy card. Of course, this will not prevent you from voting in person at the meeting. Your failure to vote your shares is the same as voting against adoption of the merger agreement.

        The Board of Directors of Empire unanimously recommends that stockholders vote "FOR" adoption of the merger agreement.

By Order of the Board of Directors,
Ann Worthington, Secretary

QUESTIONS AND ANSWERS ABOUT THE STERLING/EMPIRE MERGER	1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS	3
The Companies	3
Summary of the Transaction	4
SELECTED FINANCIAL DATA OF STERLING	8
SELECTED FINANCIAL DATA OF EMPIRE	11
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION	13
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA (UNAUDITED)	14
RISK FACTORS	15
THE EMPIRE SPECIAL MEETING	17
Date, time, place and purpose of Empire's special meeting	17
Record date; outstanding shares; shares entitled to vote	17
Participants in the Empire Bank ESOP	17
Quorum; vote required	17
Voting of proxies	17
Recommendation of Empire's board of directors	18
Share ownership of management	18
How to revoke your proxy	18
Abstentions and broker nonvotes	18
Voting electronically via Internet or telephone	18
Expenses of proxy solicitation	19
Certificates	19
THE MERGER	20
Background of the merger	20
Empire's reasons for the merger	21
Recommendation of Empire's board of directors	23
Opinion of Empire's financial advisor	23
Sterling's reasons for the merger	29
Structure of the merger	29
Exchange ratio; conversion of Empire common stock	29
Treatment of options and employee stock purchase and benefit plans	29
Interests of Empire's directors and executive officers in the merger	30
Restrictions on sales by affiliates of Empire and Sterling	30
Material United States federal income tax consequences of the merger	31
Accounting treatment of the merger	32
Exchange of Empire stock certificates for Sterling stock certificates	32
Conditions to completion of the merger	32
Representations and warranties	33
Conduct of business before closing of the merger	34
Exclusivity	36
Termination of the merger agreement	36
Termination fees	37
Extension; waiver	37
Amendment of the merger agreement	37
Empire management voting agreements	37
COMPARISON OF RIGHTS OF HOLDERS OF EMPIRE COMMON STOCK AND STERLING COMMON STOCK	38

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Board of directors	38
Right to call special meeting of stockholders	38
Preemptive rights	38
Removal of directors	39
Filling vacancies on the board of directors	39
Anti-takeover provisions	39
Related person transactions	39
Amendment of articles and bylaws	40
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF EMPIRE	41
LEGAL MATTERS	42
EXPERTS	42
STOCKHOLDER PROPOSALS	42
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS	43
WHERE YOU CAN FIND MORE INFORMATION	44
FORWARD-LOOKING INFORMATION	44
ANNEX A—Agreement and Plan of Merger
ANNEX B—Empire Federal Bancorp, Inc. Annual Report on Form 10-KSB
ANNEX C—Empire Federal Bancorp, Inc. Quarterly Report on Form 10-QSB
ANNEX D—Fairness Opinion of D.A. Davidson & Co.

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QUESTIONS AND ANSWERS ABOUT THE STERLING/EMPIRE MERGER

Q:
What is the purpose of this proxy statement/prospectus?

A:
This document serves as both a proxy statement of Empire and a prospectus of Sterling. As a proxy statement, it is being provided to you by Empire because the board of directors of Empire is soliciting your proxy to vote to adopt the proposed merger of Empire with and into Sterling. As a prospectus, it is being provided to you by Sterling because Sterling is offering you shares of its common stock as consideration for your Empire shares.

Q:
What will Empire stockholders receive in the merger?

A:
Under the merger agreement, each outstanding share of Empire common stock will be converted into the right to receive $19.25 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $17.01 and $22.68. The merger exchange ratio provides that, regardless of the closing price of Sterling common stock, you will receive no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Empire common stock that you own. Thus, you may receive more or less than $19.25 per share of Empire common stock in the merger. The exact number of shares of Sterling common stock will be determined by the exchange ratio that is more fully described in the attached proxy statement/prospectus, which you should read carefully.

Q:
What do I need to do now?

A:
First, carefully read this document in its entirety. Then, you should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" adoption of the merger agreement. You can also attend the special meeting and vote in person, even if you have previously voted by proxy.

  If you abstain from voting or do not vote, it will have the effect of voting against adoption of the merger agreement.

  THE BOARD OF DIRECTORS OF EMPIRE UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

Q:
What vote is required to approve and adopt the merger agreement?

A:
The holders of a majority of outstanding Empire stock must vote to adopt the merger agreement.

Q:
Can I dissent and require appraisal of my shares of Empire common stock?

A:
No. Stockholders are not entitled to dissenters' appraisal rights in connection with the merger.

Q:
What do I do if I want to change my vote?

A:
You can change your vote, in one of three ways, at any time before your proxy is voted at the special meeting. First, you can send Empire a written notice stating that you would like to revoke your proxy. Second, you can complete and send a new proxy to Empire. Third, you can attend the special meeting and vote in person.

Q:
If my Empire shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

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  If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.

Q:
Should I send in my Empire stock certificates now?

A:
No. After the merger is completed, we will send you written instructions for exchanging your Empire stock certificates for Sterling stock certificates. Please do not send in your stock certificates with your proxy card.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. We hope to complete the merger in late February 2003, if all required matters have been completed at that time.

Q:
Will I recognize a taxable gain or loss on the transaction?

A:
We expect that if the merger is completed, you will not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that you will recognize a gain or loss with respect to cash received instead of a fractional share. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q:
Whom should I call with questions?

A:
If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

    William H. Ruegamer, President
    Empire Federal Bancorp, Inc.
    (406) 222-1981

  You may also obtain additional information about Sterling and Empire from documents we file with the Securities and Exchange Commission, by following the instructions in the section entitled "Where You Can Find More Information" on page 44.

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SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

The Companies

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 458-2711
 www.sterlingsavingsbank.com

        Sterling Financial Corporation is a holding company, the significant operating subsidiary of which is Sterling Savings Bank. The significant operating subsidiaries of Sterling Savings Bank are Action Mortgage Company, INTERVEST-Mortgage Investment Company and Harbor Financial Services, Inc. Sterling Savings Bank commenced operations in 1983 as a Washington State-chartered, federally insured stock savings and loan association headquartered in Spokane, Washington.

        Sterling provides personalized, quality financial services to its customers as exemplified by its "Hometown Helpful" philosophy. Sterling believes that this dedication to personalized service has enabled it to maintain a stable retail deposit base. With $3.33 billion in total assets at September 30, 2002, Sterling attracts Federal Deposit Insurance Corporation insured deposits from the general public through 77 retail branches located primarily in rural and suburban communities in Washington, Oregon, Idaho and Montana. Sterling originates loans through its branch offices, as well as Action Mortgage residential loan production offices in the metropolitan areas of Spokane and Seattle, Washington; Portland, Oregon; and Boise, Idaho, and through INTERVEST commercial real estate lending offices located in the metropolitan areas of Spokane and Seattle, Washington; and Portland, Oregon. Sterling also markets tax-deferred annuities, mutual funds and other financial products through Harbor Financial.

        For additional information about Sterling's business, see Sterling's Annual Report on Form 10-K for the year ended December 31, 2001 and other documents Sterling has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 44.

Empire Federal Bancorp, Inc.
123 South Main Street
Livingston, Montana 59047
(406) 222-1981

        Empire Federal Bancorp, Inc. is a holding company, the significant subsidiary of which is Empire Bank. The Bank is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on the origination of loans secured by one- to four-family residential dwellings. In the past, the Bank considered Gallatin, Park and Sweet Grass counties in south central Montana as its primary market area. During 1999, the Bank received regulatory approval to open a de novo branch in Billings, Montana, and management opened the new branch in April 2001. In addition, the Bank opened a loan production office in Missoula, Montana during the third quarter of 2000, which was converted to a full service branch that opened during March 2002. Lending activities also have included the origination of multi-family,

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commercial, business, commercial real estate and home equity loans. The Bank's primary business has been that of a traditional financial institution, originating loans in its primary market area for its portfolio. In addition, the Bank has maintained a significant portion of its assets in investment and mortgage-backed securities. Similar to its lending activities, the Bank's investment portfolio has been weighted toward U.S. Government, U.S. Government agency and U.S. Government agency mortgage-backed securities secured by one- to four-family residential properties. The Bank plans to continue to fund its assets primarily with deposits, although FHLB advances are used as a supplemental source of funds.

        For additional information about Empire's business, see Empire's Annual Report on Form 10-KSB for the year ended December 31, 2001 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 attached to this proxy statement/prospectus as Annex B and Annex C and other documents Empire has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 44.

Summary of the Transaction

The merger (page 20).

        In the merger, Empire will merge with and into Sterling. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this proxy statement/prospectus.

Empire's reasons for the merger (page 21).

        Empire's board of directors believes the merger will provide several benefits to Empire's stockholders, including:

  •
  the opportunity for Empire's stockholders to receive a significant premium over the market price for shares of Empire common stock existing before the public announcement of the merger;

  •
  the ability of Empire's stockholders to continue to participate in the growth of the business conducted by Sterling and Empire following the merger and to benefit from the potential appreciation in value of shares of Sterling common stock;

  •
  the benefits to Empire, its customers, employees and communities of operating as a substantially larger organization, including enhancements in products and services, greater geographical diversity of loan and deposit originations, higher lending limits, and greater financial resources;

  •
  the financial and growth prospects, as well as risk mitigation, for Empire and its stockholders of a business combination with Sterling as compared to continuing to operate as a stand-alone entity and the associated business risks, including maintaining high levels of concentration of assets and deposits in relatively rural markets, transitioning to a commercial bank strategy, and current industry conditions; and

  •
  the ability of Empire stockholders to receive the merger consideration on a tax-deferred basis.

        These potential benefits, however, may not be achieved. For a more complete description of the factors considered by Empire's board of directors, see "The Merger—Empire's Reasons for the Merger" on page 21. In addition, there are potential risks related to the merger. See "Risk Factors" on page 15 and "Forward-Looking Information" on page 44.

Empire's board of directors recommends adoption of the merger (page 23).

        After careful consideration, Empire's board of directors unanimously approved the merger agreement and unanimously recommends that you vote "FOR" adoption of the merger agreement.

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Empire's financial advisor says the merger consideration is fair to Empire stockholders (page D-1; Annex D).

        In deciding to approve the merger, Empire's board of directors considered an opinion from its financial advisor, D.A. Davidson & Co., Inc. ("Davidson"), that the consideration to be received in the merger was fair from a financial point of view to holders of Empire common stock.

The exchange ratio (page 29).

        You will be entitled to receive $19.25 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $17.01 and $22.68. The closing price for Sterling common stock on [January 17, 2003] was [$            ]. The merger exchange ratio provides that, regardless of the closing price of Sterling common stock, you will receive no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Empire common stock that you own. Thus, you may receive more or less than $19.25 per share of Empire common stock in the merger. Instead of issuing fractional shares of stock, Sterling will pay cash for fractional shares based on the average closing price of Sterling common stock over a specified period of time before the closing of the merger.

Empire special meeting (page 17).

        The special meeting of Empire's stockholders will be held on [Friday, February 21, 2003], at 10:00 a.m. local time, at [the main office of Empire Bank, 123 South Main Street, Livingston, Montana 59047]. At the meeting, you will be asked to adopt a merger agreement that will cause Empire to merge with and into Sterling. You can vote at the special meeting only if you owned shares of Empire common stock at the close of business on [January 6, 2003], the record date.

Votes required for adoption (page 17).

        The holders of a majority of the outstanding shares of Empire common stock must vote to adopt the merger agreement. Empire's stockholders are entitled to cast one vote for each share of Empire common stock they owned as of the record date. Empire's directors and executive officers, who collectively held approximately [        ] percent of Empire's outstanding common stock as of the record date, have agreed to vote their shares in favor of the merger.

        Sterling's stockholders are not required to adopt the merger and will not vote on the merger.

The tax consequences of the merger (page 31).

        Sterling and Empire intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both parties receive an opinion from their tax counsel that the merger will so qualify. We expect that none of Empire, Sterling or their respective stockholders will recognize a gain or loss for United States federal income tax purposes, except for taxes payable for cash received instead of fractional shares of Sterling common stock. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

Treatment of options (page 29).

        Pursuant to the terms of Empire's stock option plan, as a result of the merger, outstanding options to purchase shares of Empire common stock will be fully vested and converted into the right to receive cash.

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Treatment of employee benefit plans (page 29).

        Empire has agreed to terminate or withdraw from all of Empire's employee benefit plans at or as soon as reasonably practicable after the effective time of the merger. Sterling has agreed to offer Empire employees who remain at Sterling benefits commensurate with the benefits it gives to similarly situated Sterling employees.

Certain conditions must be met prior to completion of the merger (page 32).

        Empire's and Sterling's respective obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions including the adoption of the merger agreement by the favorable vote of the holders of a majority of Empire's common stock.

The merger agreement may be terminated (page 36).

        Even if Empire's stockholders adopt the merger agreement, Sterling and Empire can agree at any time to terminate the merger agreement without completing the merger. In addition, subject to qualifications, the merger agreement may be terminated by either Empire or Sterling if any of several conditions occur.

A termination fee may become payable (page 37).

        Empire must pay Sterling a termination fee of up to $1.2 million if the merger agreement is terminated under certain conditions.

Empire's directors and executive officers have agreed to vote in favor of the merger (page 37).

        As a condition to the merger, Empire's directors and executive officers, who collectively held approximately [    ] percent of Empire's outstanding common stock as of [January 6, 2003], the record date, agreed to enter into voting agreements with Sterling. Under the voting agreements, Empire's directors and executive officers have agreed to vote all the shares of Empire common stock beneficially owned by them in favor of adoption of the merger agreement.

Interests of Empire's directors and executive officers in the merger (page 30).

        When considering the recommendation of Empire's board of directors, you should be aware that some of Empire's directors and executive officers have interests in the merger that are different from, or in addition to, yours. These include indemnification rights, acceleration of option vesting and other benefits and payments under agreements and employee benefit and retention plans. Empire's board of directors was aware of and considered the interests of Empire's directors and executive officers in approving the merger agreement and recommending that Empire's stockholders adopt the merger agreement.

Differences in rights of Empire and Sterling stockholders (page 38).

        The rights of Empire's stockholders are governed by Delaware law and Empire's certificate of incorporation and bylaws. When the merger is completed, Empire's stockholders will become stockholders of Sterling. Because Sterling is a Washington corporation, the rights of Empire's stockholders will be governed by Washington law and by Sterling's articles of incorporation and bylaws, which differ in some respects from Empire's.

Comparative Common Stock Price and Dividend Information (page 13).

        Shares of both Sterling common stock and Empire common stock are listed on the Nasdaq Stock Market under the symbols STSA and EFBC, respectively. On September 18, 2002, the last full trading

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day before the public announcement of the proposed merger, Sterling's common stock closed at $18.50 per share and Empire's common stock closed at $13.63 per share. On [January 17, 2003], a date just prior to the time of the printing of this proxy statement/prospectus, Sterling's common stock closed at [$        ] per share and Empire's common stock closed at [$        ] per share. We urge you to obtain current market quotations.

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SELECTED FINANCIAL DATA OF STERLING

        The following tables set forth selected historical consolidated financial and other data of Sterling for the five years ended December 31, 2001 and for the nine months ended September 30, 2002 and 2001. The historical consolidated financial data for the nine months ended September 30, 2002 and 2001 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2002. The financial information for the five years ended December 31, 2001 is based on, and qualified in its entirety by, the consolidated financial statements of Sterling, including the notes thereto, which are incorporated by reference in this proxy statement/prospectus and should be read in conjunction herewith.

	September 30,		December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)	(unaudited)
	(Dollars in thousands)
Selected Financial Position Data:
Total assets	$3,329,575	$2,945,610	$3,038,593	$2,652,709	$2,546,925	$2,314,587	$1,938,353
Loans and leases receivable	2,243,164	1,998,473	2,109,479	1,965,927	1,787,771	1,468,534	1,105,739
Asset-backed securities	731,877	632,759	617,569	314,434	343,310	405,725	477,513
Investments	78,574	76,921	76,479	171,748	162,420	180,680	213,426
Deposits	2,018,424	1,746,594	1,853,536	1,724,219	1,617,368	1,545,425	1,084,445
FHLB Seattle advances	738,086	638,621	633,054	530,652	490,503	319,540	460,085
Other borrowings	119,000	158,015	127,500	110,000	110,000	97,240	72,240
Shareholders' equity	196,478	169,036	165,690	141,338	117,639	119,017	110,617

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Selected Operating Data:(1)(3)

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(unaudited)	(unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$145,976	$151,148	$201,385	$205,310	$177,109	$155,763	$135,885
Interest expense	(73,355)	(90,000)	(116,516)	(125,544)	(102,004)	(96,558)	(88,077)

Net interest income	72,621	61,148	84,869	79,766	75,105	59,205	47,808
Provision for loan and lease losses	(7,590)	(4,400)	(8,000)	(4,600)	(3,900)	(5,325)	(2,482)

Net interest income after provision for loan and lease losses	65,031	56,748	76,869	75,166	71,205	53,880	45,326
Other income	20,641	14,572	21,021	14,488	13,562	12,313	9,474
Merger, acquisition and conversion costs	0	(185)	(283)	0	0	(5,464)	0
Amortization of goodwill and intangibles	(644)	(4,038)	(5,377)	(5,490)	(5,692)	(3,971)	(2,242)
Goodwill litigation	(790)	(770)	(890)	(1,074)	(272)	0	0
Other operating expenses	(59,104)	(48,925)	(66,743)	(61,404)	(58,514)	(46,856)	(36,187)

Income before income taxes	25,134	17,402	24,597	21,686	20,289	9,902	16,371
Income tax provision	(7,188)	(5,947)	(8,409)	(8,033)	(7,470)	(3,679)	(6,152)

Net income	17,946	11,455	16,188	13,653	12,819	6,223	10,219
Preferred stock dividends declared	0	0	0	0	0	0	(940)

Net income applicable to common shares	$17,946	$11,455	$16,188	$13,653	$12,819	$6,223	$9,279

Income (loss) per common share:
Basic(1)	$1.52	$0.96	$1.47	$1.27	$1.19	$0.58	$1.05
Diluted(1)	$1.47	$0.95	$1.44	$1.26	$1.18	$0.57	$0.94
Weighted average common shares outstanding:
Basic(1)	11,804,806	11,885,089	11,005,042	10,779,688	10,758,507	10,684,652	8,830,652
Diluted(1)	12,208,035	12,065,541	11,257,132	10,833,670	10,843,683	10,936,916	10,875,169
Ratios:
Return on average assets	0.77%	0.56%	0.58%	0.52%	0.52%	0.30%	0.58%
Return on average common shareholders' equity	13.4	10.3	10.5	11.0	10.7	5.4	11.1
Shareholders' equity to total assets at end of period	5.9	5.7	5.5	5.3	4.6	5.1	5.7
Book value per common share at end of period(1)	$16.43	$14.57	$14.28	$13.11	$10.93	$11.10	$10.37
Net interest margin	3.35%	3.23%	3.27%	3.25%	3.33%	3.05%	2.84%
Nonperforming assets to total assets at end of period	0.78	0.56	0.82	0.56	0.65	0.40	0.71
Operating Cash Performance Ratios:(2)
Operating cash earnings	$17,946	$13,484	$18,912	$16,147	$15,440	$13,012	$10,673
Operating cash earnings per common share—diluted(1)	$1.47	$1.12	$1.68	$1.49	$1.42	$1.19	$0.98
Operating cash return on average common shareholders' equity	13.4%	12.2%	12.2%	13.0%	12.9%	11.3%	12.7%
Operating cash return on average assets	0.77	0.66	0.67	0.62	0.63	0.62	0.60
Operating efficiency	64.2	65.6	64.1	66.3	66.3	65.0	63.2

9

Reported net income	$17,946	$11,455	$16,188	$13,653	$12,819	$6,223	$9,279
Add back: goodwill amortization, net of tax(4)	—	1,907	2,538	2,494	2,621	1,595	454

Total	$17,946	$13,362	$18,726	$16,147	$15,440	$7,818	$9,733

Basic earnings per share:
Reported net income	$1.52	$0.96	$1.47	$1.27	$1.19	$0.58	$1.05
Goodwill amortization	—	0.16	0.23	0.23	0.24	0.15	0.05

Adjusted net income per share(4)	$1.52	$1.12	$1.70	$1.50	$1.43	$0.73	$1.10

Diluted earnings per share:
Reported net income	$1.47	$0.95	$1.44	$1.26	$1.18	$0.57	$0.94
Goodwill amortization	—	0.16	0.23	0.23	0.24	0.15	0.04

Adjusted net income per share(4)	$1.47	$1.11	$1.67	$1.49	$1.42	$0.72	$0.98

(1)
All prior period per common share and weighted average common share amounts have been restated to reflect the ten percent common stock dividends distributed in 2000, 2001 and 2002.

Excluding the interim selected financial data, for the nine months ended September 30, 2002 and 2001, the selected financial data (except the ratios and statistical data) of Sterling for each of the periods has been derived from Sterling's consolidated financial statements. Such consolidated financial statements for the year ended December 31, 2001 have been audited by BDO Seidman LLP. The consolidated financial statements for the years ended December 31, 2000, 1999, 1998 and 1997 have been audited by PricewaterhouseCoopers LLP.

(2)
Amounts and ratios exclude certain goodwill amortization and other non-recurring items, including acquisition-related costs and adjustments, net of related income taxes. Goodwill amortization, net of income tax effect, was $0, $1.9 million, $2.5 million, $2.5 million, $2.6 million, $1.6 million and $454,000 for the nine months ended September 30, 2002 and 2001, and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. Acquisition-related costs and other adjustments, net of income tax effect, were $122,000 for the nine months ended September 30, 2001, and $187,000 and $5.2 million for the years ended December 31, 2001 and 1998, respectively.

For the operating efficiency ratios, goodwill and other intangible amortization excluded from operating expenses was $644,000 and $4.0 million for the nine months ended September 30, 2002 and 2001, and $5.4 million, $5.5 million, $5.7 million, $4.0 million and $2.2 million for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, respectively. Acquisition-related costs excluded from operating expenses were $185,000 for the nine months ended September 30, 2001, and $283,000 and $5.5 million for the years ended December 31, 2001 and 1998, respectively. Acquisition-related adjustments included in other income were $581,000 for the year ended December 31, 1998.

(3)
Comparability could be affected by past acquisitions.

(4)
Sterling adopted SFAS No. 142 "Goodwill and Intangible Assets" on January 1, 2002. The tabular presentation reflects retroactive application of SFAS 142, even though SFAS 142 by its terms applies prospectively.

10

SELECTED FINANCIAL DATA OF EMPIRE

        The following tables set forth selected historical consolidated financial and other data of Empire for the three years ended December 31, 2001 and for the nine months ended September 30, 2002 and 2001. The historical consolidated financial data for the nine months ended September 30, 2002 and 2001 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2002. The financial information for the three years ended December 31, 2001 and the periods ended September 30, 2002 and 2001, is based on, and qualified in its entirety by, the consolidated financial statements of Empire, including the notes thereto, which are included and incorporated by reference in this proxy statement/prospectus and should be read in conjunction herewith.

	September 30,		December 31,
	2002	2001	2001	2000	1999
	(unaudited)	(unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Position Data:
Total assets	$220,155	$148,576	$174,912	$125,067	$114,527
Loans receivable, net	73,032	85,717	81,152	80,363	59,570
Borrowed funds	13,000	17,481	17,464	16,731	9,392
Shareholders' equity	28,668	29,044	28,873	28,915	32,755

11

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)	(unaudited)
SELECTED OPERATING DATA:
Interest income	$7,056	$7,176	$9,538	$8,702	$7,592
Interest expense	4,827	3,613	5,103	4,070	3,208

	2,229	3,563	4,435	4,632	4,384
Provision for loan losses	750	75	255	110	18
Non-interest income	1,481	941	1,846	1,075	829
Non-interest expense	3,465	2,939	4,010	3,606	3,122

Income before income taxes	(505)	1,490	2,016	1,991	2,073
Income taxes	(171)	637	875	774	808

Net income	$(334)	$853	$1,141	$1,217	$1,265

Net income per common share:
Basic(1)	$(.25)	$.62	$.84	$.79	$.70
Diluted(1)	(.25)	.62	.84	.79	.70
Cash dividends per common share(1)	..345	..345	..46	..44	..40
Weighted average common shares outstanding:
Basic(1)	1,348,773	1,374,112	1,360,764	1,535,637	1,796,748
Diluted(1)	1,355,332	1,379,398	1,366,389	1,536,622	1,796,748
RATIOS:(1)
Return on average assets	(.22)%	.86%	.82%	1.04%	1.15%
Return on average equity	(1.57)	3.83	3.80	4.02	3.85
Average equity to average assets	13.88	22.47	21.46	25.84	29.95
Interest rate spread	1.05	2.72	2.40	2.98	2.85
Net interest margin	1.52	3.78	3.35	4.13	4.14
Efficiency ratio	93.40	65.25	63.85	63.18	59.89
Non-interest expense to average assets	2.26	2.96	2.86	3.08	2.94
Dividend payout ratio	138.00	55.65	54.76	55.70	57.14
CAPITAL RATIOS (at end of period):(1)
Stockholders' equity to assets	13.02	19.55	16.51	23.13	28.60
Tangible stockholders' equity to tangible assets	13.02	19.55	16.51	23.13	28.60

(1)
The selected financial data (except the ratios and statistical data) of Empire for each of the periods has been derived from Empire's consolidated financial statements. The selected financial data as of and for all other periods presented are derived from unaudited financial statements and reflect the adjustments, all of which are of a normal and recurring nature, which in the opinion of management are considered necessary for a fair presentation of the financial position and results of operations for such periods.

12

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

        Empire common stock is listed on the Nasdaq Stock Market under the symbol "EFBC." Sterling common stock is listed on the Nasdaq Stock Market under the symbol "STSA." The following table sets forth the high and low sale prices of shares of Sterling common stock and Empire common stock as reported on the Nasdaq Stock Market, and the cash dividends declared per share for the dates indicated. Sales prices in the table have been adjusted to reflect stock dividends. We urge you to obtain current market quotations.

	Sterling Common Stock		Empire Common Stock
	High	Low	High	Low	Dividends
2002
Third quarter	$20.30	$15.87	$18.98	$13.00	$.115
Second quarter	24.69	18.55	16.45	14.00	.115
First quarter	22.73	14.78	14.75	14.00	.115
2001
Fourth quarter	$13.66	$12.25	$15.05	$14.00	$.115
Third quarter	14.34	11.95	15.49	13.85	.115
Second quarter	12.62	10.91	14.50	13.19	.115
First quarter	11.23	9.47	13.98	12.00	.115
2000
Fourth quarter	$10.64	$7.99	$13.00	$11.63	$.11
Third quarter	9.21	7.73	14.19	11.81	.11
Second quarter	9.86	7.03	12.00	10.38	.11
First quarter	9.29	7.11	11.88	11.00	.11

        On September 18, 2002, the last full trading day before the public announcement of the proposed merger, Sterling's common stock closed at $18.50 per share and Empire's common stock closed at $13.63 per share. On [January 17, 2003], a date just prior to the time of the printing of this proxy statement/prospectus, Sterling's common stock closed at [$    ] per share and Empire's common stock closed at [$    ] per share.

        We advise you to obtain current market quotations for Sterling common stock and Empire common stock. Past price performance is not necessarily indicative of likely future performance. The market prices of Sterling common stock and Empire common stock at any time before the merger, and the market price of Sterling common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted, beyond the upper and lower limits thereof, for any increases or decreases in the market price of Sterling common stock that occur before the merger becomes effective.

        Sterling has never paid cash dividends on its shares of common stock. Empire has agreed not to pay cash dividends before the merger without Sterling's written consent. If the merger is not completed, Empire presently intends to pay dividends in 2003 and thereafter consistent with past practices. Sterling has no present intention to pay cash dividends on its common stock before or after the merger.

13

SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA
(UNAUDITED)

        The following table sets forth information about earnings per share, dividends per share and book value per share and similar information reflecting the merger. You can use this table to understand how the merger would have affected Sterling's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the periods described below. The first item listed on each category gives you historical information relating to Sterling. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Sterling and Empire have incorporated to this proxy statement/prospectus or have filed previously with the SEC. See "Where You Can Find More Information" on page 44.

        The pro forma and pro forma equivalent per share data in the following table is presented for comparative purposes only and is not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma table is presented.

	As of or for the Year Ended December 31, 2001	As of or for the Nine Months Ended September 30, 2002
Book value per common share
Sterling	$14.28	$16.43
Empire	19.15	19.02
Sterling pro forma(1)	14.86	16.74
Basic earnings per common share
Sterling	$1.47	$1.52
Empire	.84	(.25)
Sterling pro forma(2)	1.40	1.34
Diluted earnings per common share
Sterling	$1.44	$1.47
Empire	.84	(.25)
Sterling pro forma(2)	1.37	1.30
Cash dividends per common share
Sterling	$—	$—
Empire	.46	.345
Sterling pro forma	.05	.04

(1)
Amount represents the net worth (shareholders' equity) for Sterling and Empire divided by the sum of the number of shares outstanding for Sterling and Empire multiplied by the exchange ratio, assumed to be 0.9905 shares of Sterling stock for each share of Empire stock. The assumed exchange ratio is equal to the average of the minimum and maximum number of shares of Sterling common stock that will be exchanged for each share of Empire common stock pursuant to the merger agreement.

(2)
Per share amount represents the sum of net income for Sterling and Empire divided by the sum of the number of shares outstanding for Sterling and Empire multiplied by the assumed exchange ratio.

14

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption "Forward-Looking Information" beginning on page 44, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

Because the market price of Sterling common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive.

        The market value of Sterling common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of Sterling and Empire common stock may vary for many reasons, including changes in the business, operations or prospects of Sterling or Empire, market assessments of the likelihood that the merger will be completed and general market and economic conditions. Because the merger will be completed after the special meeting, the prices of Sterling and Empire common stock on the date of the special meeting may not be indicative of their prices on the date the merger is completed. We urge you to obtain current market quotations for Sterling and Empire common stock.

The exchange ratio for Empire common stock to be received in the merger has a collar that limits the amount of shares you may receive.

        Regardless of the market prices of Sterling and Empire common stock at the effective time of the merger, Empire stockholders will receive no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Empire common stock they own.

Sterling may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Sterling's ability to realize anticipated cost savings and to combine the businesses of Sterling and Empire in a manner that does not materially disrupt the existing business of Empire and that permits growth opportunities to occur. If Sterling is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Failure to complete the merger could negatively impact Empire's stock price and future business and operations.

        If the merger is not completed for any reason, the price of Empire common stock may decline to the extent that the current market price of Empire common stock reflects an assumption that the merger will be completed. Further, if the merger is terminated and Empire's board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, Empire is prohibited from soliciting, initiating, participating in any negotiations regarding, or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Sterling. In certain circumstances, Empire may be obligated to pay a termination fee if the merger agreement is terminated.

The price of Sterling common stock may be affected by factors different from those affecting the price of Empire common stock.

        Upon completion of the merger, the holders of Empire common stock will become holders of Sterling common stock. Sterling's business differs from that of Empire, and Sterling's results of operations and the price of Sterling common stock may be affected by factors different from those that

15

affected Empire's results of operations and the price of Empire common stock before the merger. Sterling's results could also be adversely affected if losses on Empire's assets are higher than currently anticipated. For a discussion of Sterling's and Empire's businesses and factors to consider in connection with those businesses, you should carefully review the financial statements and other documents which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" on page 44.

16

THE EMPIRE SPECIAL MEETING

Date, time, place and purpose of Empire's special meeting

        The special meeting of Empire's stockholders will be held at 10:00 a.m. local time on [February 21, 2003], at the [the main office of Empire Bank, 123 South Main Street, Livingston, Montana 59047]. At the meeting, Empire's stockholders as of the record date will be asked to adopt the merger agreement with Sterling. This proxy statement/prospectus is first being sent to holders of Empire common stock on or about [January 21, 2003] and is accompanied by a form of proxy that is being solicited by the Empire board of directors for use at the special meeting and any adjournment or postponement thereof.

Record date; outstanding shares; shares entitled to vote

        Only holders of record of Empire common stock at the close of business on the record date, [January 6, 2003], are entitled to notice of and to vote at the special meeting. As of the record date, there were [                        ] shares of Empire common stock outstanding, held of record by approximately [            ] stockholders. Each holder of Empire common stock is entitled to one vote for each share of Empire common stock owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against adoption of the merger agreement.

        As provided in Empire's certificate of incorporation, if any person acquired beneficial ownership of more than ten percent of the outstanding common stock of Empire without prior approval of two-thirds of Empire's directors, after five years from the date of Empire's conversion to a federal stock savings bank, the holders of such shares would be entitled to cast only one-hundredth of a vote for each share held in excess of the ten percent limit.

Participants in the Empire Bank ESOP

        If a stockholder is a participant in the Empire Bank Employee Stock Ownership Plan ("ESOP"), the proxy card represents a voting instruction to the trustee of the ESOP as to the number of shares in the participant's plan account. Each participant may direct the trustee as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP, and allocated shares for which no voting instructions are received from participants, will be voted by the trustee, to the extent not inconsistent with its fiduciary obligations, in the same proportion as shares for which the trustee has received voting instructions.

Quorum; vote required

        The required quorum for the transaction of business at the special meeting is a majority of the shares of Empire common stock outstanding on the record date, represented in person or by proxy. The affirmative vote of the holders of a majority of the outstanding shares of Empire common stock is required to adopt the merger agreement.

Voting of proxies

        The Empire board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed postage-paid envelope. All properly signed proxies received by Empire and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to adopt the merger agreement.

        We do not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the

17

special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Recommendation of Empire's board of directors

        Empire's board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

Share ownership of management

        As of the record date, Empire's directors and executive officers collectively owned [            ] shares of Empire common stock, or approximately [            ] percent of Empire's outstanding shares. All of Empire's executive officers and directors have executed voting agreements with Sterling, under which they have agreed to vote their shares in favor of the merger.

How to revoke your proxy

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  •
  delivering to Empire a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  •
  signing and delivering to Empire a proxy card relating to the same shares and bearing a later date; or

  •
  attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

        Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your ownership of the shares.

Abstentions and broker nonvotes

        Only shares affirmatively voted for adoption of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "for" the merger agreement. Abstentions and broker nonvotes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

        Brokers who hold shares of Empire common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. If your broker holds your Empire stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

Voting electronically via Internet or telephone

        A large number of banks and brokerage firms provide stockholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

18

Expenses of proxy solicitation

        The enclosed proxy is solicited by and on behalf of Empire's board of directors. Empire will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Empire and its agents also may solicit proxies by mail, telephone, facsimile or in person. Empire intends to reimburse persons who hold Empire stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Certificates

        You should not send in any certificates representing Empire common stock. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Empire stock certificates.

19

THE MERGER

        This section of the proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger.

Background of the merger

        Empire is the holding company for Empire Bank, a savings bank with branches in five Montana communities, and Dime Insurance, an insurance agency with three locations. Empire was founded in Livingston, Montana in 1923 and completed a conversion from a federal mutual savings and loan association to a federal stock savings bank in 1996, which resulted in the Empire common stock becoming publicly-traded on Nasdaq.

        Commencing in 1999, Empire adopted a strategy to increase its commercial banking activities to complement its traditional savings and consumer oriented activities. The increase in commercial banking activities was undertaken to, among other things, utilize the capital raised in its conversion in 1996, to enhance stockholder value and to provide for growth of Empire through entry into additional product lines and geographic markets.

        In November, 2001, Empire was approached on an unsolicited basis by a regional bank holding company about the possibility of a merger of the two institutions. Empire indicated a willingness to discuss alternatives. In late 2001 and early 2002, Empire and the regional bank holding company engaged in limited discussions as to the possible merger transaction. Empire, among other things, requested assistance from Davidson and considered various strategic alternatives, including operating as a stand-alone entity, identifying and pursuing other acquisition opportunities, actively seeking a merger partner or engaging in further discussions with the regional bank holding company. The board determined to pursue further discussions with the regional bank holding company and Empire received a non-binding term sheet outlining the general terms of a proposed merger in April 2002. Empire engaged Davidson on a formal basis to serve as its financial advisor with regard to the proposed transaction. After further negotiations, Davidson made a presentation to Empire's board on May 14, 2002, to discuss the proposed transaction, including the relative value of the two institutions, the terms of the proposed transaction, the financial performance of the potential partner and alternatives to the transaction. Empire's board determined to sign the non-binding term sheet.

        Several issues arose during negotiation of a definitive agreement and due diligence relating to the proposed merger with the regional bank holding company. The parties were unable to reach agreement on these issues and on July 22, 2002 the Empire Board of Directors held a telephone meeting to discuss the status of the transaction. At the July 22, 2002 meeting the board directed management to establish time frames for resolution of outstanding issues and terminate discussions if a satisfactory resolution was not timely reached.

        During late July, 2002, Mr. Ruegamer received an unsolicited letter from Sterling Financial Corporation indicating an interest in discussing a merger between Empire and Sterling. Mr. Ruegamer also received several other unsolicited indications of interest to acquire Empire during late July 2002. Chairman of the Empire board Ed Doig, Mr. Ruegamer, and representatives from Davidson and Empire's legal counsel discussed the unsolicited indications of interest on a conference call on July 29, 2002. Following the conference call, Empire decided to provide an approximately two week period in which due diligence information would be supplied in response to the Sterling inquiry and other inquiries and to require the interested parties, if any, to present a term sheet for consideration by the Empire board. Non-disclosure agreements were signed on July 30, 2002, and due diligence information was exchanged over the next several weeks. Empire and its financial advisor held numerous discussions with the various parties regarding, among other things, the existing condition and future prospects of Empire.

20

        Two non-binding term sheets were submitted to Empire during the week of August 12, 2002. On August 13, 2002, the existing term sheet from the regional bank holding company was withdrawn. A board meeting was held on August 15, 2002, during which the Sterling term sheet and a second term sheet from an unrelated party were presented to the Empire board. Based on a variety of factors discussed below, the board determined to move forward based upon the Sterling term sheet. The non-binding term sheet was signed on August 15, 2002 and due diligence commenced. Both parties began work on an Agreement and Plan of Merger.

        On September 19, 2002, Empire's board met to review the final Agreement and Plan of Merger, which confirmed the final terms of the proposed merger. A representative of Davidson made a presentation regarding the financial terms of the proposed merger and discussed with Empire's board, among other things, the financial performance of Empire and Sterling. Empire's board received the oral opinion of Davidson, later confirmed in writing, that as of that date, the exchange ratio set forth in the proposed merger agreement would be fair from a financial point of view to holders of Empire common stock.

        Empire's outside legal counsel also reviewed certain legal matters with Empire's board, including a detailed review of the proposed merger agreement, the board's fiduciary duties in the context of the proposed transaction and other relevant aspects of applicable law. Following these presentations and discussions, Empire's board determined that the merger is fair to, and in the best interests of, Empire and its stockholders. The Empire board approved the merger and the merger agreement and related agreements, and resolved to unanimously recommend that the stockholders of Empire vote to adopt the merger agreement. Empire's board authorized senior management to execute and deliver the proposed merger agreement and related documents.

        Empire and Sterling executed the merger agreement and related documents on September 19, 2002. On that afternoon, after trading closed on Nasdaq, the companies issued a joint press release announcing the execution of the merger agreement.

Empire's reasons for the merger

        At its September 19, 2002 meeting, the Empire board unanimously determined that the merger is fair to and in the best interests of Empire and its stockholders. In reaching its decision to approve the merger agreement and to unanimously recommend that Empire stockholders adopt the merger agreement, the board considered numerous factors taken as a whole, none of which were accorded any particular or relative weight, and consulted with senior bank management as well as its legal, accounting and financial advisors. The factors considered included:

  •
  the written opinion of Davidson delivered to the board of directors that the consideration to be received under the merger agreement is fair to Empire's stockholders from a financial point of view;

  •
  the value and form of consideration to be received by Empire stockholders pursuant to the merger agreement, and the premium represented relative to Empire's historical common stock price;

  •
  the historical stock price performance and liquidity of Empire and Sterling common stock, and the resulting relative interests of Empire and Sterling stockholders in the earnings and common equity of the combined company;

  •
  the benefits to Empire, its customers, employees and communities of operating as a substantially larger organization, including enhancements in products and services, greater geographical diversity of loan and deposit originations, higher lending limits, and greater financial resources;

21

  •
  each of Empire and Sterling's financial and operational history and prospects, including earnings, return on capital, capital levels and asset quality;

  •
  the financial and growth prospects, as well as risk mitigation, for Empire and its stockholders of a business combination with Sterling as compared to continuing to operate as a stand-alone entity and the associated business risks, including maintaining high levels of concentration of assets and deposits in relatively rural markets, transitioning to a commercial bank strategy, and current industry conditions;

  •
  the compatibility of Empire's and Sterling's cultures and the opportunity for continuity of employment for most of Empire's employees following consummation of the merger;

  •
  the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive, and the prospect of the merger to provide the scale and resources required;

  •
  the plan of Mr. Ruegamer, Empire's President and Chief Executive Officer, to retire within a relatively short time period, regardless of the merger, and the succession planning issues that his retirement would present;

  •
  the ability of Empire stockholders to receive the merger consideration on a tax-deferred basis;

  •
  the likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger would be completed;

  •
  the expected qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and

  •
  the other terms of the merger agreement.

        In the course of its deliberations regarding the merger, the Empire board also considered the following information which the Empire board determined did not outweigh the benefits to Empire and its stockholders expected to be generated by the merger:

  •
  the fact that Sterling has not paid a dividend in its recent history, and has no plans to pay cash dividends for the foreseeable future;

  •
  the floating nature of the consideration to be received by Empire stockholders should Sterling's stock price move outside of the collars of the exchange ratio;

  •
  the effect of the $1.2 million termination fee in favor of Sterling, including the risk that the termination fee might discourage third parties from offering to acquire Empire by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to Sterling's willingness to enter the merger agreement;

  •
  the risk that the merger would not be consummated; and

  •
  other matters described in the section entitled "Risk Factors."

        The foregoing discussion of the information considered by the Empire board is not intended to be exhaustive but includes all of the material factors considered by the Empire board. In reaching its determination to approve and recommend the merger, the Empire board did not assign any relative or specific weights to the factors considered in reaching that determination and individual directors may have given differing weights to different factors. Given the above, Empire's board determined that the merger agreement is in the best interests of Empire and its stockholders and unanimously approved the merger agreement.

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Recommendation of Empire's board of directors

        After carefully evaluating these factors, both positive and negative, Empire's board of directors has determined that the merger is fair to, and in the best interests of, Empire and its stockholders. Empire's board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement.

Opinion of Empire's financial advisor

        Empire's board retained Davidson on an exclusive basis in May 2002, to provide investment banking advice and financial advisory services in connection with the merger. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Empire's board of directors retained Davidson based on its experience, expertise and familiarity with Empire and other financial institutions in the Northwest and Rocky Mountain regions of the U.S., as well as its experience as a financial advisor in mergers and acquisitions.

        On September 19, 2002, Davidson presented its fairness opinion to Empire's board of directors at the meeting during which the directors considered and approved the merger agreement. The Davidson fairness opinion stated that, as of the date of the meeting, the consideration to be paid by Sterling pursuant to the merger agreement is fair, from a financial point of view, to the holders of Empire common stock. The full text of the Davidson opinion, which sets forth the assumptions made, matters considered and limits on its review, is attached as Annex D. The summary of the Davidson opinion in this proxy statement/prospectus qualified in its entirety by reference to the full text of such opinion.

        Davidson's opinion is directed to Empire's board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting of stockholders with respect to the merger.

Summary of Financial Terms of Proposed Merger.

        Davidson reviewed the financial terms of the proposed transaction. Based on the $18.30 per share closing price of Sterling on September 17, 2002, Davidson calculated an implied aggregate transaction value of $29.7 million, which includes $29.0 million for all common stock and $0.7 million for outstanding stock options. This equates to a value of $19.25 per share of Empire common stock. Based upon the implied transaction value to common stockholders and Empire's June 30, 2002 financial information, Davidson calculated the following ratios:

•	Implied value/Book value	102%
•	Implied value/Last twelve months earnings per share	93.3	x
•	Implied value/Average earnings (1997 through 2001)	22.5	x
•	Implied value/Assets	13.6%

        Davidson noted that the implied transaction value represented a 37.2% premium over the September 17, 2002 closing price of Empire common stock of $14.03.

Review Procedures.

        In connection with providing its opinion, Davidson reviewed and analyzed:

  •
  the merger agreement;

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  •
  certain publicly available financial statements and regulatory information concerning Empire and Sterling;

  •
  certain internal financial statements and other financial and operating data of Empire and Sterling provided to Davidson by management of Empire and Sterling;

  •
  the past and current operations, financial condition, and future prospects of Empire and Sterling, as discussed with their executive managements;

  •
  securities data of publicly traded financial institutions;

  •
  the financial terms, to the extent available, of certain merger and acquisition transactions;

  •
  the pro forma contributions of Empire and Sterling, as well as the results that the combined corporation could produce based upon estimates and assumptions provided by management of Empire and Sterling, as well as research reports published by securities firms covering Sterling; and

  •
  other analyses and reviews, as it deemed appropriate.

        In connection with its review, Davidson relied upon and assumed the accuracy and completeness of all of the information provided to Davidson or made publicly available. Davidson does not assume any responsibility for independent verification of the information. Empire management does not create, nor use, internally prepared financial projections. However, Davidson assumed that the assumptions and estimates of management used to build financial projections in conjunction with the merger were reasonable. Davidson also assumed the internal confidential financial projections prepared by both managements were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the combined operations, and did not independently verify the validity of the assumptions made.

        Davidson did not make any independent evaluation or appraisal of the assets and liabilities of Empire or Sterling, nor was Davidson furnished with any appraisals. Davidson did not examine individual loan files of Empire or Sterling. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses.

        Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertakings or other actions, which may be imposed or required in the course of obtaining regulatory approval for the merger. Davidson's opinion was necessarily based upon economic, market and other conditions in effect on, and the information made available to Davidson as of, September 19, 2002. No limitations were imposed on Davidson regarding the scope of its investigation or otherwise by Empire or Sterling.

Valuation Methods.

        In connection with providing its opinion, Davidson performed a variety of financial analyses, including those summarized in the following sub-sections. The information provided in these sections is not a complete description of the analyses that Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In performing its analyses, Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Empire, Sterling, the combined company and Davidson.

        The summary analyses presented by Davidson to Empire's board of directors on September 19, 2002, included the following:

  •
  Pro Forma Merger Analysis

24

  •
  Relative Contributions Analysis

  •
  Discounted Dividend and Terminal Value Analysis

  •
  Comparable Public Company Analysis

  •
  Analysis of Thrift Acquisition Transactions

Pro Forma Merger Analysis.

        Davidson analyzed certain pro forma effects resulting from the merger. For purposes of Davidson's analysis, Davidson assumed no revenue enhancements and only immediately identifiable expense savings as a result of the merger that totaled approximately $700,000. The analysis indicated that the merger would result in earnings dilution per Sterling share for the twelve months ended June 30, 2002 of 8.9%, and for the full fiscal year 2003 of 5.8%. The analysis also indicated that the merger would result in book value and tangible book value accretion per Sterling share at June 30, 2002 of 2.0% and 5.3%, respectively. On a pro forma basis, at June 30, 2002, Sterling's assets would increase from $3.1 billion to $3.3 billion, its deposits would increase from $2.0 billion to $2.1 billion and its stockholders' equity would increase from $187 million to $215 million. The analysis also indicated that for the twelve months ended June 30, 2002, Sterling's return on ending assets would decrease from 0.65% to 0.63%, and its return on ending equity would decrease from 10.8% to 9.7%.

Relative Contributions Analysis.

        In preparing its opinion, Davidson also reviewed the relative financial contributions of Empire and Sterling to certain pro forma balance sheet and income statement items of the combined entity at and for the twelve months ended June 30, 2002. The table below shows the percentage contributions and the implied pro forma ownership percentages. Dollar amounts and shares are in thousands.

				Contribution
	Empire	Sterling	Combined(1)	Empire	Sterling
Assets	$213,303	$3,088,078	$3,301,381	6.5%	93.5%
Net Loans	74,123	2,173,176	2,247,299	3.3%	96.7%
Deposits	170,226	1,979,219	2,149,445	7.9%	92.1%
Book Value	28,471	186,778	215,249	13.2%	86.8%
Tangible Book Value	28,471	142,801	171,272	16.6%	83.4%
LTM Net Income	311	20,121	20,432	1.5%	98.5%
2002 (e) Income	360	22,329	22,689	1.6%	98.4%
2003 (e) Income	1,184	24,718	25,902	4.6%	95.4%
Market Capitalization	$21,200	$218,500	$239,700	8.8%	91.2%
Pro Forma
Merger Shares(2)	1,586	11,941	13,527	11.7%	88.3%

(1)
Does not include purchase adjustments discussed in "Pro Forma Merger Analysis."

(2)
Based on shares exchanged as if the Sterling Closing Price were computed as of September 17, 2002.

        Davidson noted that based on earnings, Empire contributes between 1.5% and 4.6% of pro forma earnings, depending on the period analyzed. Based on balance sheet measures excluding book value, Empire contributes between 3.3% and 7.9% of the pro forma results. Empire contributes between 13.2% and 16.6% of book value and tangible book value, respectively. Using June 30, 2002 market capitalizations, Empire contributes 8.8% of the pro forma result. Using the Sterling Closing Price at September 17, 2002, Empire stockholders would receive approximately 11.7% of the shares of the pro

25

forma entity, which exceeds Empire's contribution of earnings, market capitalization, assets, loans, and deposits, but is less than Empire's contribution of book value and tangible book value.

Discounted Dividend and Terminal Value Analysis.

        To further assess the value of the proposed consideration to be received by Empire stockholders in the merger, Davidson compared the merger consideration to the present value of the future streams of after-tax cash flows that Empire could produce through 2007 and distribute to stockholders ("dividendable net income"). In this analysis, Davidson assumed that Empire performed in accordance with the estimates provided to Davidson by the management of Empire, and that Empire could pay out up to 100% of its net income with the constraint that its equity to assets ratio be maintained at a minimum of 10%. In addition, Empire would be able to make immediate special distributions, given its high current capitalization level, and still maintain its equity-to-asset ratio at 10%. Davidson examined the value of Empire by adding the present value of estimated dividendable net income (including special distributions) for 2002 through 2007. Davidson also computed the estimated terminal value of Empire at the end of the year 2007 by applying a multiple of 12 times estimated 2007 earnings. Davidson used a range of discount rates for the dividendable net income and terminal value of between 8% and 12%. The discounted dividend analysis indicated a reference range of $26.1 million to $29.1 million in aggregate value, or $17.29 to $19.30 per Empire common share. These values compare to the aggregate acquisition consideration of $29.0 million, or $19.25 per Empire common share, using Sterling's closing price on September 17, 2002 of $18.30.

Comparable Public Company Analysis.

        Using publicly available information, Davidson compared financial information and market trading information of Empire and Sterling based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality to certain thrifts.

        For the purpose of such analysis, the financial information used by Davidson is at and for the six months ended June 30, 2002. Market price information is as of September 17, 2002. For comparison to Empire, Davidson used the following 12 exchange-traded thrifts, all of which had market capitalizations of under $250 million as of September 17, 2002, and which were located in the states of Montana, Idaho, Wyoming, Washington and Oregon:

Cascade Financial Corporation Crazy Woman Creek Bancorp Firstbank NW Corporation First Mutual Bancshares Heritage Financial Corp. Horizon Financial Corp.	Klamath First Bancorp Oregon Trail Financial Riverview Bancorp, Inc. Sterling Financial Corp. Timberland Bancorp, Inc. United Financial Corp.

        Davidson's analysis showed the following concerning Empire's and Sterling's financial performance:

	Empire	Sterling	Comparable Company Average
Return on average assets	0.19%	0.75%	1.03%
Return on average equity	1.4%	13.0%	10.0%
Net interest margin	1.65%	3.28%	4.05%
Efficiency ratio	82.5%	64.7%	63.7%
Ratio of equity to assets	13.4%	6.1%	11.2%
Ratio of nonperforming assets to total assets	1.6%	0.9%	0.4%

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        Davidson also examined various measures of market performance, including, but not limited to, price to book value, earnings and assets and compared average thrift multiples of the universe described above to Empire and Sterling's multiples. Davidson's analysis showed the following concerning Empire's and Sterling's market valuation, using share prices as of September 17, 2002:

	Empire(1)		Sterling		Comparable Company Average
Price to book value	74%		117%		114%
Deposit Premium	-4.3%		1.6%		1.6%
Price to 2002 earnings	33.4	x	9.7	x	14.4	x
Price to 2003 earnings	14.3	x	8.9	x	12.3	x
Price to assets	9.9%		7.1%		10.4%

(1)
Earnings multiples are based on 2002 and 2003 earnings estimates as published by D.A. Davidson & Co.'s research department.

        Davidson's analysis further showed the following concerning Empire and Sterling's market performance:

  •
  Empire's returns on assets and equity were substantially below its peer group due largely to a low net interest margin and due in part to higher non-interest expenses. Empire also had a higher ratio of nonperforming assets to total assets. Empire's capital ratios were well in excess of its peers.

  •
  Sterling produced a greater return on equity and a lesser return on assets than did its peers. Sterling's net interest margin was slightly below its peer group and its efficiency ratio was comparable with peers. It had a greater percentage of nonperforming assets and its ratio of equity to assets was below the peer group.

  •
  Empire traded at a significant discount to book value (74%), which was well below the comparable company average of 114%. Sterling traded at par with the group at 117%.

  •
  Both Empire and Sterling traded at a discount to the peer group on a price to assets basis, with Empire at 9.9%, Sterling at 7.1% and the peer group at 10.4%.

  •
  Due to its low earnings levels, Empire trades at a significant premium to its peer group on every earnings measure, including a multiple of 66.8x trailing twelve-month earnings.

  •
  Sterling trades at a significant discount to the peer group on an earnings basis, trading at 10.8x trailing twelve-month earnings, 9.7x 2002 earnings and 8.9x 2003 earnings. Sterling's 2002 and 2003 earnings estimates were taken from Institutional Brokers Estimate Service consensus estimates.

Analysis of Thrift Acquisition Transactions.

        Davidson also evaluated the merger consideration in view of the prices and multiples paid in other thrift merger and acquisition transactions. Davidson examined both broad transaction databases and specific transactions in the region to derive average pricing multiples using the following categories of transactions:

Group 1	All thrift acquisitions in the United States between January 1, 2002 and August 21, 2002, as compiled by SNL Securities. A total of 31 transactions are represented.

27

Group 2
All thrift acquisitions in the United States of institutions with between $100 million and $300 million in assets between January 1, 1999 and August 21, 2002. A total of 62 thrift acquisitions are represented.
Group 3
Thrift acquisitions in the United States of institutions with high levels of nonperforming assets (over one percent nonperforming assets to total assets), between January 1, 1999 and August 21, 2002. A total of 28 thrift acquisitions are represented.
Group 4
All thrift acquisitions with less than $1.1 billion in assets in the Northwest and Rocky Mountain states, including Montana, Wyoming, Washington, Oregon, Idaho, Utah, North Dakota and South Dakota, between January 1, 1999 and August 21, 2002. A total of two thrift acquisitions are represented.

        Davidson obtained the pricing multiples for comparable thrift acquisitions by comparing the transaction value for common stockholders at announcement to the respective institution's latest twelve-month earnings, book value and assets. Davidson also derived an estimated forward earnings multiple for the comparable transactions by applying a 15% discount to latest twelve months earnings multiple. It then utilized that multiple and estimated 2003 earnings to compute an implied value for Empire.

        As illustrated in the table below, Davidson derived an imputed range of values per share of Empire common stock of $4.16 to $31.15 based on the median multiples for Groups 1, 2 and 3 and a range of $3.63 to $20.20 for the Group 4 transactions. Based on Sterling's closing stock price of $18.30 on September 17, 2002, the implied transaction value of the merger per share of Empire common stock as calculated by Davidson is $19.25.

	Group 1			Group 2			Group 3			Group 4
Transaction Value to:	Median		Inputed Value	Median		Inputed Value	Median		Inputed Value	Median		Inputed Value

LTM EPS	27.5	x	$5.78	19.8	x	$4.16	21.9	x	$4.60	17.3	x	$3.63
2003 EPS	23.9	x	18.88	17.2	x	13.59	19.0	x	15.01	15.0	x	11.85
Book Value	165%		31.15	130%		24.54	127%		23.98	107%		20.20
Assets	NA		NA	16.2%		22.91	13.8%		19.52	11.3%		15.98

Relationship of Davidson to Empire and Sterling.

        Empire agreed to pay Davidson a fee of $450,000 for its financial advisory services and for rendering its fairness opinion. Of that amount, $150,000 was paid upon delivery of the fairness opinion and $300,000 will be paid on the closing date of the merger. Empire has also agreed to reimburse Davidson for its reasonable out-of-pocket expenses incurred in connection with its engagement. Empire also agreed to indemnify Davidson against certain expenses and liabilities, including liabilities under securities laws, incurred in connection with its engagement.

        Davidson has provided financial advisory services to Empire in the past, and has received customary compensation for those services. Davidson acts as a market maker in both Empire and Sterling common stock. In the ordinary course of Davidson's business, Davidson and its affiliates may actively trade securities of Empire and Sterling for their own account and for the accounts of customers, and may, therefore, at any time hold a long or short position in such securities.

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Sterling's reasons for the merger

        Sterling's board of directors has determined that the merger is in the best interests of Sterling and its stockholders and has approved the merger and the issuance of shares of Sterling common stock in the merger. In reaching its determination, Sterling's board of directors identified the opportunity to increase Sterling's capital by approximately $28.7 million as one of the primary reasons for entering into the merger agreement.

Structure of the merger

        Subject to the terms and conditions of the merger agreement and in accordance with Washington and Delaware law, at the completion of the merger, Empire will merge with and into Sterling. Sterling will be the surviving corporation and will continue its corporate existence under the laws of Washington and under the name "Sterling Financial Corporation." When the merger is completed, the separate corporate existence of Empire will terminate. Sterling's articles of incorporation and bylaws will be the articles and bylaws of the combined company. The board of directors of Sterling will continue as the board of directors of the combined company.

        The merger agreement provides that Sterling may change the structure of the merger. However, no such change may reduce the amount or change the form of consideration to be delivered to Empire stockholders, adversely affect the anticipated tax consequences to Empire stockholders in the merger, or delay or jeopardize receipt of any required regulatory approvals to complete the merger.

Exchange ratio; conversion of Empire common stock

        At the effective time of the merger, each outstanding share of Empire common stock will be automatically converted into the right to receive $19.25 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day trading period preceding the fifth trading day prior to the closing date is between $17.01 and $22.68. The closing price for Sterling common stock on [January 17, 2003] was [$            ]. The merger exchange ratio provides that, regardless of the closing price of Sterling common stock, you will receive no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Empire common stock that you own. Thus, you may receive more or less than $19.25 per share of Empire common stock in the merger. You will receive cash for any fractional share you would otherwise receive in the merger. The exchange ratio was determined through arm's-length negotiations between Sterling and Empire.

        The amount of cash that Sterling will pay you in lieu of a fractional share is equal to the average closing price of Sterling common stock on the Nasdaq Stock Market over the ten trading days preceding the fifth trading day before the closing date, multiplied by the fraction of a share of Sterling common stock to which you would otherwise be entitled. Empire stockholders will not receive interest on cash payments in lieu of fractional shares.

        The conversion of Empire common stock into the right to receive Sterling common stock will occur automatically at the effective time of the merger. At that time, all shares of Empire common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Each holder of a certificate representing shares of Empire common stock will cease to have any rights as a stockholder except the right to receive the Sterling common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Sterling common stock.

Treatment of options and employee stock purchase and benefit plans

        Empire has agreed to terminate or withdraw from all of Empire's employee benefit plans at or as soon as reasonably practicable after the effective time of the merger. Sterling has agreed to offer

29

Empire employees who remain at Sterling benefits commensurate with the benefits it gives to similarly situated Sterling employees. To the extent that credited periods of service determine eligibility, vesting and benefit accruals under any Sterling employee benefit plan, Sterling will credit former Empire employees for any service credit recognized by Empire or its subsidiaries with respect to eligibility and vesting under the Sterling plans, but not with respect to benefit accruals.

        The Empire Federal Bancorp, Inc. 1997 Stock Option Plan is to be terminated pursuant to the terms of the Stock Option Plan as a result of the merger. Under the provisions of the Stock Option Plan, all outstanding options at the time of the merger shall become fully vested and automatically converted as of the effective time of the merger into the right to receive cash in an amount equal to the greater of: (i) the difference between the fair market value of Empire Stock as defined in the Stock Option Plan and the exercise price of the option; or (ii) the difference between the Sterling closing price as defined in the merger agreement multiplied by the exchange ratio and the exercise price of the option. No Sterling stock or options will be issued with respect to Empire stock options.

Interests of Empire's directors and executive officers in the merger

        When considering the recommendation of Empire's board of directors, you should be aware that some of Empire's directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, their interests as stockholders of Empire generally. These include, among other things, indemnification rights, potential acceleration of option vesting and other benefits and payments under certain agreements and employee benefit and retention plans.

  •
  Stock options.  All outstanding Empire options at the time of the merger will be 100% vested and canceled as of the effective time of the merger. Participants will be cashed out in an amount equal to the difference between the fair market value of the stock subject to the options on the effective date of the merger and the exercise price of the options.

  •
  Severance.  As a condition of termination of his employment agreement with Empire, Mr. Ruegamer will be paid approximately $522,000, including the value of certain medical insurance benefits. Empire is also a party to employment agreements with Mr. Cochran and Ms. Hanser that provide for a payment upon both a change in control and termination of employment. As a condition to entering into the merger, however, both Mr. Cochran and Ms. Hanser have agreed to waive their right to such payment in consideration for their new employment contracts with Sterling.

  •
  Indemnification.  Sterling has agreed that if the merger is completed, it will indemnify current or former directors and officers of Empire and its subsidiaries against liability arising from actions taken before the consummation of the merger. The right to indemnification will apply to actions commenced within six years from the effective date of the merger.

        Empire's board of directors was aware of and considered the interests of Empire's directors and executive officers in approving the merger agreement and recommending that Empire's stockholders adopt the merger agreement.

Restrictions on sales by affiliates of Empire and Sterling

        All shares of Sterling common stock received by Empire stockholders in connection with the merger will be freely transferable unless the stockholder is considered an affiliate of either Empire or Sterling under the Securities Act.

        Shares of Sterling common stock held by affiliates may be sold only under a registration statement or an exemption from registration under the Securities Act. Each of Empire's executive officers and directors, each of whom may be deemed to be an "affiliate" of Empire, as that term is defined under Rule 145 of the Securities Act, has signed a letter agreement with Sterling, agreeing that he or she will

30

sell, offer to sell or otherwise dispose of any Sterling common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act.

Material United States federal income tax consequences of the merger

        The following discussion summarizes the material United States federal income tax consequences to Empire and Empire's stockholders in connection with the merger. This summary does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. It does not deal with all federal income tax considerations that may be relevant to some Empire stockholders in light of their particular circumstances, such as dealers in securities, stockholders who do not hold their Empire common stock as capital assets and those subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address the tax consequences particular to Empire stockholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions, and does not address the effects of the merger on holders of Empire stock options. Moreover, it does not address the tax consequences of the merger under foreign, state or local tax laws.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO YOU.

        It is a condition to the merger that Empire receive an opinion from Holland & Hart, LLP that the merger will constitute a reorganization under Section 368 of the Code. Sterling will receive a similar opinion from its counsel, Witherspoon, Kelley, Davenport & Toole, P.S. The tax opinions will be based on and subject to certain assumptions and limitations as well as factual representations received from Empire and Sterling, as discussed below. An opinion of counsel represents only counsel's best legal judgment, has no binding effect or official status of any kind and contrary positions may be taken by the Internal Revenue Service or a court considering the issues. Neither Empire nor Sterling has requested or will request a ruling from the IRS with regard to any of the United States federal income tax consequences of the merger. The tax opinions and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations and current administrative rulings and court decisions. Future legislative, judicial or administrative changes or interpretations may adversely affect the accuracy of the tax opinion or of the statements and conclusions in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

        Assuming the merger qualifies as a tax-free reorganization, the material United States federal income tax consequences of the merger are as follows:

  •
  Nature of the merger.  Empire and Sterling will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code if the merger is carried out in the manner provided in the merger agreement.

  •
  Consequences to Empire.  Empire will not recognize gain or loss upon Sterling's issuance of Sterling common stock to Empire's stockholders in the merger and the transfer by operation of law of Empire's assets and liabilities to Sterling upon consummation of the merger.

  •
  Consequences to Empire's stockholders.  No gain or loss will be recognized by Empire's stockholders upon their receipt in the merger of Sterling common stock, except to the extent of cash received in lieu of fractional shares of Sterling common stock.

        The aggregate tax basis of the Sterling common stock you receive in the merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the Empire common stock you surrendered in exchange for the Sterling common stock. The holding period of each share of

31

Sterling common stock you receive in the merger will include the period during which you held your Empire common stock.

        Cash payments in lieu of a fractional share should be treated as if a fractional share of Sterling common stock had been issued in connection with the merger and then redeemed by Sterling. If you receive cash, you should generally recognize a gain or loss at the time of that payment equal to any difference between the amount of cash received and your basis in the fractional share (which will be a pro rata portion of your basis in the Sterling common stock received in the merger).

        A successful challenge by the IRS to the tax-free reorganization status of the merger would result in Empire's stockholders recognizing a taxable gain or loss for each share of Empire common stock surrendered, equal to the difference between the stockholder's basis in that share and the fair market value, as of the effective date of the merger, of the Sterling common stock received in exchange for the Empire share, plus any cash received. This gain or loss would be treated as capital gain or loss for each stockholder. In that event, a stockholder's aggregate basis in Sterling common stock received would equal the fair market value of such stock at the effective date of the merger and the holding period for the stock would begin on the day after the effective date of the merger.

Accounting treatment of the merger

        Sterling expects to account for the merger using the purchase method of accounting in accordance with generally accepted accounting principles.

Exchange of Empire stock certificates for Sterling stock certificates

        You should not send Empire common stock certificates to Empire or Sterling at this time. After the closing of the merger, the exchange agent will send a letter of transmittal to all Empire stockholders of record. This letter will instruct you as to how to exchange your Empire common stock certificates for Sterling common stock certificates. As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of Sterling common stock, together with a check representing the cash payment for any fractional share.

Conditions to completion of the merger

        The obligations of each of Sterling and Empire to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the approval and adoption of the merger agreement by Empire's stockholders;

  •
  the approval by the Nasdaq Stock Market of the listing of the shares of Sterling common stock to be issued in connection with the merger;

  •
  the receipt of all required regulatory approvals;

  •
  the effectiveness of the registration statement relating to the Sterling common stock to be issued in connection with the merger;

  •
  the absence of any statute, rule, regulation, order, decree or injunction prohibiting the merger;

  •
  the receipt by each of Empire and Sterling of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes;

  •
  the accuracy of the other party's representations and warranties in the agreement, except in respects that do not have a material adverse effect, and the receipt by each party of a certificate to that effect from designated executive officers of the other party; and

32

  •
  the performance in all material respects by both parties of their covenants and obligations under the merger agreement and the receipt by each party of a certificate to that effect from designated executive officers of the other party.

        The obligations of Sterling to effect the merger are further subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived, including:

  •
  the absence of any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, by any governmental entity which imposes any restriction or a condition which would be reasonably likely to have a material adverse effect on Empire, Sterling or the surviving company;

  •
  Sterling shall have received resignations from each director of Empire and its subsidiaries;

  •
  receipt by Sterling of agreements from each affiliate of Empire relating to restrictions on disposition of Sterling shares received by such affiliates; and

  •
  Sterling shall have entered into satisfactory employment or consulting contracts with William H. Ruegamer, Kenneth P. Cochran and Cathy Hanser.

Representations and warranties

        The merger agreement contains customary representations and warranties of each of Empire and Sterling relating to, among other things:

  •
  organization and related matters;

  •
  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  required consents and approvals;

  •
  the accuracy of SEC filings and the information contained in those documents;

  •
  financial statements;

  •
  the absence of broker's fees;

  •
  the absence of undisclosed liabilities and material adverse changes;

  •
  legal proceedings;

  •
  taxes and tax returns;

  •
  employee benefit plans;

  •
  regulatory agreements;

  •
  reserves for losses;

  •
  compliance with applicable laws;

  •
  tax-free treatment of the merger under the Internal Revenue Code; and

  •
  the accuracy of information to be included in filings related to the merger.

        Empire has made additional representations and warranties relating to, among other things:

  •
  loans to its officers, directors, employees, certain stockholders and affiliates of such persons;

  •
  loan portfolio;

33

  •
  significant contracts;

  •
  the absence of state law impediments;

  •
  environmental matters;

  •
  properties and assets;

  •
  insurance;

  •
  intellectual property;

  •
  indemnification;

  •
  interests of officers and directors of Empire; and

  •
  the receipt of a fairness opinion from Empire's financial advisor.

Conduct of business before closing of the merger

        Sterling and Empire have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, it will take specified actions and decline to take specified actions, as described below.

        Each of Sterling and Empire has agreed that it will not, among other things:

  •
  take any action that would breach its respective representations and warranties under the merger agreement;

  •
  take any action that will result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement except as may be required by applicable law; or

  •
  take or omit to take any other action that would materially adversely affect or materially delay the obtaining of required regulatory approvals or its ability to consummate the transactions contemplated by the merger agreement.

        Empire has agreed that it and its subsidiary will carry on their businesses in the ordinary course consistent with past and prudent practices, and use its reasonable best efforts to preserve intact their business organizations, keep their present officers, consultants and employees and preserve their goodwill with customers and others having business with them. In addition, Empire has agreed that, except as contemplated or permitted by the agreement or with the prior written consent of Sterling, neither it nor any of its subsidiaries will:

  •
  declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

  •
  split, combine or reclassify any shares of its capital stock or issue, or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or repurchase or otherwise acquire any shares of their capital stock;

  •
  issue or authorize the issuance of capital stock, rights, warrants or options to acquire any such shares other than issuance of shares upon exercise of outstanding options;

  •
  amend its certificate of incorporation, bylaws or other similar governing documents;

  •
  make capital expenditures aggregating in excess of $10,000;

  •
  enter into any new line of business;

34

  •
  acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof;

  •
  change its methods of accounting in effect at December 31, 2001 except as required by changes in GAAP as concurred in by Empire's independent auditors;

  •
  except as required by law or the merger agreement, adopt, renew or terminate any employee benefit plan between Empire and any of its officers, directors or employees;

  •
  except for normal annual increases in pay consistent with past practice, increase the compensation of any employee or director, or with certain exceptions, enter into, modify or renew any contract or commitment with any director, officer or employee providing for payment of compensation or benefits;

  •
  hire any new employee at an annual compensation in excess of $25,000;

  •
  pay expenses of employees or directors for conventions;

  •
  promote any employee to a rank of vice president or higher;

  •
  pay any retention or other bonuses to any employees;

  •
  incur any indebtedness for borrowed money or become responsible for the obligations of any entity;

  •
  sell, purchase, enter into a lease, relocate, open or close any office;

  •
  make any equity investment in real estate other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled debt restructuring in the ordinary course of business consistent with prudent business practices;

  •
  modify or make any new loans to any affiliated person;

  •
  make any investment or incur deposit liabilities other than in the ordinary course of business consistent with past practices, or make any equity investments;

  •
  purchase any loans or sell, purchase or lease any real property;

  •
  purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

  •
  originate: (i) any loans except in accordance with existing Empire Bank lending policies; (ii) unsecured consumer loans in excess of $25,000; (iii) commercial real estate first mortgage or other non-mortgage commercial loans in excess of $300,000 as to any loan or loans to related persons; or (iv) with certain exceptions, loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $300,000;

  •
  make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

  •
  sell any "held for investment" loans or servicing rights related thereto or purchase any mortgage loan servicing rights;

  •
  take or omit to take any other action that would materially adversely affect or materially delay the ability of Empire and Sterling to obtain the requisite regulatory approvals or otherwise materially adversely affect Empire's and Empire Bank's ability to consummate the transactions contemplated by the merger agreement; or

35

  •
  agree or commit to do any of the actions set forth above.

        In addition, Empire has agreed that it will:

  •
  call a special meeting of Empire stockholders for the consideration and adoption of the merger agreement and the transactions contemplated by the merger agreement; and

  •
  terminate or withdraw from all employee benefit plans at or as soon as reasonably practicable after the effective time of the merger.

Exclusivity

        Empire has agreed that it will not authorize or permit any of its officers, directors, employees or agents to: solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any "acquisition transaction" as that term is defined in the merger agreement. However, Empire may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may participate in such discussions or negotiations if the board of directors of Empire, upon consultation with its financial advisors and outside counsel, has determined in good faith that the failure to provide such information or participate in such negotiations or discussions would cause its members to breach their fiduciary duties under applicable laws. Empire must promptly communicate to Sterling, the material terms of any such proposal which it may receive in respect of any acquisition transaction and whether it is having discussions or negotiations with a third party about an acquisition transaction or providing information in connection with an acquisition transaction. Empire must execute a confidentiality agreement with any party involved in an acquisition transaction.

        Empire has agreed that its management and the board of directors will recommend adoption of the merger to Empire's stockholders and will oppose any third-party proposal or other action that is inconsistent with the merger agreement.

Termination of the merger agreement

        The merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, subject to some limitations, the merger agreement may be terminated by either Empire or Sterling if:

  •
  any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action;

  •
  the merger is not completed by June 30, 2003;

  •
  the Empire stockholders fail to adopt the merger at the special meeting;

  •
  there is a breach of any representation or warranty by the other party, if such breach has a material adverse effect on the breaching party and such breach has not been cured within 30 days following written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the closing;

  •
  there is a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party and such breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the closing;

  •
  the board of directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the merger agreement; or

36

  •
  an agreement for an acquisition transaction with respect to Empire is executed provided that Empire has complied with certain conditions and Empire's board of directors has determined in its good faith judgment, taking into account all financial, regulatory, legal and other aspects of such acquisition transaction and after receiving the written opinion of Davidson that the financial value of the consideration provided for in such acquisition transaction exceeds the financial value of the consideration for the merger, that the said acquisition transaction is:

  •
  reasonably capable of being completed; and

  •
  superior from a financial point of view to the holders of Empire common stock than the merger, taking into account all the terms and conditions of the merger agreement and having negotiated in good faith with Sterling to make such adjustments in the terms and conditions of the merger agreement as would enable Sterling to proceed with the merger on such adjusted terms.

Termination fees

        Empire has agreed to pay Sterling termination fees in certain events. Empire must pay Sterling a termination fee of $1.2 million in the event of a termination of the merger agreement for the reasons described in the third, sixth or seventh bullet points under "Termination of the merger agreement." The same fee will be payable in the event of a termination of the merger agreement for the reasons described in the fourth and fifth bullet points under "Termination of merger agreement," provided that if the breach by Empire giving rise to the termination was not willful on the part of Empire, the termination fee will be reduced to $150,000.

        The termination fees may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fee may also discourage persons from making an offer to acquire all of or a significant interest in Empire by increasing the cost of an acquisition. If Empire fails to timely pay the termination fee, Empire will pay the costs and expenses incurred by Sterling to collect such payment, together with interest.

Extension; waiver

        At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any other party's obligations under the merger agreement, waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents, and waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

Amendment of the merger agreement

        The merger agreement may be amended by Sterling and Empire at any time before or after adoption by Empire's stockholders, except that, after stockholder adoption, Empire and Sterling may not make any amendment which reduces the amount or changes the form of consideration to be received by Empire stockholders without the further adoption of Empire's stockholders.

Empire management voting agreements

        As a condition to the merger agreement, Sterling required Empire's directors and executive officers to enter into voting agreements. These voting agreements require Empire's directors and executive officers to vote all of the shares of Empire common stock they beneficially own in favor of the merger. As of [January 6, 2003], the record date, Empire's directors and executive officers collectively owned [            ] shares of Empire common stock, which represented approximately [            ] percent of Empire's outstanding common stock. None of Empire's directors or executive officers were paid additional consideration in connection with a voting agreement.

37

COMPARISON OF RIGHTS OF HOLDERS OF EMPIRE COMMON STOCK AND
STERLING COMMON STOCK

        After completion of the merger, the holders of Empire common stock will become stockholders of Sterling. Empire is a Delaware corporation. Sterling is a Washington corporation. Before the merger, the rights of stockholders of Empire are governed by Empire's certificate of incorporation, its bylaws and the Delaware General Corporation Law. After the merger, as Sterling stockholders, their rights will be governed by Sterling's articles of incorporation, its bylaws and the Washington Business Corporation Act.

        The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of Empire common stock under the articles of incorporation and bylaws of Sterling and the certificate of incorporation and bylaws of Empire. This summary is qualified in its entirety by reference to Sterling's articles of incorporation and bylaws, Empire's certificate of incorporation and bylaws and the relevant provisions of Washington and Delaware corporation law. This discussion is not intended to be a complete statement of the differences between Washington law and Delaware law and the differences between the Washington Business Corporation Act and the Delaware General Corporation Law should be considered when evaluating the comparative rights of Sterling and Empire stockholders. Copies of the charter documents are attached as exhibits to Empire's and Sterling's filings with the SEC. See "Documents incorporated by reference into this proxy statement/prospectus" on page 43 and "Where you can find more information" on page 44.

Board of directors

Empire.	Empire's certificate of incorporation provides that no action can be taken to decrease or increase the number of directors without approval of at least two-thirds of the directors then in office.
Sterling.
Sterling's bylaws provide that the number of directors may be increased or decreased by an amendment to the bylaws. Amendments to the bylaws may be adopted by Sterling's stockholders or by a majority of the board of directors without stockholder approval, subject to the Washington Business Corporation Act.

Right to call special meeting of stockholders

Empire.	A special meeting of the stockholders may not be called by anyone but the board of directors or by a committee of the board of directors duly designated by the board.
Sterling.
A special meeting of stockholders may be called by Sterling's board of directors or by the holders of ten percent of Sterling's voting shares entitled to vote on the proposals to be considered at the special meeting.

Preemptive rights

Empire.	Empire's certificate of incorporation provides that holders of Empire securities generally do not have preemptive rights. Any unissued securities may, however, be issued by Empire's board of directors with such terms as they deem advisable, including preemptive rights.
Sterling.	Sterling's articles of incorporation provide that Sterling stockholders shall not have preemptive rights.

38

Removal of directors

Empire.	Empire's certificate of incorporation requires that a director may be removed only for cause and only when the removal is approved by 80% of the outstanding shares of Empire capital stock authorized to vote at a stockholder meeting called for that purpose.
Sterling.
Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which provides that a director may be removed with or without cause by a simple majority of the shares authorized to vote.

Filling vacancies on the board of directors

Empire.	Empire's bylaws provide that any vacancy on Empire's board may be filled by the affirmative vote of two-thirds of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office.
Sterling.
Sterling's bylaws provide that any vacancy on Sterling's board may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall serve for the unexpired term of his predecessor in office.

Anti-takeover provisions

Empire.	Empire's certificate of incorporation provides that if any person shall acquire the beneficial ownership of more than ten percent of any class of Empire equity security without prior approval by two-thirds of the continuing directors, the acquiring person shall have limited voting power as specified in the certificate. This provision as well as other provisions in Empire's certificate of incorporation and bylaws may have an anti-takeover effect which may tend to perpetuate management.
Sterling.	Sterling's articles of incorporation contain provisions which may have an anti-takeover effect or which may tend to perpetuate management.

Related person transactions

Empire.	Empire's certificate of incorporation requires that certain transactions such as mergers, sales of assets or issuance of stock to a person or entity owning ten percent or more of Empire's outstanding common stock ("related person") with or into a related person must be approved by 80% of the outstanding Empire shares authorized to vote as well as a majority of the outstanding authorized shares that do not include the shares beneficially owned by a related person.
Sterling.	Sterling's articles of incorporation provide no special provisions for stockholder votes on transactions with related parties.

39

Amendment of articles and bylaws

Empire.	Empire's certificate of incorporation provides that certain specified articles may not be repealed, altered, amended or rescinded without approval by 80% of the outstanding shares authorized to vote. Empire's bylaws permit amendment to the bylaws by either two-thirds of the full board of directors or by 80% of the outstanding shares entitled to vote.
Sterling.
Sterling's articles of incorporation do not vary from the Washington Business Corporation Act which limits the amendments that the board of directors may make without stockholder approval. Sterling's bylaws, however, permit amendments, alterations and additions to the bylaws by a majority vote of the board of directors.

40

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
DIRECTORS OF EMPIRE

        The following table sets forth, as of November 1, 2002, information as to the shares of Empire common stock beneficially owned by each person who, to the knowledge of Empire, is the owner of more than five percent of the outstanding shares of Empire common stock, by each executive officer and director of Empire, and by the executive officers and directors of Empire as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding
Beneficial owners of more than 5%
Empire Bank Employee Stock Ownership Plan Trust(2)	192,428	13.0%
Directors(3)
Edwin H. Doig	25,552	*
Walter R. Sales	25,552	*
Burton Wastcoat	9,804	*
Beverly D. Harris	109,709	7.3%
Lewis P. Zimmer	200	*
Named Executive Officers(4)
William H. Ruegamer(5)	12,960	*
Kenneth P. Cochran(5)	5,592	*
All executive officers and directors as a group (7 persons)(3)	111,720	7.4%

*
Less than one percent of shares outstanding.

(1)
In accordance with rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he or she has voting or investment power with respect such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)
Under the terms of the ESOP, the trustee will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants to the extent not inconsistent with its fiduciary obligations under ERISA. As of November 1, 2002, 54,181 shares had been allocated to participant's accounts. The trustee of the ESOP is First Bankers Trust Company, Quincy, Illinois.

(3)
Includes vested and unvested shares in the Company's Management Recognition and Development Plan ("MRDP"). Participants in the MRDP exercise all rights incidental to ownership, including voting rights.

(4)
Under SEC regulation, the term "named executive officer" includes the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. Messrs. Ruegamer and Cochran were the Company's only "named executive officers" for the fiscal year ended December 31, 2001.

(5)
Messrs. Ruegamer and Cochran are also directors of the Company.

41

LEGAL MATTERS

        The validity of the Sterling common stock to be issued to Empire stockholders in the merger will be passed upon by Witherspoon, Kelley, Davenport & Toole, P.S. Witherspoon Kelley will also deliver to Sterling and Holland & Hart LLP will deliver to Empire opinions concerning certain federal tax consequences of the merger. Principals of Witherspoon Kelley own, in the aggregate, approximately 48,500 shares of Sterling common stock.

EXPERTS

        The financial statements of Sterling incorporated into this proxy statement/prospectus by reference to Sterling's Annual Report on Form 10-K for the year ended December 31, 2001 have been incorporated into this proxy statement/prospectus by reference in reliance upon the report of BDO Seidman, LLP, independent auditors, given upon their authority as experts in accounting and auditing.

        The financial statements of Sterling incorporated into this proxy statement/prospectus by reference to Sterling's Annual Report on Form 10-K for the years ended December 31, 2000 and 1999 have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon their authority as experts in and auditing and accounting.

        The consolidated financial statements of Empire Federal Bancorp. Inc. as of December 31, 2001 and 2000 and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

        Empire will hold a special meeting of Empire stockholders in the year 2003 only if the merger is not completed before the time of that meeting. If the merger is not completed as intended, any Empire stockholder who intends to present a proposal at Empire's 2003 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Empire at its main office at 123 South Main Street, Livingston, Montana, on or before December 21, 2002. Empire will not be required to include in its proxy statement a form of proxy or stockholder proposal that is received after that date or that otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC.

        Empire's certificate of incorporation provides that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days' notice of the meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. As specified in the certificate of incorporation, the written notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain information regarding the stockholder giving such notice. The notice with respect to business proposals to be brought before the meeting must state the stockholder's name, address and number of shares of common stock held, and briefly discuss the business to be brought before the meeting, the reasons for conducting such business at the meeting and any interest of the stockholder in the proposal.

42

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY
STATEMENT/PROSPECTUS

        This proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document.

        The SEC allows Sterling and Empire to incorporate information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Sterling and Empire have previously filed with the SEC. These documents contain important information about Sterling's and Empire's business and finances.

Sterling Filings	Period Covered or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2002 Quarter ended June 30, 2002 Quarter ended September 30, 2002
Definitive Proxy Statement for the Annual Meeting held on April 23, 2002	March 26, 2002
Current Report on Form 8-K	September 19, 2002
Empire Filings	Period Covered or Date Filed
Annual Report on Form 10-KSB	December 31, 2001
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2002 Quarter ended June 30, 2002 Quarter ended September 30, 2002
Definitive Proxy Statement for the Annual Meeting held on May 21, 2002	April 18, 2002
Current Reports on Form 8-K	September 19, 2002 May 9, 2002 March 21, 2002 January 23, 2002

        We also incorporate by reference any additional documents that Sterling or Empire files with the SEC after the date of this proxy statement/prospectus and before the date of the special meeting.

        This proxy statement/prospectus is dated [January 17, 2003]. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary. Please note that Sterling has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Sterling, and Empire has supplied all information relating to Empire. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with different information.

43

WHERE YOU CAN FIND MORE INFORMATION

        On your written or oral request, Sterling or Empire will provide you, without charge, with a copy of any of the documents incorporated by reference into this proxy statement/prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference. You should make any request for documents by [February 14, 2003] to ensure timely delivery of the documents.

        Requests for documents should be directed to Sterling and Empire at the following addresses, respectively:

Sterling Financial Corporation 111 North Wall Street Spokane, Washington 99201 (509) 458-2711	Empire Federal Bancorp, Inc. 123 South Main Street Livingston, Montana 59047 (406) 222-1981

        Both Sterling and Empire file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of Sterling's and Empire's reports, proxy statements and other information may be inspected and copied at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, Sterling and Empire file reports and other information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. The common stock of Sterling and Empire are listed on the Nasdaq Stock Market and Sterling's and Empire's reports and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Sterling also maintains a website at http://www.sterlingsavingsbank.com. The information on Sterling's website is not part of this proxy statement/prospectus.

        Sterling has filed a registration statement on Form S-4 to register with the SEC the Sterling common stock to be issued to Empire's stockholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.

FORWARD-LOOKING INFORMATION

        This document, including information included or incorporated by reference in this document may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. This forward-looking information includes, but is not limited to, statements about: (i) the benefits of the merger between Sterling and Empire, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) Sterling's and Empire's plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and (iii) other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning generally intended to identify forward-looking information. This forward-looking information is based upon the current beliefs and expectations of the management of Sterling and Empire and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, this forward-looking information is subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking information because of numerous possible uncertainties.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking information: (1) the

44

businesses of Sterling and Empire may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of Empire may fail to adopt the merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Sterling's and Empire's markets could adversely affect operations; and (10) an economic slowdown could adversely affect credit quality and loan originations. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking information is discussed in Sterling's and Empire's reports (such as Annual Reports on Form 10-K and 10-KSB, Quarterly Reports on Form 10-Q and 10-QSB and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC's Internet site (http://www.sec.gov).

        Sterling and Empire caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking information concerning the proposed transaction or other matters attributable to Sterling or Empire or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Sterling and Empire do not undertake any obligation to update any forward-looking information to reflect circumstances or events that occur after the date the forward-looking information is made.

45

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING FINANCIAL CORPORATION

AND

EMPIRE FEDERAL BANCORP, INC.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STERLING FINANCIAL CORPORATION AND EMPIRE FEDERAL BANCORP, INC.

	3.24	Insider Interests	A-21
	3.25	Fairness Opinion	A-21
	3.26	Tax and Accounting Treatment of Merger	A-21
	3.27	Empire Information	A-21
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF STERLING		A-21
	4.1	Corporate Organization	A-21
	4.2	Capitalization	A-22
	4.3	Authority; No Violation	A-22
	4.4	Consents and Approvals	A-23
	4.5	Reports	A-23
	4.6	Financial Statements; Exchange Act Filings; Books and Records	A-24
	4.7	Broker's Fees	A-24
	4.8	Absence of Certain Changes or Events	A-24
	4.9	Legal Proceedings	A-25
	4.10	Taxes and Tax Returns	A-25
	4.11	Employee Plans	A-25
	4.12	Regulatory Agreements	A-25
	4.13	Reserves for Losses	A-25
	4.14	Compliance with Applicable Laws	A-26
	4.15	Tax and Accounting Treatment of Merger	A-26
	4.16	Sterling Information	A-26
	4.17	Undisclosed Liabilities	A-26
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS		A-26
	5.1	Covenants of Empire	A-26
	5.2	Covenants of Sterling	A-29
	5.3	Merger Covenants	A-30
ARTICLE VI	ADDITIONAL AGREEMENTS		A-30
	6.1	Regulatory Matters	A-30
	6.2	Access to Information	A-31
	6.3	Stockholder Meetings	A-32
	6.4	Legal Conditions to Merger	A-32
	6.5	Stock Exchange Listing	A-32
	6.6	Employees	A-32
	6.7	Indemnification	A-33
	6.8	Subsequent Interim and Annual Financial Statements	A-34
	6.9	Additional Agreements	A-34
	6.10	Advice of Changes	A-34
	6.11	Current Information	A-34
	6.12	Execution and Authorization of Institution Merger Agreement	A-35
	6.13	Change in Structure	A-35
	6.14	Transaction Expenses of Empire	A-35
	6.15	Affiliate Agreements	A-35
ARTICLE VII	CONDITIONS PRECEDENT		A-35
	7.1	Conditions to Each Party's Obligation To Effect the Merger	A-36
	7.2	Conditions to Obligations of Sterling	A-37
	7.3	Conditions to Obligations of Empire	A-37

ARTICLE VIII	TERMINATION AND AMENDMENT		A-37
	8.1	Termination	A-37
	8.2	Effect of Termination	A-39
	8.3	Amendment	A-39
	8.4	Extension; Waiver	A-39
ARTICLE IX	GENERAL PROVISIONS		A-40
	9.1	Closing	A-40
	9.2	Nonsurvival of Representations, Warranties and Agreements	A-40
	9.3	Expenses	A-40
	9.4	Notices	A-40
	9.5	Interpretation	A-41
	9.6	Counterparts	A-41
	9.7	Entire Agreement	A-41
	9.8	Governing Law	A-41
	9.9	Enforcement of Agreement	A-41
	9.10	Severability	A-41
	9.11	Publicity	A-42
	9.12	Assignment; Limitation of Benefits	A-42

EXHIBITS

A	Institution Merger Agreement
B	Empire Disclosure Schedule
C(1)	Certificate of Merger
C(2)	Articles of Merger
D	Form of Agreement of Empire Affiliates
E	Stockholders Agreement

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of September 19, 2002 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and Empire Federal Bancorp, Inc., a Delaware corporation ("Empire").

        WHEREAS, the Boards of Directors of Sterling and Empire have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Empire will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger");

        WHEREAS, prior to the consummation of the Merger, Sterling and Empire will respectively cause Sterling Savings Bank, a Washington State chartered savings and loan association and wholly-owned subsidiary of Sterling, and Empire Bank ("Empire Bank"), a federal stock savings bank and wholly-owned subsidiary of Empire, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of Empire Bank with and into Sterling Savings Bank, with Sterling Savings Bank, a Washington State-chartered savings and loan association, being the "Surviving Institution" of the Institution Merger;

        WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1  THE MERGER.

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Empire shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Empire shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

        1.2  EFFECTIVE TIME.

        The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the certificate of merger (the "Certificate of Merger") in the form attached as Exhibit C(1) hereto which shall be filed with the Secretary of State of the State of Delaware on the Closing Date and the articles of merger (the "Articles of Merger") in the form attached as Exhibit C(2) hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

        1.3  EFFECTS OF THE MERGER.

        At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware General Corporation Law (the "DGCL") and Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

        1.4  CONVERSION OF EMPIRE COMMON STOCK.

          (a)  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Empire Common Stock, each share of Empire Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into a number of shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock") determined in accordance with the following:

              (i)  if the Sterling Closing Price (as defined below) is less than or equal to $17.01, the Exchange Ratio will be equal to 1.132;

            (ii)  if the Sterling Closing Price is greater than $17.01 but is less than $22.68, the Exchange Ratio will be adjusted so that the Exchange Ratio will equal the quotient (rounded to the nearest thousandth) obtained by dividing $19.25 by the Sterling Closing Price; and

            (iii)  if the Sterling Closing Price is equal to or greater than $22.68, the Exchange Ratio will be equal to 0.849.

  The "Sterling Closing Price" shall mean the price equal to the average (rounded to the nearest thousandth) of each Daily Sales Price of Sterling Common Stock for the ten Trading Days immediately preceding the Determination Date.

  "Daily Sales Price" for any Trading Day means the daily closing price per share of Sterling Common Stock on the Nasdaq Stock Market reporting system, as reported on the website of www.nasdaq.com ("NASDAQ").

  "Trading Day" means a day that Sterling Common Stock is traded on NASDAQ.

  "Determination Date" means the fifth business day immediately prior to the Closing Date.

          (b)  All of the shares of Empire Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of Empire Common Stock (each a "Certificate") shall thereafter represent the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Empire Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Empire Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

          (c)  At the Effective Time, all shares of Empire Common Stock that are owned by Empire as treasury stock and all shares of Empire Common Stock that are owned directly or indirectly by Sterling or Empire or any Subsidiary of Empire or Sterling (except for any issued and outstanding shares held in trust pursuant to the Empire 1997 Management Recognition and Development Plan or the Empire Bank Stock Ownership Plan) shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor.

          For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

          (d)  Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Empire Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by the Sterling Closing Price. Following consummation of the Merger, no holder of Empire Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

        1.5  STERLING COMMON STOCK.

        Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

        1.6  OPTIONS.

        At the Effective Time, each option granted by Empire, pursuant to the Empire Federal Bancorp, Inc. 1997 Stock Option Plan (the "Empire Stock Option Plan"), to purchase shares of Empire Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into the right to receive cash in an amount equal to the greater of:

          (a)  the difference between the "Fair Market Value" of Empire Stock as defined in the Empire Stock Option Plan and the exercise price of the option; or

          (b)  the difference between the Sterling Closing Price multiplied by the Exchange Ratio and the exercise price of the option.

        Optionees entitled to cash payments shall receive such payments, without interest and less applicable withholdings, within five business days of the Closing Date.

        1.7  ARTICLES OF INCORPORATION.

        At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

        1.8  BYLAWS.

        At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

        1.9  DIRECTORS AND OFFICERS.

        At the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

        1.10 TAX CONSEQUENCES.

        It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

        1.11 ACCOUNTING TREATMENT.

        It is intended that the Merger shall be accounted for as a "purchase" under generally accepted accounting principles ("GAAP").

ARTICLE II
EXCHANGE OF SHARES

        2.1  STERLING TO MAKE SHARES AVAILABLE.

        At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, Mellon Investor Services, LLC, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Empire Common Stock.

        2.2  EXCHANGE OF SHARES; PAYMENT FOR OPTIONS.

          (a)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Empire Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Empire shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Empire Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

          (b)  No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Sterling Common Stock into which the holder's Empire Common Stock shall have been converted.

          (c)  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of any unexercised options a form letter of transmittal and instructions for use in effecting the payment referred to in Section 1.6 hereof.

          (d)  No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of an unexercised option.

          (e)  If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (f)    After the Effective Time, there shall be no transfers on the stock transfer books of Empire of the shares of Empire Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

          (g)  Any portion of the Exchange Fund that remains unclaimed by the stockholders of Empire for six months after the Effective Time shall be returned to Sterling. Any stockholders of Empire who have not theretofore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Empire Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Empire, the Exchange Agent or any other person shall be liable to any former holder of shares of Empire Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EMPIRE

        Empire hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

        3.1  CORPORATE ORGANIZATION.

          (a)  Empire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Empire has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Empire is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). Empire Bank and Dime Service Corporation ("Dime") are the only Subsidiaries of Empire. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit B (the "Empire Disclosure Schedule") sets forth true, correct and complete copies of the Certificate of Incorporation and Bylaws of Empire as in effect as of the date of this Agreement.

          (b)  Empire Bank is a federal stock savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of Empire Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by Law, and all premiums and assessments due FDIC in connection therewith have been paid by Empire Bank. Empire Bank is a "qualified thrift lender" as defined in Section 10(m) of HOLA and the liquidation account established by Empire Bank in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account (including subaccounts) are complete and accurate in all material respects. Dime is the only Subsidiary of Empire Bank. Dime is duly authorized as a general insurance agency by the Commissioner of Insurance for the State of Montana. Empire Bank and Dime, respectively, have the corporate or other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Section 3.1(b) of the Empire Disclosure Schedule sets forth true, correct and complete copies of the Charter and Bylaws of Empire Bank and the Articles of Incorporation and Bylaws of Dime as in effect as of the date of this Agreement.

          (c)  The minute books of Empire and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the stockholders, the Boards of Directors and all standing committees of the Boards of Directors since January 1, 1997.

          (d)  The term "Material Adverse Effect" with respect to Sterling, Empire or the Surviving Corporation, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or the ability of such party to timely perform its obligations under, and to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) any action or omission of Sterling, Empire or any Subsidiary of either of them taken with the prior written consent of Sterling or Empire, as applicable, contemplated by this Agreement and (iv) any changes in general economic, market or political conditions affecting banks, thrifts or their holding companies generally provided that the effect of such changes described in this clause (iv) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

        3.2  CAPITALIZATION.

          (a)  The authorized capital stock of Empire consists of 4,000,000 shares of Empire Common Stock, par value $.01 per share and 250,000 shares of preferred stock, par value $.01 per share. As of the date hereof, there are: (x) 2,592,100 shares of Empire Common Stock issued and outstanding, including 192,428 shares held by the Empire Bank Stock Ownership Plan (the "Empire ESOP") and 15,554 shares held by and 88,130 shares allocated pursuant to the Empire 1997 Management Recognition and Development Plan (the "Empire MRDP"); (y) 1,084,457 shares of Empire Common Stock held in Empire's treasury; and (z) no shares of Empire Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 259,210 shares of Empire Common Stock reserved for issuance pursuant to the Empire Stock Option Plan (of which options for 226,628 shares are currently outstanding). No shares of the said preferred stock are issued and outstanding. All of the issued and outstanding shares of Empire Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Empire Stock Option Plan and the Empire MRDP, Empire does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Empire Common Stock or any other equity security of Empire or any securities representing the right to purchase or otherwise receive any shares of Empire Common Stock or any other equity security of Empire. The names of each optionee, the date of each option to purchase Empire Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Empire Stock Option Plan are set forth in Section 3.2(a) of the Empire Disclosure Schedule and no such option expires more than ten years from the date of the grant thereof.

          (b)  Empire owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Empire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

        3.3  AUTHORITY; NO VIOLATION.

          (a)  Empire has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Empire. The Board of Directors of Empire, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Empire stockholders and resolved to recommend that the holders of the Empire Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote by the holders of a majority of the outstanding shares of Empire Common Stock, no other corporate proceedings on the part of Empire (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Empire and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Empire, enforceable against Empire in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)  Empire Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Empire Bank, and by Empire as the sole stockholder of Empire Bank prior to the Effective Time. All corporate proceedings on the part of Empire Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Empire Bank, will be duly and validly executed and delivered by Empire Bank and will (assuming due authorization, execution and delivery by Sterling Savings Bank) constitute a valid and binding obligation of Empire Bank, enforceable against Empire Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)  Neither the execution and delivery of this Agreement by Empire or the Institution Merger Agreement by Empire Bank, nor the consummation by Empire or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Empire or its Subsidiaries with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate or Articles of Incorporation or Bylaws of Empire or its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Empire or its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Empire or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Empire or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          (d)  For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization including, without limitation, the OTS, the FDIC, the SEC and any self-regulatory organization (each, a "Governmental Entity").

        3.4  CONSENTS AND APPROVALS.

          (a)  Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Institution Merger with the OTS and approval of such applications and notices, (ii) the filing with the SEC of a registration statement (the "Registration Statement") to register the shares of Sterling Common Stock to be issued in connection with the Merger which Registration Statement will include the proxy statement/prospectus (the "Proxy Statement/Prospectus") to be used in soliciting the requisite approval of Empire stockholders at a meeting of such stockholders to be held in connection with this Agreement and the transactions contemplated hereby, including any adjournments thereof (the "Empire Meeting"), (iii) approval of the listing of the Sterling Common Stock to be issued in connection with the Merger on NASDAQ or a national securities exchange, (iv) the approval of this Agreement by the requisite vote of the stockholders of Empire pursuant to the Empire Certificate of Incorporation and the DGCL, (v) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and (vi) the filings and Empire Bank Board of Directors and Empire Bank shareholder approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with (1) the execution and delivery by Empire of this Agreement; (2) the consummation by Empire of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Empire Bank of the Institution Merger Agreement; and (4) the performance by Empire Bank of the Institution Merger Agreement and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)  Empire has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

        3.5  LOAN PORTFOLIO; REPORTS.

          (a)  Except as disclosed in Section 3.5(a) of the Empire Disclosure Schedule, neither Empire nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer, employee or five percent or greater stockholder of Empire or any of its Subsidiaries, or any Affiliated Person of the foregoing.

          For the purposes of this Agreement, "Affiliated Person" shall mean director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

          (b)  Since January 1, 1996, Empire and its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with all Governmental Entities. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal OTS or FDIC examinations conducted in the regular course of the business of Empire and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Empire or any of its Subsidiaries since January 1, 1997.

        3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Empire has previously made available to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Empire and its Subsidiaries as of December 31, 2001 and the related audited consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the fiscal years 2001 and 2000, inclusive, as reported in Empire's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of KPMG, LLP, independent public accountants with respect to Empire and (ii) the unaudited consolidated balance sheets of Empire and its Subsidiaries as of June 30, 2002 and December 31, 2001 and the related unaudited consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the three- and six-month periods ended June 30, 2002, as reported on Empire's Quarterly Report on Form 10-QSB for the period ended June 30, 2002 filed with the SEC under the Exchange Act. Empire will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Empire and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for the quarter ended September 30, 2002, in the form Empire expects to file under the Exchange Act in connection with its Form 10-QSB for the quarter ended September 30, 2002. The financial statements referred to in this Section 3.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Empire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. Empire's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 and all reports subsequently filed under the Exchange Act (the "Empire Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Empire has previously delivered or made available to Sterling true, correct and complete copies of such reports. The books and records of Empire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

        3.7  BROKER'S FEES.

        Neither Empire nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Empire has engaged, and will pay a fee to D.A. Davidson & Co. ("Davidson") in accordance with the terms of a letter agreement between Davidson and Empire, dated May 6, 2002, a true, complete and correct copy of which is set forth in Section 3.7 of the Empire Disclosure Schedule.

        3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)  Except as disclosed in any Empire Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Empire nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Empire nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Empire nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Empire nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Empire nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Empire or any of its Subsidiaries, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Empire.

          (b)  Empire and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

        3.9  LEGAL PROCEEDINGS.

          (a)  Neither Empire nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Empire or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Empire or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

          (b)  There is no injunction, order, judgment or decree imposed upon Empire, its Subsidiaries or the assets of Empire or its Subsidiaries.

        3.10 TAXES AND TAX RETURNS.

          (a)  Except as described in Section 3.10(a) of the Empire Disclosure Schedule, each of Empire and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income Tax Returns of Empire and its Subsidiaries has been satisfied for all years to and including 2001. Neither the Internal Revenue Service ("IRS") nor any other Governmental Entity has notified Empire of, or otherwise asserted, that there are any material deficiencies with respect to the income Tax Returns of Empire. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Empire or any of its Subsidiaries, nor has Empire or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income Tax Return for any period.

          For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

          For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

        3.11 EMPLOYEE PLANS.

          (a)  Section 3.11(a) of the Empire Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Empire or any of its Subsidiaries or any other entity which together with Empire would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Empire or any of its Subsidiaries or any ERISA Affiliate has any liability (collectively, the "Plans").

          (b)  Empire has previously provided to Sterling true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last year, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary Plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding two Plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, (vi) all substantive correspondence relating to any such Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency and (vii) all Forms 5310 for each Plan filed for the preceding six Plan years.

          (c)  Except as set forth at Section 3.11(c) of the Empire Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Empire or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Empire or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Empire and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Empire, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Empire or any of its Subsidiaries of incurring a material liability thereunder, (vii) none of Empire, its Subsidiaries or any ERISA Affiliate has incurred, and Empire does not expect that any such entity will incur, any material withdrawal liability with respect to a "multi employer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all contributions or other amounts payable by Empire, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (ix) neither Empire nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which Empire or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Empire, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Empire or any of its Subsidiaries that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument, (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement and (xiv) Empire, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code.

        3.12 CERTAIN CONTRACTS.

          (a)  Except as set forth at Section 3.12 of the Empire Disclosure Schedule, neither Empire nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Institution Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether severance, change of control or otherwise) becoming due from Sterling, Empire or any of their Subsidiaries, to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Empire or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, (vi) that is material and is not made in the ordinary course of business or pursuant to which Empire or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any entity, (vii) not fully disclosed in the financial statements contemplated by Section 3.6 that relates to borrowings of money (or guarantees thereof by Empire, or any of its Subsidiaries), other than in the ordinary course of business, or (viii) is a lease or similar arrangement with annual rental payments of $10,000 or more. Section 3.12(a) of the Empire Disclosure Schedule sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Empire or any of its Subsidiaries is a party. No action taken or notice given as provided in Section 1.6 hereof will violate the terms of the Empire Stock Option Plan, constitute a violation of any Laws or give rise to liability to any option holder. Section 3.12(a) of the Empire Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Empire. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Empire Disclosure Schedule, is referred to herein as an "Empire Contract," and neither Empire nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation or imminent violation of any Empire Contract by any other party thereto.

          (b)  (i) Each Empire Contract is a valid and binding commitment of Empire and is in full force and effect, (ii) each of Empire and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Empire Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Empire or any of its Subsidiaries under any such Empire Contract.

        3.13 REGULATORY AGREEMENTS.

        Neither Empire nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a "Regulatory Agreement"), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Empire or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        3.14 STATE TAKEOVER LAWS.

        Empire and its Board of Directors have taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Empire's Certificate of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

        3.15 ENVIRONMENTAL MATTERS.

        There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Empire or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental

Laws"), pending or, to the knowledge of Empire, threatened against Empire or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Empire. To the knowledge of Empire, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Empire. To the knowledge of Empire, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries' participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Empire. Neither Empire nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Empire.

        3.16 RESERVES FOR LOSSES.

        All reserves or other allowances for possible losses reflected in Empire's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Empire nor any of its Subsidiaries has been notified by the OTS, the FDIC, any other regulatory authority or by Empire's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Empire or any of its Subsidiaries in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC, any other regulatory authority or Empire's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Empire or any of its Subsidiaries. Section 3.16 of the Empire Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any regulatory examiner as special mention, substandard, doubtful, loss, criticized, credit risk assets, concerned loans or words of similar import. All OREO, if any, held by Empire or any of its Subsidiaries is being carried at fair value.

        3.17 PROPERTIES AND ASSETS.

        Section 3.17 of the Empire Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Empire and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which Empire or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Empire or any of its Subsidiaries is a party; and (iv) all items of Empire's or any of its Subsidiaries' tangible personal property and equipment with a net book value of $10,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in Empire's consolidated financial statements as of December 31, 2001 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with Empire's or any of its Subsidiaries' use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2001, and (e) items listed in Section 3.17 of the Empire Disclosure Schedule, Empire and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in the consolidated financial statements of Empire as of December 31, 2001, free and clear of all material liens, claims, charges and other encumbrances. Empire and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Empire and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Empire, comply in all material respects with all Laws relating thereto now in effect. Empire and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Empire or any of its Subsidiaries is a party are valid and binding obligations of Empire or any of its Subsidiaries in accordance with the terms thereof. Neither Empire nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by Empire or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Empire or any of its Subsidiaries under any such lease. To the knowledge of Empire, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by Empire or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

        3.18 INSURANCE.

          (a)  Empire and its Subsidiaries are insured with such insurers against such risks and in such amounts as the management of Empire reasonably has determined to be prudent in accordance with industry practice. Empire and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Empire and its Subsidiaries, Empire or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

          (b)  The existing insurance carried by Empire and its Subsidiaries is sufficient for compliance by Empire and its Subsidiaries with all requirements of Law and agreements to which Empire or its Subsidiaries are subject. Section 3.18 of the Empire Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Empire and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Empire Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

        3.19 COMPLIANCE WITH APPLICABLE LAWS.

        Each of Empire and its Subsidiaries has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Empire nor its Subsidiaries have received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

        3.20 LOANS.

          (a)  All loans owned by Empire or any of its Subsidiaries, or in which Empire or any of its Subsidiaries has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

          (b)  All loans owned by Empire or any of its Subsidiaries, or in which Empire or any of its Subsidiaries has an interest, have been made or acquired by Empire in all material respects in accordance with board of director-approved loan policies. Each of Empire and its Subsidiaries holds the loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; all loans owned by Empire and its Subsidiaries are with full recourse to the borrowers, and neither Empire nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting creditors' rights and remedies generally. Except as set forth at Section 3.20(b) of the Empire Disclosure Schedule, all loans purchased or originated by Empire or any of its Subsidiaries and subsequently sold by Empire or any of its Subsidiaries have been sold without recourse to Empire or any of its Subsidiaries and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports prepared by Empire and its Subsidiaries, which reports include all loans delinquent or otherwise in default, are set forth in Section 3.20(b) of the Empire Disclosure Schedule. True, correct and complete copies of the currently effective lending policies of Empire and its Subsidiaries have been furnished or made available to Sterling.

          (c)  Except as set forth in Section 3.20(c) of the Empire Disclosure Schedule, each outstanding loan participation sold by Empire or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Empire or any of its Subsidiaries) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Empire or any of its Subsidiaries for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Empire and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

          (d)  Each of Empire and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

        3.21 UNDISCLOSED LIABILITIES.

        Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Empire included in the Empire Form 10-QSB for the quarter ended June 30, 2002 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, neither Empire nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Empire.

        3.22 INTELLECTUAL PROPERTY RIGHTS.

        Empire and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Neither Empire nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Empire nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

        3.23 INDEMNIFICATION.

        Empire has no knowledge of any action or failure to take action by any director, officer, employee or agent of Empire or any Empire Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from Empire or any Empire Subsidiary under the Certificate or Articles of Incorporation, Bylaws or Laws applicable to Empire or any Empire Subsidiary.

        3.24 INSIDER INTERESTS.

        All outstanding Loans and other contractual arrangements (including deposit relationships) between Empire or any Empire Subsidiary and any officer, director or employee of Empire or any Empire Subsidiary conform to applicable Laws. Except as disclosed in Section 3.24 of the Empire Disclosure Schedule, no officer, director or employee of Empire or any Empire Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Empire or any Empire Subsidiary.

        3.25 FAIRNESS OPINION.

        Empire has received an opinion from Davidson dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Empire Common Stock from a financial point of view.

        3.26 TAX AND ACCOUNTING TREATMENT OF MERGER.

        As of the date of this Agreement, Empire is not aware of any fact or state of affairs relating to Empire that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

        3.27 EMPIRE INFORMATION.

        The information relating to Empire and its Subsidiaries to be provided by Empire to be contained in the Registration Statement and the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STERLING

        Sterling hereby makes the following representations and warranties to Empire, each of which is being relied upon by Empire as a material inducement to Empire to enter into and perform this Agreement.

        4.1  CORPORATE ORGANIZATION.

          (a)  Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. Sterling is duly registered as a savings and loan holding company with the OTS under HOLA. The Restated Certificate of Incorporation and Bylaws of Sterling, copies of which have previously been made available to Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

          (b)  Sterling Savings Bank is a Washington State chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Washington. The deposit accounts of Sterling are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due FDIC in connection therewith have been paid by Sterling. Sterling Savings Bank has the corporate or other power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Empire. The Charter and Bylaws of Sterling Savings Bank, copies of which have previously been made available to Empire, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        4.2  CAPITALIZATION.

          (a)  The authorized capital stock of Sterling as of the date hereof consists of 20,000,000 shares of Sterling Common Stock, of which 11,940,668 shares were outstanding at July 31, 2002 and 10,000,000 shares of preferred stock, par value $1.00 per share ("Sterling Preferred Stock"), no shares of which were outstanding at July 31, 2002. At such date, there were options outstanding to purchase 818,509 shares of Sterling Common Stock. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or Sterling Preferred Stock or any other equity securities of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or Sterling Preferred Stock.

          (b)  Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the common and preferred stock of Sterling Savings Bank are pledged to U.S. Bank as security for its loans to Sterling.

        4.3  AUTHORITY; NO VIOLATION.

          (a)  Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. No other corporate proceedings on the part of Sterling are necessary to approve this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Empire of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors' rights and remedies generally.

          (b)  Sterling Savings Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank, and by Sterling as the sole stockholder of Sterling Savings Bank prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank, will be duly and validly executed and delivered by Sterling Savings Bank and will

  (assuming due authorization, execution and delivery by Empire Bank) constitute a valid and binding obligation of Sterling Savings Bank, enforceable against Sterling Savings Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

          (c)  Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank, nor the consummation by Sterling or Sterling Savings Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or Sterling Savings Bank, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Sterling or the Charter or Bylaws of Sterling Savings Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or Sterling Savings Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or Sterling Savings Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or Sterling Savings Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

        4.4  CONSENTS AND APPROVALS.

          (a)  Except for (i) the approval of the Merger by the OTS, (ii) the filing and effectiveness of the Registration Statement, (iii) the approval of this Agreement by the requisite vote of the stockholders of Empire pursuant to the Empire Certificate of Incorporation and the DGCL, (iv) the filing of the Articles of Merger with the Secretary of State of Washington pursuant to the WBCA and the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with NASDAQ (or such other exchange as may be applicable) in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Sterling of this Agreement and the consummation by Sterling of the transactions contemplated except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on the ability to consummate the transactions contemplated hereby.

          (b)  As of the date of this Agreement, Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

        4.5  REPORTS.

        Since January 1, 2000, Sterling and Sterling Savings Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since January 1, 2000.

        4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

        Sterling has previously made available to Empire true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years 2001 and 2000, inclusive, as reported in Sterling's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers LLP and BDO Seidman, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of June 30, 2002 and December 31, 2001 and the related unaudited consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the three- and six-month periods ended June 30, 2002, as reported on Sterling's Quarterly Report on Form 10-Q filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all subsequently filed reports under the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Empire true, correct and complete copies of such reports. The books and records of Sterling and Sterling Savings Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        4.7  BROKER'S FEES.

        Neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement.

        4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a)  Except as disclosed in Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and all reports subsequently filed by Sterling under the Exchange Act, true, correct and complete copies of which have previously been delivered or made available to Empire, since December 31, 2001, no event has occurred which has had, or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)  Since December 31, 2001, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

        4.9  LEGAL PROCEEDINGS.

          (a)  Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Sterling or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

          (b)  There is no injunction, order, judgment or decree imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries.

        4.10 TAXES AND TAX RETURNS.

        Each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income tax returns of Sterling and its Subsidiaries has been satisfied for all years to and including December 31, 2001. The IRS has not notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

        4.11 EMPLOYEE PLANS.

        Sterling has heretofore made available for inspection, or delivered (if requested) to Empire true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Sterling Plans") by Sterling or any of its Subsidiaries. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Sterling Plan. The Sterling Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

        4.12 REGULATORY AGREEMENTS.

        Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or Sterling Savings Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        4.13 RESERVES FOR LOSSES.

        All reserves or other allowances for possible losses reflected in Sterling's most recent financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor Sterling Savings Bank has been notified by the OTS, the FDIC, any other regulator authority or by Sterling's independent auditor, in writing or otherwise, that the reserves or other allowances for possible loan losses reflected in Sterling's most recent financial statements referred to in Section 4.6 are inadequate or that the practices and policies of Sterling or Sterling Savings Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements or that the OTS, the FDIC, any other regulatory authority or Sterling's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Sterling or Sterling Savings Bank. Sterling has previously furnished Empire with a complete list of all extensions of credit or OREO that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO held by Sterling or Sterling Savings Bank is being carried net of reserves at fair value.

        4.14 COMPLIANCE WITH APPLICABLE LAWS.

        Sterling and each Sterling Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

        4.15 TAX AND ACCOUNTING TREATMENT OF MERGER.

        As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code.

        4.16 STERLING INFORMATION.

        The information relating to Sterling and its Subsidiaries to be provided by Sterling to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Empire or its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.17 UNDISCLOSED LIABILITIES.

        Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Sterling included in the Sterling Form 10-Q for the quarter ended June 30, 2002 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2001, neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1  COVENANTS OF EMPIRE.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Institution Merger Agreement, or with the prior written consent of Sterling, Empire and Empire Bank shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Empire will use its reasonable best efforts to (x) preserve its business organization and that of Empire Bank intact, (y) keep available to itself and Sterling the present services of the employees of Empire and Empire Bank and (z) preserve for itself and Sterling the goodwill of the customers of Empire and Empire Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Empire Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Empire shall not, and shall not permit Empire Bank to:

          (a)  declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

          (b)  (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Empire Stock Option Plan in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Empire or Empire Bank, or any securities convertible into or exercisable for any shares of the capital stock of Empire or Empire Bank;

          (c)  issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Empire Common Stock pursuant to stock options or similar rights to acquire Empire Common Stock granted pursuant to the Empire Stock Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

          (d)  amend its Certificate of Incorporation, Bylaws or other similar governing documents;

          (e)  authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any Acquisition Transaction (as defined below); provided, however, that Empire, upon five days prior written notice to Sterling, may, and may authorize and permit its officers, directors, employees or agents to: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Sterling, the approval or recommendation by the Empire Board of the Merger and this Agreement; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction; or (iii) cause or authorize Empire to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Transaction (provided it shall, concurrently with entering into such agreement, terminate this Agreement pursuant to the provisions of Section 8.1(h) hereof), if the Board of Directors of Empire, upon consultation with its financial advisors and outside counsel, has determined in good faith that the failure to take such actions would cause the members of such Board of Directors to breach their fiduciary duties under applicable Laws. Empire shall promptly communicate orally (within one day) and in writing (as promptly as practicable) to Sterling the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Empire shall not furnish any nonpublic information to any other party pursuant to this Section 5.1(e) except pursuant to the terms of a confidentiality agreement on terms no less favorable to Empire than the Confidentiality Agreement. Empire will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sterling with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer involving Empire or Empire Bank, (ii) merger, consolidation or other business combination involving Empire or Empire Bank, or (iii) the acquisition in any manner of over 20% of the equity securities in, or over 20% of the assets, out of the ordinary course of business, of, Empire or Empire Bank other than the transactions contemplated or permitted by this Agreement and the Institution Merger Agreement;

          (f)    make capital expenditures aggregating in excess of $10,000.

          (g)  enter into any new line of business;

          (h)  acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

          (i)    take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (j)    change its methods of accounting in effect at December 31, 2001 except as required by changes in GAAP or regulatory accounting principles as concurred to by Empire's independent auditors;

          (k)  (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Empire or Empire Bank and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) except as may be necessary to avoid incurring an excess parachute payment under Section 280G of the Code, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (iv) hire any new employee at an annual compensation in excess of $25,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

          (l)    incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

          (m)  sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

          (n)  make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

          (o)  make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Empire or Empire Bank;

          (p)  make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

          (q)  purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

          (r)  originate (i) any loans except in accordance with existing Empire Bank lending policies, (ii) unsecured consumer loans in excess of $25,000, (iii) commercial real estate first mortgage or other non-mortgage commercial loans in excess of $300,000 as to any loan or loans to related persons, or (iv) loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $300,000, except in each case for (A) loans for which written commitments have been issued by Empire Bank as of the date hereof, (B) renewals of loans existing as of the date of this Agreement or loans permitted pursuant to this Section 5.1(r) and (C) increases in the principal amount of loans existing as of the date of this Agreement, subject to a limit of 30% of the principal amount of such loans as of the date of this Agreement or $150,000, whichever is less;

          (s)  make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

          (t)    sell any "held for investment" loans or servicing rights related thereto or purchase any mortgage loan servicing rights;

          (u)  take or omit to take any other action that would materially adversely affect or materially delay the ability of Empire and Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Empire's and Empire Bank's ability to consummate the transactions contemplated by this Agreement; or

          (v)  agree or commit to do any of the actions set forth in clauses (a) - (u) of this Section 5.1.

        The consent of Sterling to any action by Empire or Empire Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling.

        5.2  COVENANTS OF STERLING.

        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Empire's prior written consent, Sterling shall not, and shall not permit Sterling Savings Bank to:

          (a)  take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

          (b)  take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

          (c)  take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's ability to consummate the transactions contemplated by this Agreement; or

          (d)  agree or commit to do any of the actions set forth in clauses (a) - (c) of this Section 5.2.

        The consent of Empire to any action by Sterling or Sterling Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Empire.

        5.3  MERGER COVENANTS.

          (a)  Notwithstanding that Empire believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Empire recognizes that Sterling may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Empire and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Empire's loan, accrual and reserve policies to those policies of Sterling to the extent consistent with GAAP.

          (b)  Empire and Sterling shall cooperate and use their best reasonable efforts to terminate or withdraw from Empire's Financial Institutions Thrift Plan, Financial Institutions Retirement Fund, MRDP, Stock Option Plan, Employee Stock Ownership Plan and all other Plans at or as soon as reasonably practicable after the Effective Time. Sterling agrees, subject to applicable Laws and the Plan documents, to allow any unallocated shares of Empire Common Stock in the Empire ESOP (following retirement of all borrowings of the Empire ESOP) to be allocated to participants and, with respect to the Financial Institutions Retirement Fund, to cause any overfunding to be allocated to participants.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1  REGULATORY MATTERS.

          (a)  Upon the execution and delivery of this Agreement, Sterling and Empire shall promptly cause the Registration Statement to be prepared and filed with the SEC. Sterling and Empire shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Empire is discovered by Empire which should be set forth in an amendment of, or a supplement to, the Registration Statement, Empire shall promptly inform Sterling, and shall furnish Sterling with all necessary information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Empire and Sterling (if prior to the meeting of the stockholders of Empire pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its stockholders entitled to vote at such meeting. Sterling shall also use reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement and Empire shall furnish all information concerning Empire and the holders of Empire Common Stock as may be reasonably requested in connection with any such action.

          (b)  The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Empire and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Empire or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Sterling shall be primarily responsible for the preparation and timely filing of all applications seeking the Required Regulatory Approvals. Sterling shall provide Empire with a copy of all such filings and all correspondence in respect of such applications.

          (c)  Empire shall, upon request, furnish Sterling with all information concerning Empire and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

          (d)  Sterling and Empire shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2  ACCESS TO INFORMATION.

          (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Empire shall accord to the officers, employees, accountants, counsel and other representatives of Sterling, access, during normal business hours during the period prior to the Effective Time, to all its and Empire Bank's properties, books, contracts, commitments and records and, during such period, Empire shall make available to Sterling (i) a copy of each report, schedule, registration statement and other document filed or received by it (including Empire Bank) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including Empire Bank) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of the Empire and Empire Bank's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Empire and Empire Bank, as the case may be, representatives to such meetings are required to be provided notice). Sterling will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Sterling entered into with Empire dated June 30, 2002 (the "Confidentiality Agreement").

          (b)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the officers, employees, accountants, counsel and other representatives of Empire, access, during normal business hours during the period prior to the

  Effective Time, to such information regarding Sterling as shall be reasonably necessary for Empire to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Empire to confirm that the representations and warranties of Sterling contained herein are true and correct and that the covenants of Sterling contained herein have been performed in all material respects. Empire will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c)  No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          (d)  Empire shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Empire or Empire Bank that is provided to directors of Empire and Empire Bank in connection with meetings of their Boards of Directors or committees thereof.

        6.3  STOCKHOLDER MEETINGS.

        Empire shall take all steps necessary to duly call, give notice of, convene and hold the Empire Meeting within 40 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger. Management and the Board of Directors of Empire shall recommend to Empire's stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto; and in each case shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby (subject in each case to compliance with the provisions of Section 5.1(e)). Empire and Sterling shall coordinate and cooperate with respect to the foregoing matters.

        6.4  LEGAL CONDITIONS TO MERGER.

        Each of Sterling and Empire shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Empire or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

        6.5  STOCK EXCHANGE LISTING.

        Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

        6.6  EMPLOYEES.

          (a)  To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or Sterling Savings Bank, as applicable, individuals who are employees of Empire or Empire Bank at the Effective Time will be credited with periods of service with Empire or Empire Bank before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Empire or Empire Bank) as if such service had been with Sterling or Sterling Savings Bank, as applicable. Similar credit shall also be given by Sterling or Sterling Savings Bank in calculating other retirement plan, vacation and similar benefits for such employees of Empire or Empire Bank after the Merger. Sterling will or will cause Sterling Savings Bank to (i) give credit to employees of Empire and Empire Bank, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or Sterling Savings Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Empire and Empire Bank and (ii) provide each employee of Empire and Empire Bank with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements.

          (b)  Sterling will cause Sterling Savings Bank to offer a position of at-will employment to each of Empire Bank's personnel (other than Mr. Ruegamer and up to eight other employees) in good standing as of the Effective Time.

        6.7  INDEMNIFICATION.

          (a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Empire or Empire Bank (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Empire or Empire Bank or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law (upon receipt of any undertaking required by applicable Law from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices

  Sterling. Sterling's obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b)  Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Empire immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Empire's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for a period not less than one year.

        6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

        As soon as reasonably available, but in no event later than the SEC filing deadlines, Sterling will deliver to Empire and Empire will deliver to Sterling their respective Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

        6.9  ADDITIONAL AGREEMENTS.

        In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and Empire Bank shall take all such necessary action as may be reasonably requested by Sterling.

        6.10 ADVICE OF CHANGES.

        Sterling and Empire shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Empire or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

        6.11 CURRENT INFORMATION.

        During the period from the date of this Agreement to the Effective Time, Empire will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Empire. Empire will promptly notify Sterling of any material change in the normal course of business or in the operation of the properties of Empire and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Empire, and will keep Sterling fully informed of such events.

        6.12 EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT.

        Prior to the Effective Time, (a) Sterling and Empire shall each approve the Institution Merger Agreement as the sole stockholder of Sterling Savings Bank and Empire Bank, respectively, and (b) Empire Bank shall execute and deliver the Institution Merger Agreement.

        6.13 CHANGE IN STRUCTURE.

        Sterling may, prior to the time the Proxy Statement/Prospectus is mailed to the Empire stockholders, elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Empire stockholders as a result of such modification, (ii) the consideration to be paid to the Empire stockholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Empire agrees to cooperate fully with Sterling to effect such amendments.

        6.14 TRANSACTION EXPENSES OF EMPIRE.

        As promptly as practicable after the execution of this Agreement, Empire will provide to Sterling an estimate of the expenses Empire expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

        6.15 AFFILIATE AGREEMENTS.

          (a)  Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Empire shall deliver to Sterling a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Empire stockholder meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, an "Empire Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

          (b)  Empire shall use its reasonable best efforts to cause each person who may be deemed to be an Empire Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

        The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Empire stockholders.

          (b)  Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

          (c)  Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d)  Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)  No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (f)    Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S. to Sterling, and Empire shall have received an opinion from Holland & Hart, LLP, counsel to Empire, in form and substance reasonably satisfactory to Sterling and Empire, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Empire will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Empire as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Empire who exchange all of their Empire Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by stockholders who exchange all of their Empire Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Empire Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Empire, Sterling, their respective affiliates and others.

        7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

        The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties. The representations and warranties of Empire set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Empire. Sterling shall have received a certificate signed on behalf of Empire by each of the President and Chief Executive Officer and the Chief Financial Officer of Empire to the foregoing effect.

          (b)  Performance of Covenants and Agreements of Empire. Empire shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Empire by each of the President and Chief Executive Officer and the Chief Financial Officer of Empire to such effect.

          (c)  Stockholders Agreement. On and effective as of the date of this Agreement, Sterling shall have received from each member of the Empire Board who is a Empire stockholder and each executive officer of Empire who owns beneficially at least 2,000 shares of Empire Common Stock on the date hereof agreements in the form attached hereto as Exhibit E (the "Stockholders Agreement").

          (d)  Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Empire, Sterling or the Surviving Company.

          (e)  Director Resignations. Sterling shall have received resignations from each director of Empire and each of its Subsidiaries.

          (f)    Employment or Consulting Agreements. Sterling shall have entered into satisfactory employment or consulting contracts with William H. Ruegamer, Kenneth P. Cochran and Cathy Hanser.

        7.3  CONDITIONS TO OBLIGATIONS OF EMPIRE.

        The obligation of Empire to effect the Merger is also subject to the satisfaction or waiver by Empire at or prior to the Effective Time of the following conditions:

          (a)  Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a Material Adverse Effect on Sterling. Empire shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b)  Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Empire shall have received a certificate signed on behalf of Sterling by each of the President and Chief Operating Officer and the Chief Financial Officer of Sterling to such effect.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1  TERMINATION.

        This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Empire:

          (a)  by mutual consent of Sterling and Empire in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)  by either Sterling or Empire upon written notice to the other party 15 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 15-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement, if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)  by either Sterling or Empire if the Merger shall not have been consummated on or before June 30, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)  by either Sterling or Empire (provided that Empire is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of Empire required for the consummation of the Merger as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Empire Meeting, after an Acquisition Transaction or a bona fide proposal for an Acquisition Transaction (whether or not conditional) has been publicly disclosed;

          (e)  by either Sterling or Empire (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a Material Adverse Effect on the breaching party and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (f)    by either Sterling or Empire (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

          (g)  by either Sterling or Empire, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby; and

          (h)  by Empire or Sterling in connection with the execution of an agreement providing for an Acquisition Transaction, provided that: (i) Empire has complied with all provisions in Section 5.1(e) and (ii) Empire's Board of Directors by the vote of a majority thereof has determined in its good faith judgment, taking into account all financial, regulatory, legal and other aspects of such Acquisition Transaction and after receiving the written opinion, with only customary qualifications, of Davidson that the financial value of the consideration provided for in such Acquisition Transaction exceeds the financial value of the consideration for the Merger, that the said Acquisition Transaction is: (X) reasonably capable of being completed and (Y) superior from a financial point of view to the holders of Empire Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of this Agreement and having negotiated in good faith with Sterling to make such adjustments in the terms and conditions of this Agreement as would enable Sterling to proceed with the transactions contemplated herein on such adjusted terms.

        8.2  EFFECT OF TERMINATION.

          (a)  In the event of termination of this Agreement by either Sterling or Empire as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

          (b)  If Sterling has terminated this Agreement pursuant to Sections 8.1(d), 8.1(e), 8.1(f) or 8.1(g), or Sterling or Empire has terminated this Agreement pursuant to Section 8.1(h) hereof, Empire shall pay to Sterling a fee (the "Empire Termination Fee") of $1.2 million. Notwithstanding the foregoing sentence, if Sterling has terminated this Agreement pursuant to Sections 8.1(e) or 8.1(f) but the breach by Empire giving rise to the said termination was not willful on the part of Empire, the Empire Termination Fee shall be reduced to $150,000. The Empire Termination Fee shall be payable by Empire to Sterling within two business days following written notice of a demand therefore and shall be made by wire transfer of immediately available funds to an account designated by Sterling in the said notice.

          (c)  Sterling and Empire agree that the agreements contained in this Section 8.2 are intended to increase the likelihood that the transactions contemplated by this Agreement will occur in accordance herewith, are an integral part of the transactions contemplated by this Agreement and that without such agreements they would not have entered into this Agreement. If Empire fails to pay the amounts due under paragraphs (b) or (c) of this Section 8.2 within the time periods specified therein, Empire shall pay the costs and expenses (including legal fees and expenses) incurred by Sterling in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such amounts at the publicly announced prime rate of Bank of America from the date such amounts were required to be paid.

        8.3  AMENDMENT.

        Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Empire; provided, however, that after any approval of the transactions contemplated by this Agreement by Empire's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Empire stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4  EXTENSION; WAIVER.

        At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

        9.1  CLOSING.

        Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Witherspoon, Kelley, Davenport & Toole, P.S. on December 31, 2002 or such other date, place and time as the parties may agree (the "Closing Date").

        9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

        9.3  EXPENSES.

        All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.4  NOTICES.

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)
    if to Sterling, to:
    Sterling Financial Corporation
    111 North Wall Street
    Spokane, Washington 99201
    Attn.: Daniel G. Byrne
    Senior Vice President-Finance

          WITH A COPY TO:

      Witherspoon, Kelley, Davenport & Toole, P.S.
      422 West Riverside Avenue, Suite 1100
      Spokane, Washington 99201
      Attn.: Donald J. Lukes, Esq.

        and

    (b)
    if to Empire, to:
    Empire Federal Bancorp, Inc.
    123 South Main Street
    Livingston, Montana 59047
    Attn.: William H. Ruegamer
    President and Chief
    Executive Officer

          WITH A COPY TO:

      David R. Chisholm
      Christian, Samson, Jones & Chisholm, PLLC
      310 W. Spruce
      P.O. Box 8479
      Missoula, MT 59807

        9.5  INTERPRETATION.

        When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Sterling, Empire or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Law, rule or regulation.

        9.6  COUNTERPARTS.

        This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7  ENTIRE AGREEMENT.

        This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Institution Merger Agreement and the Certificate of Merger.

        9.8  GOVERNING LAW.

        This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

        9.9  ENFORCEMENT OF AGREEMENT.

        The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10 SEVERABILITY.

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11 PUBLICITY.

        Except as otherwise required by Law or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Empire shall, or shall permit any of Sterling's Subsidiaries or Empire Bank to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        9.12 ASSIGNMENT; LIMITATION OF BENEFITS.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

        IN WITNESS WHEREOF, Sterling and Empire have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

STERLING FINANCIAL CORPORATION
By	/s/ HAROLD B. GILKEY HAROLD B. GILKEY Chairman and Chief Executive Officer
EMPIRE FEDERAL BANCORP, INC.
By	/s/ WILLIAM H. RUEGAMER WILLIAM H. RUEGAMER President and Chief Executive Officer

ANNEX B

EMPIRE FEDERAL BANCORP, INC.

ANNUAL REPORT

ON

FORM 10-KSB

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-KSB

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the year ended December 31, 2001
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 0-28934

EMPIRE FEDERAL BANCORP, INC.
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-0512374 (I.R.S. Employer Identification No.)
123 South Main Street, Livingston, Montana (Address of principal executive offices)	59047 (Zip Code)

Registrant's telephone number, including area code: (406) 222-1981

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share
(Title of Class)

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or other information statements incorporated by reference in Part III of this Form 10-KSB or any amendments to this Form 10-KSB. Yes ☒    No ☐

        The aggregate market value of the voting stock held by nonaffiliates of the Registrant, based on the closing sales price of the Registrant's Common Stock as quoted on the Nasdaq National Market System under the symbol "EFBC" on March 12, 2002, was $21,559,294 (1,507,643 shares at $14.30 per share). It is assumed for purposes of this calculation that none of the Registrant's officers, directors and 5% stockholders are affiliates.

        The Registrant's revenues for the year ended December 31, 2001 were $11,383,545.

DOCUMENTS INCORPORATED BY REFERENCE

1.
Portions of Annual Report to Stockholders for the year ended December 31, 2001 (Parts I and II)

2.
Portions of the Proxy Statement for the Annual Meeting of Stockholders (Part III)

        Transitional Small Business Disclosure Format (check one) Yes ☐    No ☒

PART I

Item 1. Business

GENERAL

        Empire Federal Bancorp, Inc. (the "Corporation"), a Delaware corporation, was incorporated on September 20, 1996 for the purpose of becoming the holding company for Empire Bank ("Empire" or the "Bank") upon its conversion from a federal mutual savings and loan association to a federal stock savings bank ("Conversion") (the Corporation and Empire shall at times be referred collectively to as the "Corporation"). The Conversion was completed on January 23, 1997. At December 31, 2001, the Corporation had total assets of $174.9 million, total deposits of $126.9 million and stockholders' equity of $28.9 million. The Corporation has not engaged in any significant activity other than holding the stock of Empire. Accordingly, the information set forth in this report, including financial statements and related data, relates primarily to Empire.

        Empire was organized in 1923 as a Montana-chartered mutual building and loan association under the name "Empire Building and Loan Association." In 1970, the Bank converted to a federal charter and adopted the name "Empire Federal Savings and Loan Association of Livingston." In connection with the Conversion, the Bank changed its title to "Empire Federal Savings Bank." The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") under the Savings Association Insurance Fund ("SAIF"). The Bank is a member of the Federal Home Loan Bank ("FHLB") System. During 2000, the Bank changed its name to Empire Bank.

        The Bank is a community oriented financial institution, which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on the origination of loans secured by one-to- four-family residential dwellings. The Bank considers Gallatin, Park and Sweet Grass counties in south central Montana as its primary market area. During 1999, the Bank received regulatory approval to open a de novo branch in Billings, Montana, which was opened in April 2000. During 2000, the Bank opened a loan production office in Missoula, Montana and plans to open a full service branch in that community during the first quarter of 2002. Lending activities also have included the origination of multi-family, commercial, business, commercial real estate and home equity loans. The Bank's primary business has been that of a traditional financial institution, originating loans in its primary market area for its portfolio. In addition, the Bank has maintained a significant portion of its assets in investment and mortgage-backed securities. Similar to its lending activities, the Bank's investment portfolio has been weighted toward U.S. Government agency mortgage-backed securities secured by one-to-four-family residential properties. The portfolio also includes U.S. Government agency securities. Investment securities, including mortgage-backed securities and FHLB stock, totaled $37.6 million, or 21.5%, of total assets at December 31, 2001. In addition to interest and dividend income on loans and investments, the Bank receives other income from the sale of insurance products through its wholly-owned subsidiary, The Dime Service Corporation.

        As evidenced by the new branch in Billings and an increase in commercial and business loans in 2001, the Corporation's strategy is changing from its historical role as a mortgage lender to a growth-oriented expansion strategy by pursuing internal and external growth opportunities, when appropriate. This new strategy may subject the Corporation to a greater degree of risk. Risks associated with this new business strategy include increased risk of losses on loans, provision for loan losses which exceed historical levels, difficulties in integrating or managing new branches or acquired institutions and problems related to the management of growth. There can be no assurance that the Corporation will be successful in implementing this new business strategy or in managing growth. For further information regarding the segments of the Corporation's business, see Note 19 of the Notes to Consolidated Financial Statements in the 2001 Annual Report to Stockholders ("Annual Report") incorporated herein by reference.

Subsequent Events

        In January 2002, the Corporation announced its intent to acquire Montana First National Bancorporation located in Kalispell, Montana. In the transaction, the Corporation will acquire all of the issued and outstanding common stock of Montana First National Bancorporation in exchange for an aggregate price of $4,037,500. The aggregate cash price is subject to adjustment based upon Montana First National Bancorporation's financial performance prior to closing of the transaction, which is anticipated to occur in the second quarter of fiscal year 2002.

        In connection with the anticipated transaction, the Corporation intends to apply to the Federal Reserve System for permission to become a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Corporation will become subject to the Bank Holding Act and Federal Reserve Regulation Y, which, among other things, limit the activities of bank holding companies to activities closely related to banking. Under current law and regulations, bank holding companies may only engage in certain limited insurance activities. The Dime Service Corporation ("Dime") a wholly-owned subsidiary of the Bank, engages in general insurance agency services in Montana. As a result of the anticipated transaction, the Corporation, as a bank holding company, may be required to divest Dime because the continued ownership of the entity is not authorized under the Bank Holding Company Act and Regulation Y. The divestiture, if any, would be required within a two-year holding period authorized under the Bank Holding Company Act. The Corporation intends to elect to become a financial holding company within this two-year holding period. As a financial holding company, the Corporation would be authorized to continue its control of Dime, as well as to engage in other financially-related activities authorized under federal law and regulation. The Corporation is not currently entitled to become a financial holding company but anticipates meeting the qualification requirements prior to expiration of the two-year holding period. All other business activities currently conducted by the Corporation are authorized for both bank holding companies and financial holding companies. For further information regarding the effect of a financial holding company election by bank holding companies, see "Regulation Regulation of Bank Holding Companies."

LENDING ACTIVITIES

        Loan Portfolio Analysis. The following table sets forth the composition of the Bank's loan portfolio as of the dates indicated. The Bank had no concentration of loans of a given category exceeding 10% of total gross loans other than as set forth below.

	At December 31,
	2001		2000
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One- to four-family	$37,214	43.22%	$46,128	55.63%
One-to-four-family loans held for sale	4,089	4.75	1,497	1.80
Multi-family	4,730	5.49	5,158	6.22
Commercial real estate	17,322	20.12	12,468	15.04
Commercial	6,349	7.37	6,182	7.46
Consumer	4,995	5.80	5,026	6.06
Share loans	660.77		459.55
Construction	10,749	12.48	6,003	7.24

Total	86,108	100.00%	82,921	100.00%

Less:
Loans in process	38		404
Deferred loan origination fees and costs	238		321
Allowance for loan losses	591		336

Total loans, net	$85,241		$81,860

        Permanent Residential One- to Four-Family Mortgage Loans. Historically, the primary lending activity of the Bank has been the origination for portfolio of permanent residential one- to four-family first mortgage loans. Management believes that this policy of focusing on single-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At December 31, 2001, $41.3 million, or 47.97%, of the Bank's total loan portfolio, before net items, consisted of permanent residential one-to four-family mortgage loans, with an average balance of $65,000.

        The Bank presently originates for its portfolio fixed-rate mortgage loans secured by non-owner occupied one-to-four-family properties with terms of up to 20 years and up to 30 years for owner-occupied residential properties. At December 31, 2001, $40.3 million, or 46.80%, of the total loans before net items were fixed rate one-to four-family mortgage loans and $1.0 million, or 1.16%, were adjustable rate mortgage ("ARM") loans. The Bank has offered two ARM loan products for portfolio which adjust annually subject to a limitation on the annual increase of 1.5% to 2.0% and an overall limitation of 5.0% or to a specific ceiling rate. These ARM products utilize either the OTS Monthly Median Cost of Funds Index or the Semi-Annual Cost of Funds Index ("COFI"). Loans based on the COFI constitute a majority of the Bank's ARM loans. The COFI is a lagging model index which, together with the periodic and overall interest rate caps, may cause the yield on such loans to adjust more slowly than the cost of interest-bearing liabilities especially in a rapidly rising rate environment.

        The Bank's ARM loans do not permit negative amortization of principal and carry no prepayment restrictions. Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.

        ARM loans help reduce the Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing with increased costs to the borrower. Another consideration is that although ARM loans allow the Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, the Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Bank's cost of funds.

        The Bank's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner occupied properties to 80% of the lesser of the appraised value or the purchase price, however, most loans have loan-to-value ratios of 75% or less. Property valuations are required on all properties.

        The Bank offers fixed-rate, permanent owner-occupied one-to-four-family mortgage loans with terms of up to 30 years. Substantially all permanent one-to-four-family loans have original contractual terms to maturity of 20 to 25 years and are primarily made for loan amounts of less than $250,000. Such loans generally are amortized monthly with principal and interest due each month and customarily include "due-on-sale" clauses. The Bank enforces due-on-sale clauses to the extent permitted under applicable laws. Substantially all of the Bank's mortgage loan portfolio consists of conventional loans. The Bank has not originated significant amounts of mortgage loans on second residences.

        The Bank also originates residential mortgage loans secured by non-owner occupied rental properties within its primary market area. Generally, such loans are made at higher interest rates than owner-occupied residential mortgage loans, with a loan-to-value ratio of 70%, and with a debt coverage ratio of 1.25x.

        The Bank requires title insurance on all real estate secured loans. The Bank also requires that fire and extended coverage casualty insurance or homeowners insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

        Construction Loans. The Bank originates construction loans primarily for the construction of single-family residences and multi-family properties. Construction loans generally convert to a secondary market permanent loan upon the completion of construction. At December 31, 2001, construction loans amounted to $10.7 million, or 12.48%, of the Bank's total loan portfolio, before net items, as compared to $6.0 million, or 7.24%, at December 31, 2000. Included in the December 31, 2001 balance are approximately $6.0 million in loans for the construction of one-to-four family residences, most of which are pre-sold. Other significant amounts include a $2.0 million loan for the construction of a motel. Also included in the year-end balance is a $1.8 million construction loan for a multi-family complex which is past due at December 31, 2001. The increase is primarily the result of an increase in the construction of one-to-four-family residences. During the construction phase, the borrower pays only interest on the loan. The borrower is qualified at the interest rate for the secondary market permanent loan. The Bank's construction loan agreements generally provide that loan proceeds are disbursed in increments as construction progresses. The Bank periodically reviews the progress of the underlying construction project. Construction lending is generally limited to the Bank's primary lending areas and is underwritten pursuant to the same general guidelines used for originating permanent one- to four-family loans. Construction financing is generally considered to involve a higher degree of risk of loss than financing on improved, owner-occupied real estate because of the uncertainties of construction and the possibility of costs exceeding the initial estimates.

        Multi-Family and Commercial Real Estate Lending. The Bank also originates loans secured by multi-family and commercial real estate. At December 31, 2001, the Bank's loan portfolio included $4.7 million in multi-family loans and $17.3 million in commercial real estate loans as compared to $5.2 million and $12.5 million, respectively, at December 31, 2000.

        Multi-family and commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties are generally greater in amount, more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one-to-four-family residential mortgage loans. Because payments on loans secured by commercial real estate and multi-family properties are often dependent on the successful operation and management of the properties, repayment of such loans may be influenced by adverse conditions in the real estate market or the economy.

        Multi-family and commercial real estate loans originated by the Bank are predominately fixed-rate loans with amortization terms of 15 to 20 years and balloon at three to five years. The Bank's commercial real estate portfolio consists of loans on a variety of properties located in the Bank's primary market area, including office buildings, churches, hotels and motels. Multi-family loans generally are secured by small to medium-sized apartment buildings. An independent appraiser engaged by the Bank before the loan is made performs appraisals on properties, which secure multi-family and commercial real estate loans. Underwriting of commercial and multi-family loans includes a thorough analysis of the cash flows generated by the real estate to support the debt service and the financial resources, experience, and income level of the borrowers. The Bank imposes a debt coverage ratio of 1.25x to ensure that the property securing the loans will generate sufficient cash flow to adequately cover operating expenses and debt service payments plus provide an acceptable return to the investor. Operating statements on each multi-family and commercial real estate loan are required and reviewed by management on an annual basis.

        At December 31, 2001, the average loan balance of the Bank's multi-family loans was $206,000. At December 31, 2001, the Bank had five multi-family loans in excess of $500,000 with three borrowers with an aggregate balance of $2.5 million. At December 31, 2001 the Bank had eight commercial real estate loans in excess of $500,000 with seven borrowers with an aggregate balance of $7.1 million. Included in the $7.1 million balance is one loan for $521,000 that was past due at December 31, 2001. The continued increase in commercial real estate loans during 2001 was the result of the planned emphasis on offering full service banking products to the Bank's markets.

        Consumer Lending. The Bank's consumer loan portfolio consists primarily of home equity, home improvement, share loans and, to a substantially lesser extent, mobile home and automobile loans. At December 31, 2001 the Bank's consumer loans totaled approximately $5.7 million, or 6.57%, of the Bank's gross loans of which $3.9 million, or 4.60%, consisted of home equity and home improvement loans.

        Consumer loans are made at fixed and adjustable interest rates and for varying terms. Home equity and home improvement loans are made for terms up to 15 years for owner occupied residences. In the case of home equity loans, the Bank holds a second mortgage behind its own or another financial institution's first mortgage. When originating a home equity loan, the Bank accounts for both the first and second mortgage liens and generally limits the loan-to-value ratio to 80%.

        Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles and other vehicles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

        Commercial Business Lending. The Bank's commercial business lending activities focus primarily on small to medium size businesses owned by individuals well known to the Bank and who reside in the Bank's primary market area. At December 31, 2001, commercial business loans amounted to $6.3 million, or 7.37% of total loans as compared to $6.2 million, or 7.46%, of total loans at December 31, 2000. At December 31, 2001 the Bank had six commercial business loans in excess of $250,000 with six borrowers with an aggregate balance of $2.5 million, all of which are current at December 31, 2001. The borrowers include auto dealers, retail establishments, hospitals, motels and restaurants.

        Commercial business loans may be unsecured loans, but usually are secured by various types of business collateral other than real estate (i.e., inventory, equipment, etc.). In many instances, however, such loans are often also secured by junior liens on real estate. Commercial business loans are either lines of credit or term loans. Lines of credit are usually renewable and made for a one-year term. Lines of credit are generally variable rate loans indexed to the prime rate. Term loans are usually originated with three to five year maturities, with a maximum of seven years, on a fully amortizing basis. As with commercial real estate loans, the Bank ordinarily requires annual financial statements from its commercial business borrowers and, if the borrower is a corporation, personal guarantees from the principals.

        Commercial business lending ordinarily involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential, commercial and multi-family real estate lending. Real estate lending is usually considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of a borrower default is often not a sufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

        Maturity of Loan Portfolio. The following table sets forth the maturity of the Bank's loan portfolio at December 31, 2001. The table does not include prepayments of scheduled principal repayments. All loans are shown as maturing based on contractual maturities.

	1-4 Family	Multi-family	Commercial Real Estate	Construction	Commercial	Consumer and Share	Total
	(In Thousands)

Amounts Due:
Within 3 months	$172	$117	$2,086	$6,891	$1,541	$228	$11,035
3 months to 1 year	1,191	715	759	3,085	2,398	900	9,048
After 1 year:
1 to 3 years	3,648	177	7,311	180	329	776	12,421
3 to 5 years	5,820	965	2,749	593	952	2,536	13,615
5 to 10 years	5,246	738	1,873	—	764	694	9,315
10 to 20 years	14,084	2,018	2,054	—	365	377	18,898
Over 20 years	11,142	—	490	—	—	144	11,776

Total due after one year	39,940	3,898	14,477	773	2,410	4,527	66,025

Total amount due	$41,303	$4,730	$17,322	$10,749	$6,349	$5,655	$86,108

Less:
Allowance for loan loss							591
Loans in process							38
Deferred loan fees							238

Loans receivable, net							$85,241

        The following table sets forth the dollar amount of all loans due after December 31, 2001, which have fixed interest rates and have floating or adjustable interest rates.

	Fixed- Rates	Floating- or Adjustable-Rates	Total
	(In Thousands)

One- to four-family	$40,282	$1,021	$41,303
Multi-family	3,978	752	4,730
Commercial Real Estate	12,203	5,119	17,322
Construction	2,935	7,814	10,749
Commercial	1,512	4,837	6,349
Consumer and share	3,677	1,978	5,655

Total	$64,587	$21,521	$86,108

        Scheduled contractual principal repayments of loans as presented in the preceding table do not reflect the actual life of such assets. The average life of loans ordinarily is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are higher than current mortgage loan market rates.

        Loan Solicitation and Processing. Real estate loan customers are solicited through advertising media and contacts with local real estate brokers. Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. All of the Bank's lending is subject to its written nondiscriminatory underwriting standards, loan origination procedures and lending policies prescribed by the Bank's Board of Directors. Commercial loan customers are solicited through advertising media, but loan officer's personal contact with potential borrowers is the primary source of new commercial loans.

        All loans over $350,000 must be approved by the Bank's Loan Committee, which consists of any three members of the Board of Directors. Interest rates are subject to change if the approved loan is not closed within the time of the commitment. Because the Bank originates loans for its own portfolio, many of the loans do not comply with all secondary market documentation criteria. This practice has enabled the Bank to develop an expedited loan application and approval process which management believes provides it with a competitive advantage in its primary market area while continuing to maintain its underwriting standards. Management of the Bank also believes its local decision-making capabilities are an attractive quality to customers within its market area. The Bank's loan approval process allows loans to be approved and closed in approximately four weeks or less.

        Loan Commitments. Loan commitments typically contain a termination date of 30 days from the date of the commitment letter that is issued at the time the loan is approved. The Bank had outstanding loan commitments of approximately $3.5 million at December 31, 2001; most of which were for fixed rate/single maturity payment loans.

        Loan Originations, Sales and Purchases. During the year ended December 31, 2001, the Bank's total gross loan originations were $85.0 million.

        The Bank has occasionally originated or participated in loans secured by properties outside the State of Montana. These properties are primarily located in California but also include loans secured by one-to-four-family properties in Massachusetts, Utah and Colorado. At December 31, 2001, these loans amounted to $812,000 and consisted of (i) $215,000 in permanent residential one-to-four-family mortgage loans, (ii) $297,000 in multi-family loans, and (iii) a participation interest in a commercial real estate loan for $300,000. The Bank has purchased loan participation interests primarily during periods of reduced loan demand in its market area. At December 31, 2001, the Bank had one loan participation interest in its primary market area with a balance of $1.2 million. Any such purchases are made in conformance with the Bank's underwriting standards. The Bank may decide to purchase additional loans outside its market area in the future depending upon the demand for mortgage credit in its market area, however, it has not purchased any participation interests outside of its primary market area during the past five years. During the year ended December 31, 2001 the Bank had five loans amounting to $1.1 million on properties located in Arizona and Wyoming.

        Historically, the Bank has been a portfolio lender, maintaining the residential mortgage loans it originates in its portfolio rather than selling them in the secondary market. Subject to market conditions, management will utilize and expand sales of mortgage loans in the secondary market. During the year ended December 31, 2001, the Bank sold $35.5 million of single-family mortgage loans in the secondary market. The Billings and Bozeman branches and the Missoula loan production office were the most active of the Bank's offices in these sales.

        The following table sets forth the Bank's originations and loan sales and principal repayments during the periods indicated. Mortgage loan originations during the periods indicated include fixed-rate, adjustable rates and, in some cases, balloon payment loans.

	Year Ended December 31,
	2001	2000
	(In Thousands)

Total gross loans receivable at beginning of period	$82,921	$61,370
Loans originated:
One- to four-family	40,972	13,267
Multi-family	777	2,429
Construction	18,851	12,553
Commercial real estate	7,659	5,233
Commercial	11,741	11,292
Consumer	4,973	4,737

Total loans originated	84,973	49,511
Loans sold:
Whole loans	(35,524)	(5,814)

Loan principal repayments	(46,262)	(22,146)

Net loan activity	3,187	21,551

Total gross loans receivable at end of period	$86,108	$82,921

        Loan Origination and Other Fees. The Bank charges loan origination fees, which are a percentage of the principal amount of the mortgage loan. The amount of fees charged by the Bank is generally up to 1% for mortgage loans and 2% for construction loans. The Bank generally does not charge fees for home equity loans. Current accounting standards require that origination fees received (net of certain loan origination costs) be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or costs associated with loans that are prepaid are recognized as income at the time of prepayment. The Bank had $238,000 in net deferred loan fees at December 31, 2001.

        Non-Performing Assets and Delinquencies. When a mortgage loan borrower fails to make a required loan payment when due, the Bank institutes collection procedures. All loan payments are due on the contractual due date, however, a loan is not considered delinquent and collection procedures are not instituted until after the 30th day of the contractual due date. The first notice is mailed to the borrower 30 days after the contractual due date and, if necessary, a second written notice follows within 30 days thereafter giving the borrower 15 days to respond and correct the delinquency. Attempts to contact the borrower by telephone generally begin soon after the first notice is mailed to the borrower. If a satisfactory response is not obtained, continuous follow-up contacts are attempted until the loan has been brought current or foreclosure is initiated. Attempts to interview the borrower, preferably in person, are made to establish (i) the cause of the delinquency, (ii) whether the cause is temporary, (iii) the attitude of the borrower toward the debt, and (iv) a mutually satisfactory arrangement for curing the default.

        After such attempts have been made by the Bank, or earlier if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure is initiated according to the terms of the security instrument and applicable law. Interest income on loans is then reduced by the full amount of accrued and uncollected interest.

        When a consumer loan borrower fails to make a required payment on a consumer loan by the payment due date, the Bank institutes the same collection procedures as for its mortgage loan borrowers.

        The Bank's Board of Directors is informed monthly as to the status of all loans that are delinquent more than 30 days, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by the Bank.

        At December 31, 2001 the Bank had two nonaccrual loans amounting to $747,000. The Bank did not have any significant accruing loans contractually past due 90 days or more as to principal or interest payments, or troubled debt restructuring within the meaning of Statement of Financial Accounting Standards ("SFAS") No. 15 at December 31, 2001 and 2000. Loans amounting to $4.5 million and $1.3 million were past due, but still accruing interest at December 31, 2001 and 2000, respectively.

        Real Estate Owned. The Bank had no real estate acquired through foreclosure or in satisfaction of loans at December 31, 2001 or 2000.

        Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses may make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little values that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and are monitored by the Bank.

        At December 31, 2001, the Bank had four substandard loans totaling $809,000 and at December 31, 2000 had one substandard loan totaling $7,000. Included in the December 31, 2001 balance is a $675,000 loan related to a hotel/retail complex.

        Allowance for Loan Losses. The Bank has established a systematic methodology for determining provisions for loan losses. The methodology is set forth in a formal policy and considers the need for an overall general valuation allowance as well as specific allowances for individual loans.

        In originating loans, the Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Bank may increase its allowance for loan losses by charging provisions for loan losses against the Bank's income.

        The general valuation allowance is maintained to cover losses inherent in the portfolio of performing loans. Management reviews the adequacy of the allowance at least quarterly based on management's assessment of current economic conditions, past loss and collection experience, and risk characteristics of the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, peer group comparisons and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flow.

Specific valuation allowances may be established to absorb losses on loans for which full collectibility may not be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation.

        At December 31, 2001, the Bank had an allowance for loan losses of $591,000, which management believed to be adequate to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations in accordance with accounting principles generally accepted in the United States of America, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses will continue to be adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank's financial condition and results of operations.

        The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2001	2000
	(Dollars in Thousands)
Total loans outstanding before net items	$86,108	$82,921

Allowance balance at beginning of year	$336	$226

Provision:
One-to-four family	—	10
Commercial real estate	200	60
Commercial	55	40

Total	255	110

Net charge-offs:
Commercial	—	—
Consumer	—	—

Total	—	—

Allowance balance at end of year	$591	$336

Allowance for loan losses as a percent of total loans outstanding	0.69%	0.41%

        The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The portion of the allowance to each loan category does not necessarily represent the total available for losses within that category since the total allowance applies to the entire loan portfolio. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

	At December 31,
	2001		2000
	Amount	% of Loans in Each Category to Total Loans	Amount	% of Loans in Each Category to Total Loans
	(Dollars in Thousands)
One- to four-family	$150	47.97%	$150	57.43%
Commercial real estate	300	20.12	100	15.04
Commercial	95	7.37	40	7.46
Multi-family	25	5.49	25	6.22
Construction	9	12.48	9	7.24
Consumer and share	12	6.57	12	6.61

Total allowance	$591	100.00%	$336	100.00%

Investment Activities

        The Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Seattle, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. The Bank is also required to maintain an investment in FHLB stock as a condition of membership in the FHLB-Seattle.

        The securities in the Bank's investment portfolio provide it with liquidity for funding loan originations and enables the Bank to improve the match between the maturities and repricing of its interest-rate sensitive assets and liabilities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Liquidity and Capital Resources" contained in the Corporation's 2001 Annual Report to Stockholders, which is incorporated herein by reference.

        The President of the Bank determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. The Bank's policies generally limit investments to U.S. Government and agency securities and mortgage-backed securities issued and guaranteed by Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA"), and Government National Mortgage Association ("GNMA"). The Bank's policies provide that investment purchases be ratified at monthly Board of Directors meetings. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Bank's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Bank's credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

        At December 31, 2001, the Bank's investment and mortgage-backed securities portfolio totaled $35.9 million and consisted principally of U.S. Government and agency mortgage-backed securities. At December 31, 2001, the Bank had investment securities available-for-sale with an estimated market value of $2.3 million, which consists of stock in the FHLMC. The FHLMC common stock at December 31, 2001 had an amortized cost of $40,000. The market value of the FHLMC common stock has increased significantly since its purchase in the mid-1980's. From time to time, investment levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of the level of yield that will be available in the future, as well as management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities.

        Mortgage-Backed Securities. The Bank purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads on large principal balances with minimal administrative expense; (ii) lower the credit risk of the Bank as a result of the guarantees provided by FHLMC, FNMA, and GNMA; (iii) enable the Bank to use mortgage-backed securities as collateral for financing; and (iv) invest excess funds during periods of reduced loan demand. Included in the Bank's mortgage-backed securities portfolio are real estate mortgage investment conduits ("REMICs"), which mature between 2008 and 2031 and have interest rates based primarily on the rate paid on U.S. Treasury securities and the COFI. At December 31, 2001, net mortgage-backed securities totaled $27.7 million, or 15.82%, of total assets. At December 31, 2001, $2.9 million of the mortgage-backed securities had adjustable rates of interest and $24.8 million had fixed rates. The mortgage-backed securities portfolio had coupon rates ranging from 4.50% to 12.75% and had a weighted average yield of 6.01% during the year ended December 31, 2001.

        Mortgage-backed securities (which also are known as mortgage participation certificates or pass-through certificates) typically represent a participation interest in a pool of single-family or multi-family mortgages. The principal and interest payments on these mortgages are passed from the mortgage originators, through intermediaries (generally U.S. Government agencies and government-sponsored enterprises) that pool and resell the participation interests in the form of securities, to investors such as the Bank. Such U.S. Government agencies and government-sponsored enterprises, which guarantee the payment of principal and interest to investors, primarily include the FHLMC, FNMA and the GNMA. Mortgage-backed securities typically are issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that fall within a specific range and have varying maturities. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. These types of securities also permit the Bank to optimize its regulatory capital because they have low risk weighting.

        REMICs are generally created by redirecting the cash flows from the pool of mortgages or mortgage-backed securities underlying these securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. Investment practices of the Bank prohibit the purchase of high risk REMICs. The Bank held REMICs with a net carrying value of $14.1 million at December 31, 2001. Private issuers, such as mortgage bankers or money center banks may sponsor REMICs, or they may be sponsored by U.S. Government agencies and government sponsored entities. At December 31, 2001, the Bank did not own any privately issued REMICs.

        Thrift Bulletin Number 52 ("TB-52"), the OTS Policy Statement on securities portfolio policies and unsuitable investment practices, requires that institutions classify mortgage derivative products acquired, including REMICs and certain tranches of CMOs, as "high-risk mortgage securities" if such products exhibit greater price volatility than a benchmark fixed-rate 30-year mortgage-backed pass-through security. Institutions may only hold high-risk mortgage securities to reduce interest-rate risk in accordance with safe and sound practices and must also follow certain prudent safeguards in the purchase and retention of such securities. At December 31, 2001, the Bank held $1.3 million securities that are identified under TB-52 as "high-risk mortgage securities." The Bank also evaluates its mortgage-backed securities portfolio annually for compliance with applicable regulatory requirements, including testing for identification of high-risk investments pursuant to Federal Financial Institutions Examination Council standards.

        Derivatives also include "off balance sheet" financial products whose value is derived from the value of an underlying financial asset, such as a stock, bond, foreign currency, or a reference rate or index. Such derivatives include "forwards," "futures," "options" or "swaps." The Bank's investment policy does not permit investment in such "off balance sheet" derivative instruments.

        Of the Bank's $27.7 million mortgage-backed securities portfolio at December 31, 2001, $1.5 million had contractual maturities within six years and $26.2 million had contractual maturities over six years. The actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the Bank's mortgage-backed securities amortize or prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. In contrast to mortgage-backed securities in which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying REMICs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of REMICs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches.

        The following table sets forth information regarding the Bank's mortgage-backed securities (including REMICs) activity for the periods indicated.

	Year Ended December 31,
	2001	2000
	(In Thousands)
Beginning balance	$31,630	$42,427

Mortgage-backed securities purchased	6,000	—
Amortization of premiums, net of discount accretion	(37)	(73)
Principal repayments and change in fair market value	(9,914)	(10,724)

Ending balance	$27,679	$31,630

        The following table sets forth the composition of the Bank's mortgage-backed securities portfolio at the dates indicated.

	At December 31,
	2001		2000
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Mortgage-backed securities:
REMIC	$14,116	51.00%	$15,037	47.54%
GNMA	2,768	10.00	3,945	12.47
FNMA	8,147	29.43	11,185	35.36
FHLMC	2,648	9.57	1,463	4.63

Total	$27,679	100.00%	$31,630	100.00%

        The following table sets forth the contractual maturities of the Bank's mortgage-backed securities portfolio as of December 31, 2001:

	Contractual Maturities Due in Year(s) Ended December 31,
	2002	2003	2005 to 2004	2008 to 2007	2018 and 2017	2018 and Thereafter	Total
	(In Thousands)
Mortgage-backed securities	$3	$8	$851	$629	$8,426	$17,762	$27,679

        The following table sets forth the carrying value of the Bank's investment securities portfolio (excluding mortgage-backed securities), short-term investments and FHLB stock at the dates indicated.

	At December 31,
	2001	2000
	(In Thousands)
Securities available-for-sale(1)(2)	$8,266	$2,769
Interest-bearing deposits(3)	42,350	165
FHLB stock	1,671	1,561

Total	$52,287	$4,495

(1)
Includes FHLMC common stock and U.S. Government and Agency Securities.

(2)
Excludes mortgaged-backed securities.

(3)
See "Management's Discussion and Analysis of Financial Conditions and Results of Operation" contained in the Corporation's 2001 Annual Report to Stockholders, which is incorporated herein by reference.

        The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's available-for-sale investment securities portfolios as of December 31, 2001.

	Total Investment Securities
	Carrying Value		Average Yield	Market Value
	(Dollars in Thousands)
FHLMC stock	$2,256		1.22%	$2,256
U.S. Government and agencies	6,010	(1)	3.23	6,010

Total	$8,266		2.68%	$8,266

(1)
Matures in 2003 and 2004

Deposit Activities and Other Sources of Funds

        General. Deposits and loan repayments are the major sources of the Bank's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and general interest rates and money market conditions influence loan prepayments significantly. Borrowings through the FHLB-Seattle may be used to compensate for reductions in the availability of funds from other sources. At December 31, 2001, the Bank had $17.0 million in borrowings from the FHLB.

        Deposit Accounts. Substantially all of the Bank's depositors are residents of south central Montana. Deposits are attracted from within the Bank's market area through the offering of a broad selection of deposit instruments, including Negotiable Order of Withdrawals ("NOW") accounts, money market accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Bank considers current market interest rates, profitability to the Bank, matching deposit and loan products and its customer preferences and concerns. The Bank reviews its deposit mix and pricing weekly.

        The following table sets forth certain information concerning the Bank's time deposits and other interest-bearing deposits at December 31, 2001.

Weighted Average Interest Rate	Original Term	Checking and Savings Deposits	Minimum Balance	Balance	Percentage of Total Deposits
2.23%	None	NOW accounts	$200	$15,711	12.38%
3.00	None	Regular savings	100	11,124	8.76
3.52	None	Money market accounts	1,000	21,350	16.82
		Certificates of deposit:
3.92	1-3 months	Fixed term, fixed rate	500	2,862	2.26
4.37	4-6 months	Fixed term, fixed rate	500	10,265	8.09
4.95	7-12 months	Fixed term, fixed rate	500	32,518	25.62
5.32	13-24 months	Fixed term, fixed rate	500	17,851	14.06
5.51	25-36 months	Fixed term, fixed rate	500	6,314	4.97
6.55	37-48 months	Fixed term, fixed rate	500	3,724	2.93
6.11	49-120 months	Fixed term, fixed rate	500	2,794	2.20
4.88	Various	Jumbo certificates	100,000	2,427	1.91

				126,940	100.00%

	Accrued interest on deposits			186

	Total			$127,126

        The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2001.

Maturity Period	Amount
(In Thousands)
Three months or less	$3,267
Over three through six months	6,095
Over six through 12 months	8,160
Over 12 months	5,325

Total	$22,847

Time Deposits by Rates

        The following table sets forth the time deposits in the Bank classified by rates at December 31, 2001.

Amount
(In Thousands)
3.00 - 5.00%	$31,896
5.01 - 7.00%	46,649
7.01 - 8.00%	210

Total	$78,755

        The following table sets forth the amount and maturities of time deposits at December 31, 2001.

	Amount Due
	December 31, 2002	December 31, 2003	December 31, 2004	After December 31, 2004	Total
	(In Thousands)
Time deposits	$56,013	$14,514	$6,168	$2,060	$78,755

Accrued interest on certificate accounts					186

Total					$78,941

Deposit Activities

        The following table sets forth the deposit activities of the Bank for the periods indicated.

	Year Ended December 31,
	2001	2000
	(In Thousands)
Net increase before interest credited	$45,558	$2,989
Interest credited	3,715	3,325

Net increase in deposits	$49,273	$6,314

Borrowings

        While savings deposits are the primary source of funds for the Bank's lending and investment activities and for its general business purposes, the Bank also relies upon advances from the FHLB-Seattle to supplement its supply of lendable funds, to meet deposit withdrawal requirements and to fund the purchase of investment and mortgage-backed securities. At December 31, 2001, the Bank was eligible to borrow up to approximately $33.4 million, and had borrowed $17.0 million.

        The FHLB-Seattle functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, the Bank is required to own capital stock in the FHLB-Seattle and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U. S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit.

        The following table sets forth information concerning only short-term borrowings (those maturing within one year or less) the Bank had during the periods indicated.

	Year Ended December 31,
	2001	2000
	(Dollars in Thousands)
Short-term FHLB advances:
Average balance outstanding	$7,571	$6,346
Maximum amount outstanding at any month-end during the period	$13,800	$10,200
Weighted average interest rate during the period	4.92%	6.48%
Total short-term borrowings at end of period	$4,000	$10,200

        For additional information on all borrowings of the Corporation see Notes 8 and 9 of the Notes to Consolidated Financial Statements in the Annual Report, which is incorporated herein by reference.

Subsidiary Activities

        Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that at least one-half of any amount in excess of 1% is used primarily for community, inner city and community development projects. The Bank's investment in its service corporation, Dime Service Corporation, did not exceed these limits at December 31, 2001.

        The Dime Service Corporation is a wholly owned subsidiary of the Bank. It was established in 1985 to purchase and operate an insurance agency business. In 1992 and 1993, The Dime Service Corporation purchased the insurance business of two local insurance agencies. The Dime Service Corporation presently engages in full service property and casualty insurance activities under the name "Dime Insurance Agency." At December 31, 2001, the Bank's investment in The Dime Service Corporation was $480,000. The Dime Service Corporation had total assets of approximately $527,000 at December 31, 2001, and net income of approximately $37,000 for the year ended December 31, 2001. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained in Corporation's Annual Report, which is incorporated herein by reference.

        In January 2002, the Corporation announced its intent to acquire Montana First National Bancorporation located in Kalispell, Montana. In the transaction, the Corporation will acquire all of the issued and outstanding common stock of Montana First National Bancorporation in exchange for an aggregate price of $4,037,500. The aggregate cash price is subject to adjustment based upon Montana First's financial performance prior to closing of the transaction, which is anticipated to occur in the second quarter of fiscal year 2002.

        In connection with the anticipated transaction, the Corporation intends to apply to the Federal Reserve System for permission to become a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Corporation will become subject to the Bank Holding Act and Federal Reserve Regulation Y, which, among other things, limit the activities of bank holding companies to activities closely related to banking. Under current law and regulations, bank holding companies may only engage in certain limited insurance activities. As a result of the anticipated transaction, the Corporation, as a bank holding company, may be required to divest its ownership interest in The Dime Service Corporation because the continued ownership of the entity is not authorized under the Bank Holding Company Act and Regulation Y. The divestiture, if any, would be required within a two-year holding period authorized under the Bank Holding Company Act. The Corporation intends to elect to become a financial holding company within this two-year holding period. As a financial holding company, the Corporation would be authorized to continue its control of The Dime Service Corporation, as well as to engage in other financially-related activities authorized under federal law and regulation. The Corporation is not currently entitled to become a financial holding company but anticipates meeting the qualification requirements prior to expiration of the two-year holding period. All other business activities currently conducted by the Corporation are authorized for both bank holding companies and financial holding companies. For further information regarding the effect of a financial holding company election by bank holding companies, see "Regulation—Regulation of Bank Holding Companies."

REGULATION

General

        The Bank is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act of 1933, as amended ("HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDIA"), and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, the Bank's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of the Bank's mortgage documents. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review the Bank's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on the Corporation, the Bank and their operations. The Corporation, as a savings and loan holding company, is also required to file certain reports with, and otherwise comply with the rules and regulations of the OTS.

Federal Regulation of Savings Associations

        Office of Thrift Supervision.    The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

        All savings associations are required to pay assessments to the OTS to fund the agency's operations. The general assessments, paid on a semi-annual basis, are determined based on the savings association's total assets, including consolidated subsidiaries. The Bank's OTS assessment for the fiscal year ended December 31, 2001 was $36,200.

        Federal Home Loan Bank System.    The FHLB System, consisting of 12 FHLBs, is under the jurisdiction of the Federal Housing Finance Board ("FHFB"). The designated duties of the FHFB are to supervise the FHLBs, to ensure that the FHLBs carry out their housing finance mission, to ensure that the FHLBs remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the FHLBs operate in a safe and sound manner.

        The Bank, as a member of the FHLB-Seattle, is required to acquire and hold shares of capital stock in the FHLB-Seattle in an amount equal to the greater of (i) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (ii) 1/20 of its advances (i.e., borrowings) from the FHLB-Seattle. The Bank is in compliance with this requirement with an investment in FHLB-Seattle stock of $1.7 million at December 31, 2001.

        Among other benefits, the FHLB provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members in accordance with policies and procedures established by the FHLB and the Board of Directors of the FHLB-Seattle.

        Federal Deposit Insurance Corporation.    The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC maintains two separate insurance funds: the Bank Insurance Fund ("BIF") and the SAIF. As insurer of deposits, the FDIC has examination, supervisory and enforcement authority over all savings associations. The Bank's accounts are insured by the SAIF up to the maximum extent permitted by law.

        Under applicable regulations, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period. The capital categories are: (i) well-capitalized, (ii) adequately capitalized, or (iii) undercapitalized. An institution is also placed in one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned with the most well-capitalized, healthy institutions receiving the lowest rates. The Bank's FDIC assessment for the year ended December 31, 2001 was $14,700.

        Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF insured institutions and BIF insured institutions are required to pay a Financing Corporation assessment in order to fund the interest on bonds issued to resolve thrift failures in the 1980s. This amount is currently equal to approximately 2.1 basis points for each $100 in domestic deposits for both BIF and SAIF members. These assessments, which may be revised based upon the level of BIF and SAIF deposits, will continue until the bonds mature in the year 2015.

        The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If the FDIC takes such action, it could have an adverse effect on the earnings of the Bank.

        Under the Federal Deposit Insurance Act ("FDIA"), insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. Management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

        Liquidity Requirements.    The Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals to satisfy financial commitments and to take advantage of investment opportunities.

        Prompt Corrective Action.    The OTS is required to take certain supervisory actions against undercapitalized savings associations, the severity of which depends upon the institution's degree of undercapitalization. Generally, an institution that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier 1 (core) capital to total assets of less than 4%, or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." An institution that has a total risk-based capital ratio less than 6%, a Tier I capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator for a savings institution that is "critically undercapitalized." OTS regulations also require that a capital restoration plan be filed with the OTS within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company in an amount of up to the lesser of 5% of the institution's assets or by the amount, which would bring the institution into compliance with all capital standards. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OTS also could take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        At December 31, 2001, the Bank was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

        Standards for Safety and Soundness.    The federal banking regulatory agencies have prescribed, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) asset quality; (vii) earnings and (viii) compensation, fees and benefits ("Guidelines"). The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that the Bank fails to meet any standard prescribed by the Guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard. Management is aware of no conditions relating to these safety and soundness standards which would require submission of a plan of compliance.

        Qualified Thrift Lender Test.    All savings associations, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings association may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986 as amended ("Code"). Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2001, the Bank met the test and its QTL percentage was 77.46%.

        Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the Bank is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "Savings and Loan Holding Company Regulations."

        Capital Requirements.    Federally insured savings associations, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings association.

        The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). At December 31, 2001, the Bank had tangible capital of $26.8 million, or 15.6% of adjusted total assets, which is approximately $24.2 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. At December 31, 2001, the Bank did not have any intangible assets.

        The capital standards also require core capital equal to at least 3% to 4% of adjusted total assets, depending on an institutions' supervisory rating. Core capital generally consists of tangible capital. At December 31, 2001, the Bank had core capital equal to $26.8 million or 15.6% of adjusted total assets, which is $19.9 million above the minimum leverage ratio requirement of 4% in effect on that date.

        The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

        In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, are multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of assets. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one-to-four family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

        On December 31, 2001, the Bank had total risk-based capital of approximately $28.3 million, including $26.8 million in core capital and $1.5 million in qualifying supplementary capital, and risk-weighted assets of $83.7 million, or total capital of 33.86% of risk-weighted assets. This amount was $21.6 million above the 8% requirement in effect on that date.

        The OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis. The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

        The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

        The imposition by the OTS or the FDIC of any of these measures on the Corporation or the Bank may have a substantial adverse effect on their operations and profitability.

        Limitations on Capital Distributions. The OTS imposes various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. The OTS also prohibits a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result of such action, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with the association's mutual to stock conversion.

        The Bank may make a capital distribution without OTS approval provided that the Bank notify the OTS 30 days before it declares the capital distribution and that the following requirements are met: (i) the Bank has a regulatory rating in one of the two top examination categories, (ii) the Bank is not of supervisory concern, and will remain adequately or well capitalized, as defined in the OTS prompt corrective action regulations, following the proposed distribution, and (iii) the distribution does not exceed the Bank's net income for the calendar year-to-date plus retained net income for the previous two calendar years (less any dividends previously paid). If the Bank does not meet these stated requirements, it must obtain the prior approval of the OTS before declaring any proposed distributions.

        In the event the Bank's capital falls below its regulatory requirements or the OTS notifies it that it is in need of more than normal supervision, the Bank's ability to make capital distributions will be restricted. In addition, no distribution will be made if the OTS notifies the Bank that a proposed capital distribution would constitute an unsafe and unsound practice, which would otherwise be permitted by the regulation.

        Loans to One Borrower. Federal law provides that savings institutions are generally subject to the national bank limit on loans to one borrower. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral. At December 31, 2001, the Bank's limit on loans to one borrower was $4.3 million. At December 31, 2001, the Bank's largest aggregate amount of loans to one borrower was $2.3 million, all of which were performing according to their original terms.

        Activities of Associations and Their Subsidiaries. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that the association controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

        The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of the association or is inconsistent with sound banking practices or with the purposes of the FDIA. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the SAIF. If so, it may require that no SAIF member engage in that activity directly.

        Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act relative to transactions with affiliates in the same manner and to the same extent as if the savings association was a Federal Reserve member bank. Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of the Bank include the Corporation and any company, which is under common control with the Bank. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

        Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

        Community Reinvestment Act. Under the Community Reinvestment Act ("CRA"), a federal statute, a federally-insured financial institution has a continuing and affirmative obligation consistent with safe and sound operations to help meet all the credit needs of its delineated community. The CRA does not establish specific lending requirements or programs nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to meet all the credit needs of its delineated community. The CRA requires the federal banking agencies, in connection with regulatory examinations, to assess an institution's record of meeting the credit needs of its delineated community and to take such record into account in evaluating certain regulatory applications filed by an institution. The CRA requires public disclosure of an institution's CRA rating. The Bank received a "satisfactory" rating as a result of its latest evaluation.

        Regulatory and Criminal Enforcement Provisions. Under the FDIA, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1.0 million per day in especially egregious cases. Under the FDIA, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If the Director does not take action, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Savings and Loan Holding Company Regulations

        General. The Corporation is a unitary savings and loan company subject to regulatory oversight of the OTS. Accordingly, the Corporation is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Corporation and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

        Acquisitions. Federal law and OTS regulations issued thereunder generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

        Activities. As a unitary savings and loan holding company, the Corporation generally is not subject to activity restrictions. If the Corporation acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company and the activities of the Bank and any other subsidiaries (other than the Bank or any other SAIF insured savings association) would generally become subject to additional restrictions. There generally are more restrictions on the activities of a multiple savings and loan holding company than a unitary savings and loan holding company. Federal law provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not an insured association shall commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than: (i) furnishing or performing management services for a subsidiary insured institution, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution, (iv) holding or managing properties used or occupied by a subsidiary insured institution, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or (vii) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above also must be approved by the OTS prior to being engaged in by a multiple holding company.

        Qualified Thrift Lender Test. If the Bank fails the qualified thrift lender test, within one year the Corporation must register as, and will become subject to, the significant activity restrictions applicable to bank holding companies. See "—Federal Regulation of Savings Associations—Qualified Thrift Lender Test" for information regarding the Bank's qualified thrift lender test.

        Financial Services Modernization Bill. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act (the "Act") and became effective March 11, 2000. The Act permits qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A qualifying national bank also may engage, subject to limitation on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, and real estate investment, through a financial subsidiary of the bank.

        The Act also prohibits new unitary thrift holding companies from engaging in nonfinancial activities or from affiliating with an nonfinancial entity. As a grandfathered unitary thrift holding company, the Corporation has retained its authority to engage in nonfinancial activities.

Regulation of Bank Holding Companies

        In connection with the proposed acquisition of Montana First National Bancorporation, the Corporation intends to apply to the Federal Reserve System for permission to become a bank holding company with a financial holding company election under the Bank Holding Company Act of 1956, as amended. As a bank holding company with a financial holding company election, the Corporation will become subject to the Bank Holding Company Act and regulations issued by and supervision of the Federal Reserve. The Federal Reserve has extensive enforcement authority over bank holding companies, including, amount other things, the ability to assess civil monetary penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries, including its bank subsidiaries. In general, the enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

        The following is a general discussion of the regulations the Corporation would be subject to as a bank holding company with a financial holding company election.

        Financial Holding Company Election. The enactment of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 expanded the structural options available to bank holding companies to permit them to engage in banking and other financial activities. Specifically, the Act provides for the establishment of a new financial holding company. The Act permits qualifying bank holding companies that own a bank, "financial holding companies," to also own companies that engage in securities underwriting and dealing, insurance agency and underwriting, merchant banking or venture capital activities, the distribution of mutual funds, and securities lending. Financial holding companies may hold any type of deposit taking subsidiary, including a national bank, a state chartered bank, or a thrift or savings bank. To qualify as a financial holding company, however, each of the company's deposit-taking subsidiaries must be well capitalized, well-managed, and have at least a "satisfactory" rating under the CRA.

        Acquisitions. Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve approval before: acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company, if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls the majority of such shares; acquiring all or substantially all of the assets of another bank or bank holding company; or merging or consolidating with another bank holding company.

        Interstate Banking. The Federal Reserve must approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state.

        Dividends. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends.

        Stock Repurchases. Bank holding companies, except for certain "well-capitalized" and highly rated bank holding companies, are required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with the Federal Reserve.

        Capital Requirements. The Federal Reserve has established capital adequacy guidelines for bank holding companies that generally parallel the capital requirements of the FDIC for a commercial bank. The Federal Reserve regulations provide that capital standards will be applied on a consolidated basis in the case of a bank holding company with $150 million or more in total consolidated assets.

        Under the Federal Reserve's capital adequacy guidelines, a company's total risk based capital must equal 8% of risk-weighted assets and one half of the 8%, or 4%, must consist of Tier 1 (core) capital.

Critical Accounting Policies.

        Companies may apply certain critical accounting policies requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Company considers its only critical accounting policy to be the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of allowance for loan losses are maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management's assessment of the internal risk classifications of loans, changes in the nature of the loan portfolio, industry concentrations and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Company's consolidated financial statements, results of operations or liquidity.

        For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Asset Quality" and Management's Discussion and Analysis of Financial Condition and Results of Operations—Provision for Loan Losses" and "Notes to Consolidated Financial Statements—Summary of Significant Accounting Policies—Allowance for Loan Losses."

TAXATION

Federal Taxation

        General. The Corporation and the Bank report their income on a calendar year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Corporation.

        Tax Bad Debt Reserves. For taxable years beginning prior to January 1, 1996, savings institutions such as the Bank which met certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, may have been computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the nonqualifying reserve. The Bank's deduction with respect to nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the Bank's actual loss experience over a period of several years. Each year the Bank selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.

        Federal legislation repealed the reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As a result, savings associations are no longer able to calculate their deduction for bad debts using the percentage-of-taxable-income method. Instead, savings associations are required to compute their deduction based on specific charge-offs during the taxable year or, if the savings association or its controlled group had assets of less than $500 million, based on actual loss experience over a period of years. This legislation also requires savings associations to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves, thereby generating additional tax liability. At December 31, 2001, the Bank's post-1987 reserves were negligible. The recapture may be suspended for up to two years if, during those years, the institution satisfies a residential loan requirement. The Bank met the residential loan requirement for the taxable year ending December 31, 2001.

        Under prior law, if the Bank failed to satisfy the qualifying thrift definitional tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, the Bank would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratably over a multi-year period. At December 31, 2001, the Bank's total bad debt reserve for tax purposes was approximately $3.3 million. Among other things, the qualifying thrift definitional tests required the Bank to hold at least 60% of its assets as "qualifying assets." Qualifying assets generally include cash, obligations of the United States or any agency or instrumentality thereof, certain obligations of a state or political subdivision thereof, loans secured by interests in improved residential real property or by savings accounts, student loans and property used by the Bank in the conduct of its banking business. Under current law, a savings association will not be required to recapture its pre-1988 bad debt reserves if it ceases to meet the qualifying thrift definitional tests.

        Distributions. To the extent that the Bank makes "nondividend distributions" to the Corporation that are considered as made: (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method; or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Nondividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Corporation that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income attributable to an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, the Bank makes a "nondividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 35% corporate income tax rate (exclusive of state and local taxes). See "REGULATION—Federal Regulation of Savings Associations—Limitations on Capital Distributions" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

        Corporate Alternative Minimum Tax. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. In addition, only 90% of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). For taxable years beginning after December 31, 1986, and before January 1, 1997, an environmental tax of .12% of the excess of AMTI (with certain modification) over $2.0 million is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid.

        Dividends-Received Deduction and Other Matters. The Corporation may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Corporation and the Bank will not file a consolidated tax return, except that if the Corporation or the Bank owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

        Audits. There have not been any Internal Revenue Service audits of the Bank's federal income tax returns during the past five years.

State Taxation

        The Corporation is subject to the Montana Corporation License Tax, which is imposed at the rate of 6.75% of Montana taxable income. There have not been any audits of the Corporation's state tax returns during the past five years.

Competition

        The Bank operates in an extremely competitive market for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Historically, its most direct competition for savings deposits has come from commercial banks, thrift institutions and credit unions operating in its market area. Some of these commercial banks are subsidiaries of large regional holding companies having vastly greater resources than the Bank at their disposal. At December 31, 2001, there were many commercial banks (including branch offices), two thrift institutions (in addition to the Bank) and two credit unions in Park, Gallatin and Sweet Grass Counties. In addition, the competition in the Bank's newer markets, Billings and Missoula, is significantly higher than in the historical market areas served by the Bank. Particularly in times of high market interest rates, the Bank has faced competition for investors' funds from short-term money market securities and corporate and U.S. Government securities. The Bank competes for loan originations with mortgage bankers, thrift institutions, credit unions and commercial banks. Such competition for deposits and loans may limit the Bank's future growth and earnings prospects.

Personnel

        As of December 31, 2001, the Bank had 51 full-time equivalent employees, 12 of whom are employed by Dime Service Corporation and five part-time employees, none of whom were represented by a collective bargaining unit. The Bank believes its relationship with its employees is good.

Item 2. Description of Property

        The Bank has four offices. The main office is located at 123 South Main Street, Livingston, Montana 59047. The main office was opened in 1923 and the present square footage is approximately 15,000 feet. The Bank purchased the building effective July 1, 1998, which purchase was approved by the OTS, for $750,000. The sellers accepted a 10-year 9% note as payment. The net book value of the property and equipment, including land previously owned, is $1.1 million.

        The Bank has branch offices located at 101 McLeod Street, Big Timber, Montana 59011, at 5 West Mendenhall Street, Bozeman, Montana 59715 and at 455 South 24th Street West, Billings, Montana 59108. The Big Timber branch office consists of approximately 2,000 square feet, was opened in 1980 in connection with the merger of the Big Timber Building and Loan Association, and relocated to its current facility in 1984. At December 31, 2001, the net book value of the property and equipment was $211,000. The Bozeman branch office consists of approximately 7,000 square feet, was opened in 1958 in connection with the merger with Pioneer Building and Loan Association and relocated to its current facility in 1971. At December 31, 2001, the net book value of the property and equipment was $667,000. During the third quarter of 1999, the Bank acquired the property in Billings, Montana for a de novo branch facility. At December 31, 2001 the Bank has recorded $1.5 million related to this property. This property consists of approximately 3,700 square feet used entirely by the new branch. The Missoula loan processing office has equipment amounting to $92,000. In addition, the land and building in Missoula, including remodeling costs through December 31, 2001 was $1.0 million The total net book value of the Bank's premises and equipment at December 31, 2001 was $4.6 million.

        The Bank's subsidiary, Dime Service Corporation, leases offices in Livingston, Big Timber and Bozeman, Montana. The Livingston office is 2,500 square feet, the Big Timber office is 365 square feet and the Bozeman office is 650 square feet. There are no written lease agreements for the Livingston and Big Timber offices.

Item 3. Legal Proceedings

        From time to time, the Bank is involved in routine legal proceedings occurring in the ordinary course of business. At December 31, 2001, the Bank was not a party to any legal proceedings that management of the Bank believed would be materially adverse to the financial condition, results of operations, cash flows or capital ratios of the Bank.

Item 4. Submission of Matters to a Vote of Security Holders

        No matters were submitted to a vote of security holders during the fourth quarter of the year ended December 31, 2001.

Item 5. Market for the Registrant's Common Equity and Related Stockholder Matters

        The information contained under the section captioned "Stock Market Information" in the Company's Annual Report is incorporated herein by reference.

Item 6. Management's Discussion and Analysis of Plan of Operation

        The required information is contained in section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report and is incorporated herein by reference.

Item 7. Financial Statements

        The Corporation's consolidated financial statements required herein are contained in the Annual Report and are incorporated herein by reference.

Item 8. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

        No changes in or disagreements with the Corporation's independent accountants on accounting and financial disclosure have occurred during the past 12 months.

PART III

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(b) of the Exchange Act

        The information contained under the sections captioned "Voting Securities and Security Ownership of Certain Beneficial Owners and Management," "Proposal I—Election of Directors" and "Compliance with Section 16(a) of the Exchange Act" in the Corporation's definitive proxy statement for the Corporation's Annual Meeting of Stockholders (the "Proxy Statement") is incorporated herein by reference.

Item 10. Executive Compensation

        The information contained under the section captioned "Executive Compensation" in the Proxy Statement is incorporated herein by reference.

Item 11. Security Ownership of Certain Beneficial Owners and Management

        (a)  Security Ownership of Certain Beneficial Owners

    Information required by this item is incorporated herein by reference to the section captioned "Voting Securities and Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement.

        (b)  Security Ownership of Management

    Information required by this item is incorporated herein by reference to the section captioned "Proposal I—Election of Directors" in the Proxy Statement.

        (c)  Management of the Corporation knows of no arrangements, including any pledge by any person of securities of the Corporation, the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 12. Certain Relationships and Related Transactions

        The information required by this item is incorporated herein by reference to the section captioned "Transaction with Management" and "Voting Securities and Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement.

Item 13. Exhibits, List and Reports on Form 8-K

        (a)  Exhibits

3.1	Certificate of Incorporation of Empire Federal Bancorp, Inc.(1)
3.2	Bylaws of Empire Federal Bancorp, Inc.(1)
10.2	Employment Agreement with William H. Ruegamer(3)
10.3	Employee Stock Ownership Plan(1)
10.4	Management Recognition and Development Plan(2)
10.5	Stock Option Plan(2)
10.6	Financial Institution's Thrift Plan (401(k))(2)
11	Statement regarding computation of earnings per share (see Notes 1 and 12 to the Notes to Consolidated Financial Statements in the Corporation's Annual Report)
13	Annual Report to Stockholders for the year ended December 31, 2001
21	Subsidiaries of the Registrant
23	Consent of Independent Auditors

(1)
Incorporated by reference to the Corporation's Registration Statement on Form SB-1, File No. 333-12653.

(2)
Incorporated by reference to the Registrant's Annual Meeting Proxy Statement.

(3)
Incorporated by reference to the Registrant's Annual Report on Form 10-QSB for the quarter ended June 30, 2001.

        (b)  Report on Form 8-K

    No Forms 8-K were filed during the quarter ended December 31, 2001.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMPIRE FEDERAL BANCORP, INC.
Date: March 27, 2002	By:	/s/ WILLIAM H. RUEGAMER Chief Executive Officer and President (Duly Authorized Representative)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ WILLIAM H. RUEGAMER William H. Ruegamer President and Chief Executive Officer (Principal Executive Officer)	March 27, 2002
By:	/s/ BEVERLY D. HARRIS Beverly D. Harris Director	March 27, 2002
By:	/s/ EDWIN H. DOIG Edwin H. Doig Chairman of the Board	March 27, 2002
By:	/s/ WALTER R. SALES Walter R. Sales Director	March 27, 2002
By:	/s/ BURTON WASTCOAT Burton Wastcoat Director	March 27, 2002
By:	/s/ KENNETH P. COCHRAN Kenneth P. Cochran Director and Senior Vice President	March 27, 2002

Exhibit 13

Annual Report to Stockholders

2001 ANNUAL REPORT

EMPIRE FEDERAL BANCORP, INC.

BUSINESS OF THE COMPANY

        Empire Federal Bancorp, Inc. (the "Corporation") is a savings and loan holding company headquartered in Livingston, Montana. Its principal subsidiary is Empire Bank (the "Bank") (the Corporation and the Bank shall at times be referred to as the "Corporation") which operates four branches in south-central Montana. The Corporation was incorporated on September 20, 1996, for the purpose of becoming the holding company for the Bank, upon its conversion from a federal mutual savings and loan association to a federal stock savings bank. As part of the conversion process the association's name was changed from "Empire Federal Savings and Loan Association" to "Empire Federal Bank". The sale of stock by the Corporation was completed and the conversion process finished on January 23, 1997. The financial and other information contained in this Annual Report are presented as if the conversion had been completed on December 31, 1996. On December 31, 2001, the Corporation had total assets of $174.9 million, total deposits of $126.9 million, and stockholders' equity of $28.9 million. The Corporation's principal activity is holding the stock of the Bank. Accordingly, the information set forth in this report, including the consolidated financial statements and related notes, relates primarily to the Bank.

        The Bank was organized under the statutes of the State of Montana as Empire Federal Building and Loan Association (the "Association"), and was authorized to begin business on May 25, 1923. The Association was granted membership in the Federal Home Loan Bank System on March 3, 1933, and obtained insurance of accounts from the Federal Savings and Loan Insurance Corporation on August 12, 1937. At a meeting held August 11, 1952, members of the Association voted to change the Association's name to Empire Savings and Loan Association. On January 5, 1959, the Association merged with Pioneer Building and Loan Association of Bozeman and continued the services of Pioneer to the Bozeman community. On June 25, 1970, the state-chartered Association converted to a federal charter and changed its name to Empire Federal Savings and Loan Association. On September 30, 1980, the Association merged with Big Timber Building and Loan Association and opened its doors to business in Big Timber. During 1999 the Bank received approval to open a de novo branch in Billings, Montana, which was opened in April 2000. In 2000, the Bank adopted its current corporate title. During 2000, the Bank opened a loan production office in Missoula, Montana, which is expected to become a full service branch in early 2002.

        In 1985, the Bank formed a service corporation, The Dime Service Corporation ("Dime") and purchased the book of insurance of United Agencies in Livingston, Montana and began operation as Dime Insurance Agency, an independent insurance agency, with offices in Livingston, Bozeman and Big Timber, Montana.

        The Bank is a community oriented financial institution which obtains funds primarily through savings and checking deposits from the general public, from repayment of loans, and from borrowings and retained earnings. These funds are used primarily to originate commercial, business, commercial real estate, residential and consumer loans. The Bank also makes home equity loans for a wide variety of purposes, finances other types of real estate, and invests in obligations of the U. S. Government and its agencies.

LETTER TO SHAREHOLDERS

To Our Shareholders:

        The year 2001 continued to bring change, challenge and growth for your company. Change in the ongoing transition to become a full service community bank, challenge in meeting the competitive forces of the financial service industry and growth in our people, products and services to our customers and the number of locations we serve.

        Significant strides were made during 2001 to expand the Bank's franchise in Montana. At December 31, 2001, a full service de novo branch was in the process of construction and opened during March 2002 in Missoula, Montana. Further, in January 2002, the Company announced its intent to acquire Montana First National Bancorporation located in Kalispell, Montana with approximately $26 million in assets and a presence in consumer and commercial banking in the Kalispell market. The Company will acquire all of the outstanding stock of Montana First National Bancorporation for an aggregate price of $4,037,500. The cash price is subject to adjustment based on Montana First's financial performance prior to the closing of the transaction, which is anticipated to occur in the third quarter of 2002. Both Missoula and Kalispell are located in one of the best growth areas of Montana.

        During 2001, the Bank continued its strategic emphasis on growth by offering more services, aggressive solicitation of deposits from customers and higher than usual interest rates in the markets served. Increased interest expense during the three months ended December 31, 2001 reflects this strategy and increased interest expense is expected to impact earnings for much of 2002 as a result of the 63% increase in deposits. Retention of these new depositors will be a high priority during the coming months with emphasis on more products, personal service and expanded locations.

        The Company continued to repurchase common shares in the open market. During the year ended December 31, 2001, 54,500 shares were purchased for $819,550 for an average price of $15.04 per share. At year-end the Company had repurchased 1,084,457 shares for a total of $14,892,000, or an average price of $13.73 per share.

        Financial highlights for the year ended December 31, 2001 include:

  •
  Net income of $1,141,000 or $.84 per share as compared to $1,217,000 or $.79 per share, for the comparable period in 2000.

  •
  Book value per share at December 31, 2001 amounted to $19.15 as compared to $18.51 at December 31, 2000.

  •
  Cash dividends paid of $640,000 or $.46 per share.

  •
  Increase in deposits of $49 million or 63.4% since December 31, 2000.

  •
  Increase in net loans of $3,381,000 or 4.13% since December 31, 2000.

        Three of our long-term directors, Walter J. Peterson Jr., Sanroe J. Kaisler Jr. and John R. Boe, retired during 2001. Their many years of dedication and support will be missed and we wish them well.

        Our consolidated capital amounted to $28.9 million or 16.51% of total assets which is significantly in excess of regulatory requirements and our competitors. We continue to evaluate additional repurchases of our common stock as compared to alternative financial investments and opportunities.

        We are very pleased with our progress during 2001 and we continue to evaluate opportunities for expansion that will be compatible to our organization and beneficial to our shareholders.

        We look forward to the challenges and opportunities in the coming years. We value our employees, customers, shareholders and the communities we serve. We appreciate your support and continued loyalty.

Sincerely,

/s/ WILLIAM H. RUEGAMER William H. Ruegamer President and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth certain information concerning the consolidated financial position and results of operation of the Corporation at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Annual Report.

	At December 31,
	2001	2000	1999	1998	1997
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets	$174,912	$125,067	$114,527	$109,201	$109,801
Cash and interest-bearing deposits	46,536	2,648	2,372	5,154	2,904
Investment and mortgage-backed securities available-for-sale	35,945	29,374	41,090	39,866	36,496
Investment and mortgage-backed securities held-to-maturity	—	5,024	6,406	10,498	20,556
Loans receivable, net	85,241	80,363	59,570	49,499	45,714
Deposits	126,940	77,667	71,353	66,413	66,859
Advances from FHLB	17,000	16,200	8,800	4,000	—
Total equity, substantially restricted	28,873	28,915	32,755	36,301	40,598
	Year Ended December 31,
	2001	2000	1999	1998	1997
	(In Thousands)
SELECTED OPERATING DATA:
Interest income	$9,538	$8,702	$7,592	$7,665	$7,709
Interest expense	5,103	4,070	3,208	3,036	3,118

Net interest income	4,435	4,632	4,384	4,629	4,591
Provision for loan losses	255	110	18	20	20

Net interest income after provision for loan losses	4,180	4,522	4,366	4,609	4,571

Non-interest income
Insurance commission income	588	557	576	624	652
Customer service charges	301	249	228	216	188
Gain of sale of investments, net	386	184	—	—	—
Gain on sale of loans	552	59	—	—	—
Other income	19	26	24	32	19

Total non-interest income	1,846	1,075	829	872	859
Non-interest expense:
Compensation and benefits	2,326	2,033	1,839	2,156	1,621
Occupancy and equipment	645	565	409	378	363
Deposit insurance premiums	65	51	65	72	78
Other general and administrative	974	957	809	729	750

Total non-interest expense	4,010	3,606	3,122	3,335	2,812
Income before income taxes	2,016	1,991	2,073	2,146	2,618
Income tax expense	875	774	808	901	1,032

Net income	$1,141	$1,217	$1,265	$1,245	$1,586

Earnings per share:
Basic	$0.84	$0.79	$0.70	$0.56	$0.67

Diluted	$0.84	$0.79	$0.70	$0.56	$0.67

Book value per share	$19.15	$18.51	$16.37	$16.33	$15.66

	At or For the Year Ended December 31,
	2001	2000	1999	1998	1997
Performance Ratios:
Return on average assets (net income divided by average assets)	0.82%	1.04%	1.15%	1.15%	1.43%
Return on average equity (net income divided by average equity)	3.80	4.02	3.85	3.26	3.95
Dividend payout ratio (dividends declared per share divided by net income per share)	54.76	55.70	57.14	57.14	33.58
Average interest-earning assets to average interest-bearing liabilities	124.79	131.89	142.55	154.90	155.55
Net interest income after provision for loan losses to total non-interest expense	104.24	125.41	139.85	138.19	162.55
Interest rate spread	2.40	2.98	2.85	2.82	2.66
Net yield on average interest-earning assets	3.35	4.13	4.14	4.40	4.28
Efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income)(1)	63.85	63.18	59.89	60.63	51.59
Equity Ratios:
Average equity to average assets (average equity divided by average total assets)	21.46%	25.84%	29.95%	35.27%	36.32%
Equity to assets at year end	16.51	23.13	28.60	33.24	36.97
Asset Quality Ratios:
Non-performing assets to total assets	0.43	—	(1)	—	—
Non-performing loans to total assets	0.43	—	(1)	—	—
Non-performing loans to net loans	0.92	—	(1)	—	—
Allowance for loan losses, real estate owned and other repossessed assets to non-performing assets	79.18	*	(1)	*	*
Allowance for loan losses to total loans outstanding	0.69	0.41	0.38	0.44	0.41
	At December 31,
	2001	2000	1999	1998	1997
OTHER DATA:
Number of:
Real estate loans outstanding	825	940	732	702	714
Deposit accounts	11,010	9,620	10,029	10,078	10,368
Full-service offices	4	4	3	3	3

*
Not meaningful.

(1)
One loan for $14,000 on non-accrual at December 31, 1999. Percentages not meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Special Note Regarding Forward-Looking Statements

        Certain matters in this annual report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Corporation operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Corporation's business strategy. Specifically, the Corporation has changed its role as a traditional mortgage lender to that of a commercial bank by increasing its commercial and business lending during fiscal 2001. This reflects the Corporation's new growth-oriented expansion strategy, which is to pursue internal and external growth opportunities when management deems it appropriate. This new strategy may subject the Corporation to a greater degree of risk. Risks associated with this new business strategy include increased risk of losses on loans, provision for loan losses which exceed historical levels, difficulties in integrating or managing new branches or acquired institutions and problems related to the management of growth. There can be no assurance that the Corporation will be successful in implementing this new business strategy or in managing growth.

        These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Corporation's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward looking statements due to a wide range of factors including, but not limited to, the general business environment, the direction of future interest rates, the local real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, labor market competitiveness, and other risks detailed in the Corporation's reports filed with the Securities and Exchange Commission.

General

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Corporation. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes thereto contained herein.

Operating Strategy

        The Bank is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on the origination of loans secured by one-to-four family residential dwellings. In the past, the Bank considered Gallatin, Park and Sweet Grass counties in south central Montana as its primary market area. During 1999, the Bank received regulatory approval to open a de novo branch in Billings, Montana, and management opened the new branch in April 2000. In addition, the Bank opened a loan production office in Missoula, Montana during the third quarter of 2000. During the second quarter of 2001, the Bank notified the Office of Thrift Supervision of its intention to open a de novo branch in Missoula in late 2001 or early 2002. Lending activities also have recently included the increased emphasis on the origination of multi-family, commercial, business, commercial real estate and home equity loans. The Bank's primary business has been that of a traditional financial institution, originating loans in its primary market area for its portfolio. In addition, the Bank has maintained a significant portion of its assets in investment and mortgage-backed securities. Similar to its lending activities, the Bank's investment portfolio has been weighted toward U.S. Government agency mortgage-backed securities secured by one-to-four family residential properties. The Bank plans to continue to fund its assets primarily with deposits, although FHLB advances are used as a supplemental source of funds.

        The Bank relies to a significant extent on borrowings from the FHLB of Seattle to finance its short-term and, to a certain extent, its longer term financing needs. The FHLB of Seattle functions as the central reserve bank providing credit for savings institutions and certain other member financial institutions. In recent periods, borrowings from the FHLB of Seattle have been available at rates that are more favorable than the rates that the Bank would be required to pay on deposits. Further, borrowings from the FHLB are available at various maturities, facilitating the appropriate matching of asset and liability maturity dates.

        The Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and FHLB advances. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The level of other income and expenses also affects the Bank's profitability. Other income consists of service charges on checking and NOW accounts and other fees, insurance commissions and net gains or losses on the sale of investments and loans. Other expenses include compensation and employee benefits, occupancy expenses, deposit insurance premiums, equipment and data servicing expenses, professional fees and other operating costs. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

        The Bank's strategy is to operate as a conservative, well-capitalized, profitable institution dedicated to offering a full line of community banking services and to providing quality service to all customers. The Bank believes that it has successfully implemented its strategy by (i) maintaining strong capital levels, (ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) emphasizing local loan originations and sales to the secondary market, and (iv) emphasizing high-quality customer service with a competitive fee structure.

        As evidenced by the new branch in Billings and the proposed new branch in Missoula, coupled with an increase in commercial and business loans, the Bank's strategy is changing from its historical role as a mortgage lender to a growth-oriented expansion strategy by pursuing internal and external growth opportunities, when appropriate. This new strategy may subject the Company to a greater degree of risk. Risks associated with this new business strategy include increased risk of losses on loans, provision to loan losses which exceed historical levels, difficulties in integrating or managing new branches or acquired institutions and problems related to the management of growth. There can be no assurance that the Company will be successful in implementing this new business strategy or in managing growth.

Financial Condition

        Consolidated assets increased by approximately $49.8 million, or 39.9%, from $125.1 million at December 31, 2000 to $174.9 million at December 31, 2001.

        Effective January 1, 2001, the Company transferred held-to-maturity securities with amortized costs of $5.0 million to the available-for-sale securities category as allowed by Statement of Financial Accounting Standard No. 133. Investment and mortgage-backed securities available-for-sale, after reclassification on January 1, 2001, increased $1.5 million, or 4.50%, from $34.4 million at December 31, 2000 to $35.9 million at December 31, 2001 as the result of maturities and payments of $10.3 million, a decrease in market value of $185,000 and purchases of $12.0 million.

        Net loans increased $3.3 million, or 4.1%, from $81.9 million at December 31, 2000 to $85.2 million at December 31, 2001.

        Deposits increased $49.3 million or 63.4%, from $77.6 million at December 31, 2000 to $126.9 million at December 31, 2001. This increase is the result of a program to attract depositors in all of the Bank's markets. The majority of this increase in deposits was in one to two year certificates of deposits.

        A majority of the increase in deposits has been temporarily invested in interest bearing deposits, which amounted to $42.4 million at December 31, 2001 as compared to $165,000 at December 31, 2000.

        Premises and equipment increased by $877,000 from $3.7 million at December 31, 2000 to $4.6 million at December 31, 2001 as the result of purchases of $1.2 million, which includes the purchase of $1.0 million for property and construction costs in Missoula for a planned branch. Depreciation of $336,000 offset this increase.

        Stockholders' equity amounted to $28.9 million at December 31, 2000 and 2001. Changes during the year include net income of $1.1 million, the release of ESOP shares in the amount of $193,000 and a decrease of $113,000 related to the market value of securities available-for-sale. In addition, 12,398 shares of MRDP vested and unearned MRDP compensation was reduced by $196,000. Stockholders' equity was also decreased by the payments of $640,000 in dividends. During the year ended December 31, 2001, the Company repurchased 54,500 shares of its common stock in the open market at an average price of $15.04 per share for a total of $820,000. There were 1,084,457 shares held in treasury at December 31, 2001 with an average price of $13.73. Book value per share at December 31, 2001 was $19.15.

Asset Quality

        At December 31, 2001, the Bank had two nonaccrual loans amounting to $747,000. At December 31, 2001, the Bank had 26 loans delinquent over 30 days amounting to $4.5 million of which five loans amounting to $761,000 were delinquent over 90 days. The Bank had no real estate acquired through foreclosure.

Results of Operations

        The operating results of the Bank depend primarily on its net interest income. The Bank's net interest income is determined by its interest rate spread, which is the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The Bank's net earnings are also affected by the establishment of provisions for loan losses and the level of its other non-interest income, including insurance commission income and deposit service charges, as well as its other expenses and income tax provisions.

Comparison of Results of Operations for the Year Ended December 31, 2001 and 2000

        Net Income.    Net income decreased by $76,000 from $1.2 million for the year ended December 31, 2000 to $1.1 million for the year ended December 31, 2001. The following narrative discusses the various components of the change.

        Net Interest Income.    Net interest income decreased $197,000, or 4.3%, from $4.6 million for the year ended December 31, 2000 to $4.4 million for the same period in 2001. The interest rate spread decreased from 2.98% for the year ended December 31, 2000 to 2.40% for the comparable period in 2001.

        Interest Income.    Total interest income increased by $836,000, or 9.6%, from $8.7 million for the year ended December 31, 2000 to $9.5 million for the same period in 2001. The increase was primarily attributable to an increase in average interest earning assets of $20.2 million, or 18.0%, from $112.1 million for the year ended December 31, 2000 as compared to $132.3 million for the comparable period in 2001. Average outstanding loans increased $16.4 million offset by decreases in the average outstanding balances of investments and mortgage-backed securities of $8.1 million. Average balances of other investments, primarily interest bearing deposits, increased by $11.9 million, or 602.0%, from $2.0 million for the year ended December 31, 2000 to $13.9 million for the same period in 2001. The significant increase is the result of investing the proceeds from the deposit growth in interest bearing deposits at the FHLB and other financial institutions. The yield on interest earning assets for the year ended December 31, 2001, was 7.2% as compared to 7.8% for the comparable period in 2000.

        Interest Expense.    Total interest expense was $5.1 million for the year ended December 31, 2001, as compared to $4.1 million for the same period in 2000. Interest on deposits increased by $748,000, or 22.5%, and interest on notes payable and other debt increased by $285,000, or 38.2%.

        Average deposits for the year ended December 31, 2001 amounted to $87.2 million as compared to $73.2 million for the same period in 2000, an increase of $14.0 million, or 19.1%. Included in the average deposits for the year ended December 31, 2001 was $52.4 million in certificates of deposit as compared to $41.5 million for the comparable period in 2000, an increase of $10.9 million or 26.3%. In addition to the increase in average deposits, the cost of deposits increased from 4.5% for year ended December 31, 2000 to 4.7% for the same period in 2001 reflecting a general increase in the Bank's interest rates. Outstanding certificates of deposits at December 31, 2001 amounted to $126.9 million as compared to $77.7 million at December 31, 2000, an increase of $49.2 million or 63.4%. This increase is the result of a strategic emphasis by management to attract new depositors and borrowers. Continued increases in cost of deposits are projected for the year ended December 31, 2002, based on the significant increase in deposits during the third and fourth quarters of 2001.

        Other interest expense of $1.0 million for the year ended December 31, 2001 includes $984,000 related to borrowings from the FHLB and $46,000 associated with other debt. Other interest expense for the comparable period in 2000 included $694,000 related to FHLB borrowings and $51,000 associated with other debt. The weighted average interest rate on the FHLB advances was 4.98% and 6.38% at December 31, 2001 and 2000, respectively.

        Provision for Loan Losses.    The provision for loan losses was $255,000 for the year ended December 31, 2001 as compared to $110,000 for the same period in 2000, an increase of $145,000 or 131.8%. The increase in the allowance for loan losses reflects the Bank's continued emphasis in underwriting more commercial, commercial real estate, land and infrastructure and construction loans. At the end of both periods, the level of reserves was deemed to be adequate by management. Loan loss reserves as a percentage of loans were .69% at December 31, 2001 and ..41% at December 31, 2000. Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current and prospective economic conditions, peer group comparisons, and independent appraisals. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based upon judgments different from management. Assessment of the adequacy of the allowance for credit losses involves subjective judgments regarding future events, and thus, there can be no assurance that additional provisions for credit losses will not be required in future periods. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control. Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.

        Non-Interest Income.    Non-interest income was $1.8 million for the year ended December 31, 2001, as compared to $1.1 million for the same period in 2000, an increase of $791,000 or 71.7%. During the year ended December 31, 2001, the Bank recorded $552,000 in gains on sale of loans. This gain is the result of the Bank's activity in underwriting mortgage loans for sale in the secondary market. There were only nominal sales to the secondary market during the year ended December 31, 2000 resulting in gains of $58,000. Gross loans sold during the year ended December 31, 2001 amounted to $35.5 million as compared to $5.8 million for the comparative period in 2000.

        The net gain on sale of investments for the year ended December 31, 2001 was the result of the sale of 6,000 shares of FHLMC stock for a gain of $386,000. The net gain of $185,000 for the comparative period in 2000 was the result of the sale of $6.5 million of mortgage-backed securities and bonds for a loss of $160,000 offset by the sale of 7,500 shares of FHLMC stock for a gain of $345,000.

        Insurance commissions received from Dime are the largest component of non-interest income. Insurance commissions of $588,000 and $557,000 were received for the year ended December 31, 2001 and 2000, respectively.

        Non-Interest Expense.    Total non-interest expense increased $404,000, or 11.2%, to $4.0 million for the year ended December 31, 2001, compared to the same period in 2000. Included in this increase is a $293,000 increase in compensation and benefits expense, which is primarily related to the additional salaries and benefits for the employees at the new branch in Billings and the Missoula loan production office. Occupancy expense also increased $80,000 during the year ended December 31, 2001 to $645,000 from $565,000 for the comparable period in 2000 primarily as the result of additional cost associated with the new branch facility and loan production office.

        Income Taxes.    Income taxes increased $101,000, or 13.0%, to $875,000 for the year ended December 31, 2001, compared to $774,000 for the same period in 2000. The effective combined federal and state tax rate was 43.4% and 38.9% for the year ended December 31, 2001 and 2000, respectively. The primary difference between the expected and actual tax calculation relates to state taxes and the mark-to-market adjustment on ESOP shares committed to be released and MRDP shares awarded during the year.

Comparison of Results of Operations for the Years Ended December 31, 2000 and 1999

        Net Income.    Net income decreased by $48,000, or 3.8%, to $1.2 million for the year ended December 31, 2000 as compared to $1.3 million for the same period in 1999. While the net income is approximately the same for the two comparative periods, several components of net income changed and are discussed in the following narrative.

        Net Interest Income.    Net interest income increased $248,000, or 5.7%, from $4.4 million for the year ended December 31, 1999 to $4.6 million for the same period in 2000. The interest rate spread increased from 2.85% for the year ended December 31, 1999 to 2.98% for the comparable period in 2000.

        Interest Income.    Total interest income increased by $1.1 million, or 14.6%, from $7.6 million for the year ended December 31, 1999 to $8.7 million for the same period in 2000. The increase was primarily attributable to an increase in average interest earning assets of $6.1 million, or 5.7%, from $106.0 million for the year ended December 31, 1999 as compared to the comparable period in 2000. Average outstanding loans increased $17.3 million offset by decreases in the average outstanding balances of investments and mortgage-backed securities of $11.2 million. The yield on interest earning assets for the year ended December 31, 2000, was 7.6% as compared to 7.2% for the comparable period in 1999.

        Interest Expense.    Total interest expense was $4.1 million for the year ended December 31, 2000, as compared to $3.2 million for the same period in 1999. Interest on deposits increased by $441,000, or 15.3%, and interest on notes payable and other debt increased by $421,000, or 130.1%.

        Average deposits for the year ended December 31, 2000 amounted to $73.2 million as compared to $68.7 million for the same period in 1999. In addition to the increase in average deposits, the cost of deposits increased from 4.2% for the year ended December 31, 1999 to 4.6% for the same period in 2000 reflecting a general increase in interest rates in the Bank's markets.

        Other interest expense of $745,000 for the year ended December 31, 2000 includes $694,000 related to borrowings from the FHLB and $51,000 associated with the purchase of the main office building. Other interest expense for the comparable period in 1999 included $267,000 related to FHLB borrowings and $56,000 associated with the purchase of the main office building.

        Provision for Loan Losses.    The provision for loan losses was $110,000 for year ended December 31, 2000 as compared to $18,000 for the same period in 1999, an increase of $92,000, or 5.11%. This increase is commensurate with the significant growth in loans during 2000. At the end of both periods, the level of the allowance was deemed to be adequate by management. Loan loss allowance as a percentage of loans was .41% at December 31, 2000, and .38% at December 31, 1999. Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current and anticipated prospective economic conditions, peer group comparisons, and independent appraisals. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based upon judgments different from management. Assessment of the adequacy of the allowance for credit losses involves subjective judgments regarding future events, and thus, there can be no assurance that additional provisions for credit losses will not be required in future periods. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control. Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.

        Non-Interest Income.    Non-interest income increased $246,000, or 29.6%, to $1.1 million for the year ended December 31, 2000, as compared to $829,000 for the same period in 1999 primarily as the result of the net gain on the sale of investments of $184,000 and gains on the sale of mortgage loans of $58,000, offset by a decrease in commissions from insurance companies of $19,000.

        The net gain on sale of investments was the result of the sale of $6.4 million of mortgage-backed securities and bonds for a loss of $160,000 offset by the sale of 7,500 shares of FHLMC stock for a gain of $344,000. Generally the proceeds of these sales were used to fund the repurchase of treasury shares and to fund loan originations during the year ended December 31, 2000.

        Gains on the sale of mortgage loans are the result of the Bank's increased activity in sales of loans in the secondary market.

        Insurance commissions received from Dime are the largest component of non-interest income. Insurance commissions of $557,000 and $576,000 were received for the years ended December 31, 2000 and 1999, respectively. The decrease in commission income in 2000 resulted primarily from decreases in premiums and commissions from key companies represented by Dime. Increased competition and possible future decreases in commissions will continue to impact Dime's financial results.

        Non-Interest Expense.    Total non-interest expense increased $484,000 or 15.5%, to $3.6 million for the year ended December 31, 2000, compared to $3.1 million for the same period in 1999. Included in this increase is a $193,000 increase in compensation expense, which is primarily related to the additional salaries and benefits for the employees at the new branch in Billings and the Missoula loan production office. Occupancy expense also increased $156,000 from $409,000 for the year ended December 31, 1999 to $565,000 for the same period in 2000 primarily as the result of additional costs associated with the new branch facility.

        Additional net increases in other non-interest expense amounting to $134,000 were primarily the result of increased advertising, legal, consulting and auditing costs as well as additional costs associated with the opening of the branch office in Billings and the loan production office in Missoula.

        Income Taxes.    Income taxes decreased $34,000, or 4.2%, from $808,000 for the year ended December 31, 1999, as compared to $774,000 for the same period in 2000 as a result of the decrease in income before taxes. The effective combined federal and state tax rates were 38.9% and 39.0% for the year ended December 31, 2000 and 1999, respectively.

        The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented.

		Year Ended December 31,
	At December 31, 2001
		2001			2000
	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost
	(Dollars in Thousands)
Interest-earning assets:
Loans receivable	7.63%	$87,409	$7,372	8.43%	$70,981	$6,010	8.47%
Mortgage-backed securities	6.01	27,988	1,720	6.15	35,711	2,436	6.82
Investment securities	2.68	3,030	40	1.33	3,403	124	3.66
Other interest-earning assets(1)	1.85	13,912	406	2.92	1,982	132	6.65

Total interest-earning assets	5.58	132,339	9,538	7.21	112,077	8,702	7.64
Non-interest-earning assets		7,635			5,002

Total assets		$139,974			$117,079

Interest-bearing liabilities:
NOW accounts	2.23	10,667	255	2.39	10,295	245	2.38
Money market accounts	3.52	13,520	576	4.26	9,181	429	4.67
Regular savings	3.00	10,655	319	3.00	12,208	366	3.00
Certificates of deposit	5.08	52,407	2,923	5.58	41,470	2,284	5.51

Total deposits	4.30	87,249	4,073	4.67	73,154	3,324	4.55
Other liabilities	5.08	18,797	1,030	5.48	11,821	746	6.30

Total interest-bearing liabilities	4.39	106,046	5,103	4.81	84,975	4,070	4.79
Non-interest-bearing liabilities		3,891			1,849

Total liabilities		109,937			86,824
Stockholder's equity		30,037			30,255

Total liabilities and stockholder's equity		$139,974			$117,079

Net interest income			$4,435			$4,632

Interest rate spread(2)	1.19%			2.40%			2.98%

Net yield on interest-earning assets(3)				3.35%			4.13%

Ratio of average interest-earning assets to average interest-bearing liabilities				124.79%			131.89%

(1)
Includes interest-bearing deposits in other financial institutions and FHLB stock.

(2)
Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3)
Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

(4)
Includes $2.3 million of FHLMC stock with dividend rate of 1.22% per annum.

Rate/Volume Analysis

        The following table sets forth the effects of changing rates and volumes on net interest income of the Bank, information is provided with respect to (i) effects on net interest income attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume); (iii) changes in rate/volume (change in rate multiplied by change in volume); and (iv) the net change (the sum of the prior columns).

	Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 Increase (Decrease) Due to				Year Ended December 31, 2000 Compared to Year Ended December 31, 1999 Increase (Decrease) Due to
	Volume	Rate	Rate/ Volume	Net	Volume	Rate	Rate/ Volume	Net
	(In Thousands)
Interest-earning assets:
Loans receivable	$1,391	$(24)	$(5)	$1,362	$1,404	$179	$58	$1,641
Mortgage-backed securities	(527)	(241)	52	(716)	(500)	133	(24)	(391)
Investment securities	(13)	(79)	8	(84)	(64)	(4)	1	(67)
Other interest-earning assets	793	(74)	(445)	274	(98)	47	(22)	(73)

Total interest-earning assets	1,644	(418)	(390)	836	742	355	13	1,110

Interest expense:
Deposits	641	90	18	749	189	236	16	441
Other liabilities	439	(97)	(58)	284	346	36	39	421

Total interest-bearing liabilities	1,080	(7)	(40)	1,033	535	272	55	862

Net change in net interest income	$564	$(411)	$(350)	$(197)	$207	$83	$(42)	$248

Asset and Liability Management and Interest Rate Risk

        General.    The ability to maximize net interest income depends largely upon achieving a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities, which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would result in a decrease in net interest income. Conversely, during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income.

        In the past, the Bank has perceived its market niche to be that of a traditional thrift lender that originates fixed rate residential loans for its portfolio and purchases fixed rate U.S. Government and agency investment securities and mortgage-backed securities to supplement its lending activities. The Bank uses its capital position to absorb the adverse consequences of the increased interest rate risk associated with this strategy. As an integral part of this strategy, the Bank has historically concentrated its lending activity on the origination of long-term, fixed-rate, residential one- to four-family mortgage loans and commercial real estate and multi-family loans. As of December 31, 2001, 75.8% of the Bank's total loans were fixed rate loans and 71.2% of its investments and mortgage-backed securities had fixed interest rates. During 2000 and 2001, the Bank expanded its lending activities to include commercial loans with floating rates. At December 31, 2001 commercial loans amounted to $6.3 million, most of which have floating interest rates.

        The mismatch between maturities and interest rate sensitivities of balance sheet items results in interest rate risk. The Bank has a high level of interest rate risk as a result of its policies to make fixed-rate, residential one- to four-family real estate loans and to purchase fixed rate investment and mortgage-backed securities, which are longer term in nature than the short-term characteristics of its liabilities for customer deposit accounts. Because of its capital position, the Bank has accepted the above average interest rate risk associated with fixed-rate loans and fixed-rate investment and mortgage-backed securities in an effort to maximize yield. See "—Liquidity and Capital Resources."

Interest Rate Sensitivity of Net Portfolio Value

        The following table is provided to the Bank by the OTS and illustrates the change in net portfolio value at December 31, 2001 based on OTS assumptions. Net portfolio value is the difference between the Bank's depository portfolio value and its loans receivable portfolio value. No effect has been given to any steps that management of the Bank may take to counter the effect of the interest rate movements presented in the table.

				Net Portfolio as % of Portfolio Value of Assets
Basis Point ("bp") Change in Rates	Net Portfolio Value
				NPV Ratio
	$ Amount	$ Change	% Change		Change
(Dollars in Thousands)
300 bp	30,245	(4,750)	(14)%	17.33%		(188	bp)
200 bp	31,954	(3,041)	(9)%	18.04%		(117	bp)
100 bp	33,583	(1,412)	(4)%	18.68%		(53	bp)
0	34,995	—	—	19.21%		—
(100)bp	35,460	465	1%	19.30%	+	9	bp

        Under the OTS interest rate risk capital rule (implementation of which has been postponed), those institutions with greater than "normal" levels of interest rate risk will be subject to an interest rate risk component in calculating their risk-based capital ratio. An institution with a "normal" level of interest rate risk is defined as one whose "Measured Interest Rate Risk" is less than 2.0%.

        The following table is provided by the OTS and is based on the calculations in the previous table.

	December 31, 2001		December 31, 2000
RISK MEASURES: 200 BP RATE SHOCK
Pre-Shock NPV Ratio: NPV as % of PV of Assets	19.21%		24.85%
Exposure Measure: Post-Shock NPV Ratio	18.04%		22.32%
Sensitivity Measure: Change in NPV Ratio	117	bp	253	bp

        As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as substantially all of the Bank's ARM loans, have features that restrict changes in interest rates on a short-term basis (1.5% to 2.0% per adjustment period) and over the life of the asset (generally 5% over the life). Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table. Therefore, the data presented in the table should not be relied upon as indicative of actual results.

Liquidity and Capital Resources

        The Bank's primary sources of funds are proceeds from principal and interest payments on loans, maturing securities and certificates of deposit. The proceeds from the sale of available-for-sale securities and FHLB advances are additional sources of liquidity. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

        The primary investing activity of the Bank has been the origination of one- to four-family mortgage loans, commercial real estate and commercial loans. During the year ended December 31, 2001, the Bank originated mortgage loans in the amount of $68.3 million. The Bank also invests in investment grade federal agency securities.

        The Bank must maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities. During the year ended December 31, 2001 and 2000, the Bank used its sources of funds primarily to fund loan commitments, distribution to the Corporation to repurchase shares of common stock, and to pay deposit withdrawals.

        The Bank uses cash flows generated from operating, investing and financing activities to meet its liquidity requirements. See Consolidated Statements of Cash Flows included as part of the Consolidated Financial Statements.

        Like most thrift institutions, deposits, particularly certificates of deposit, have been the primary source of external funds for the Bank. By offering interest rates that are competitive with or at a slight premium to the average rate paid by local competitors, the Bank has had limited success in lengthening the maturity of its certificate of deposit portfolio. At December 31, 2001, certificates of deposit amounted to $78.8 million, or 62.0% of total deposits, including $22.8 million, which were scheduled to mature in more than one year after December 31, 2001. At December 31, 2001, $56.0 million of certificates of deposit were scheduled to mature within one year. Historically, the Bank has been able to retain a significant amount of maturing deposits. Management of the Bank believes it has adequate resources to fund all loan commitments by deposits and, if necessary, FHLB advances are available. Additionally, the Bank can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

        The Bank is required to maintain specific amounts of capital pursuant to OTS requirements. As of December 31, 2001, the Bank was in compliance with all regulatory capital requirements, which were effective as of such date with tangible, core and risk-based capital ratios of 15.6%, 15.6% and 33.9%, respectively. For a detailed discussion of regulatory capital requirements and a numerical presentation of the Bank's capital levels relative to regulatory requirements, see Note 14 of Notes to the Consolidated Financial Statements.

        The Corporation, as the holding company for the Bank, does not have any source of cash flow other than dividends declared by the Bank, which are subject to regulatory restrictions. Distributions paid by the Bank to the Corporation during 2001 amounted to $930,000. At December 31, 2001, no loans are outstanding between the Corporation and the Bank.

Effect of Inflation and Changing Prices

        The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Independent Auditors' Report

The Board of Directors and Stockholders
Empire Federal Bancorp, Inc.:

        We have audited the accompanying consolidated balance sheets of Empire Federal Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain easonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire Federal Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/KPMG LLP

Billings, Montana
February 22, 2002, except as to Note 20, which is
    as of March 5, 2002

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2001	2000
Assets
Cash and due from banks	$4,185,664	2,482,564
Interest-bearing deposits	42,350,439	165,136

Cash and cash equivalents	46,536,103	2,647,700
Investment and mortgage-backed securities available-for-sale	35,945,324	29,374,395
Mortgage-backed securities held-to-maturity	—	5,024,454
Loans receivable, net	81,151,598	80,362,737
Loans held for sale	4,089,014	1,497,244
Stock in Federal Home Loan Bank of Seattle, at cost	1,670,600	1,560,700
Accrued interest receivable	629,245	528,281
Income tax receivable	—	44,418
Premises and equipment, net	4,596,212	3,719,566
Prepaid expenses and other assets	293,977	307,770

	$174,912,073	125,067,265

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$126,940,015	77,666,644
Advances from Federal Home Loan Bank	17,000,000	16,200,000
Note payable	464,306	530,749
Advances from borrowers for taxes and insurance	245,522	286,086
Accrued expenses and other liabilities	304,848	349,060
Deferred income taxes	1,084,264	1,119,505

Total liabilities	146,038,955	96,152,044

Stockholders' equity:
Preferred stock, par value $.01 per share, 250,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.01 per share, 4,000,000 shares authorized, 2,592,100 issued	25,921	25,921
Additional paid-in capital	25,322,946	25,278,214
Unearned ESOP and MRDP compensation	(1,626,790)	(1,928,091)
MRDP shares acquired	(258,864)	(302,011)
Retained earnings, substantially restricted	18,852,536	8,351,208
Treasury shares acquired, at cost, 1,084,457 and 1,029,957 shares at December 31, 2001 and 2000, respectively	(14,891,933)	(14,072,383)
Accumulated other comprehensive income	1,449,302	1,562,363

Total stockholders' equity	28,873,118	28,915,221

Commitments and contingencies	$174,912,073	125,067,265

See accompanying notes to consolidated financial statements.

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
	2001	2000
Interest income:
Loans receivable	$7,371,815	6,010,312
Mortgage-backed securities	1,719,781	2,435,555
Investment securities	40,239	124,394
Other	406,131	131,828

Total interest income	9,537,966	8,702,089

Interest expense:
Passbook accounts	319,208	366,370
NOW accounts	830,841	674,265
Certificates of deposit	2,922,894	2,283,958
Advances from Federal Home Loan Bank	984,243	694,233
Note payable	45,556	50,902
Total interest expense	5,102,742	4,069,728

Net interest income	4,435,224	4,632,361
Provision for loan losses	255,008	110,000

Net interest income after provision for loan losses	4,180,216	4,522,361
Non-interest income:
Insurance commission income	588,335	556,795
Customer service charges	301,290	249,562
Gain on sale of securities	385,801	184,613
Gain on sale of loans	551,800	58,348
Other	18,354	25,919

Total non-interest income	1,845,580	1,075,237
Non-interest expense:
Compensation and benefits	2,326,047	2,032,837
Occupancy and equipment	644,908	565,003
Deposit insurance premiums	64,763	50,700
Data processing services	152,931	114,757
Other	821,410	842,707

Total non-interest expense	4,010,059	3,606,004

Income before income taxes	2,015,737	1,991,594
Income taxes	874,647	774,528

Net income	$1,141,090	1,217,066

Basic earnings per share	$.84	.79

Diluted earnings per share	$.84	.79

See accompanying notes to consolidated financial statements.

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income

Years Ended December 31, 2001 and 2000

	Common Stock	Additional paid-in capital	Unearned ESOP and MRDP compensation	MRDP shares acquired	Retained earnings	Treasury shares acquired	Accumulated other comprehensive income	Total stockholders' equity
Balances at December 31, 1999	$25,921	25,260,408	(2,264,623)	(302,011)	17,842,091	(8,439,462)	632,893	32,755,217
Repurchase of 439,127 shares of common stock	—	—	—	—	—	(5,632,921)		(5,632,921)
ESOP shares committed to be released	—	25,550	138,240	—	—	—	—	163,790
MRDP shares vested	—	(7,744)	198,292	—	—	—	—	190,548
Comprehensive income:
Net income	—	—	—	—	1,217,066	—	—	1,217,066
Increase in unrealized gain on securities available-for-sale	—	—	—	—	—	—	929,470	929,470

Comprehensive income
								2,146,536
Cash dividends declared ($.44 per share)	—	—	—	—	(707,949)	—	—	(707,949)

Balances at December 31, 2000	25,921	25,278,214	(1,928,091)	(302,011)	18,351,208	(14,072,383)	1,562,363	28,915,221
Repurchase of 54,500 shares of common stock	—	—	—	—	—	(819,550)	—	(819,550)
ESOP shares committed to be released	—	54,636	138,240	—	—	—	—	192,876
Award of 2,592 MRDP shares	—	—	—	43,147	—	—	—	43,147
MRDP shares vested	—	(9,904)	163,061	—	—	—	—	153,157
Comprehensive income:
Net income	—	—	—	—	1,141,090	—	—	1,141,090
Decrease in unrealized gain on securities available-for-sale	—	—	—	—	—	—	(113,061)	(113,061)

Comprehensive income
								1,028,829
Cash dividends declared ($.46 per share)	—	—	—	—	(639,762)	—	—	(639,762)

Balances at December 31, 2001	$25,921	25,322,946	(1,626,790)	(258,864)	18,852,536	(14,891,933)	1,449,302	28,873,118

	Year Ended December 31,
	2001	2000
Disclosure of other comprehensive (loss) income elements:
Unrealized and realized holding gains arising during the period, net of income tax expense of $61,314 and $666,252 in 2001 and 2000, respectively	$95,901	1,042,084
Reclassification adjustment for gains included in net income, net of income tax expense of $150,462 and $71,999 in 2001 and 2000, respectively	(235,339)	(112,614)
Cumulative affect of adoption of SFAS No. 133; transfer of held-to-maturity securities to available-for-sale, net of income tax expense of $16,864	26,377	—

Net unrealized (loss) gain on available-for-sale securities	$(113,061)	929,470

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2001	2000
Cash flows from operating activities:
Net income	$1,141,090	1,217,066
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for loan losses	255,008	110,000
Depreciation	336,319	338,947
Loss on retirement of premises and equipment	1,069	22,772
Gain on sale of securities	(385,801)	(184,613)
Gain on sale of loans	(551,800)	(58,348)
Amortization of premiums and discounts on loans and mortgage-backed securities, net	9,543	50,615
Federal Home Loan Bank stock dividends	(109,900)	(97,200)
ESOP shares committed to be released	172,458	149,979
MRDP compensation expense	196,304	190,548
Deferred income taxes	37,045	4,876
Proceeds from sales of loans	36,529,888	4,375,104
Origination of loans held for sale	(38,569,858)	(5,814,000)
Increase in accrued interest receivable	(100,964)	(76,895)
Decrease (increase) in income taxes receivable	44,418	(8,349)
Decrease (increase) in prepaid expenses and other assets	13,793	(30,807)
(Decrease) increase in accrued expenses and other liabilities	(44,212)	72,267

Net cash (used) provided by operating activities	(1,025,600)	261,962

Cash flows from investing activities:
Net increase in loans receivable	(1,043,869)	(20,901,290)
Purchases of investments available-for-sale	(12,000,000)	—
Proceeds from sales of investments available-for-sale	392,701	6,610,837
Principal payments on mortgage-backed securities:
Held-to-maturity	—	1,369,347
Available-for-sale	10,251,735	6,773,642
Purchases of premises and equipment	(1,214,034)	(1,220,955)

Net cash used in investing activities	(3,613,467)	(7,368,419)

Cash flows from financing activities:
Net increase in deposits	49,273,371	6,313,546
Proceeds from advances from Federal Home Loan Bank	11,000,000	17,800,000
Repayment of advances from Federal Home Loan Bank	(10,200,000)	(10,400,000)
Payments on note payable	(66,443)	(61,098)
Net change in advances from borrowers for taxes and insurance	(40,564)	56,649
Payments of dividends	(619,344)	(694,138)
Purchase of treasury stock	(819,550)	(5,632,921)

Net cash provided by financing activities	48,527,470	7,382,038

Net increase in cash and cash equivalents	43,888,403	275,581
Cash and cash equivalents, beginning of year	2,647,700	2,372,119

Cash and cash equivalents, end of year	$46,536,103	2,647,700

Cash paid during the year for:
Interest	$5,101,720	4,011,000
Income taxes	801,067	778,000

Non-cash operating and financing activity:
Dividends on allocated ESOP shares	$20,418	13,811

See accompanying notes to consolidated financial statements.

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2001 and 2000

(1)  Summary of Significant Accounting Policies

(a) General

        The accompanying consolidated financial statements include the accounts of Empire Federal Bancorp, Inc. (the Holding Company) and its wholly-owned subsidiary, Empire Bank (Empire). The consolidated financial statements also include Dime Service Corporation (Dime), a wholly-owned subsidiary of Empire operating as an insurance agency. The Holding Company, Empire and Dime are herein referred to collectively as "the Company." All significant intercompany balances and transactions have been eliminated in consolidation.

        Empire provides services to customers in south central Montana through a main office and four branches in five separate communities. Empire offers a variety of deposit products to its customers while concentrat-ing its lending activities on real estate loans. These real estate lending activities focus primarily on the origination of loans secured by one- to four-family residential real estate but also include the origination of multi-family, commercial real estate, home equity and commercial loans. Empire is subject to competition from other financial service providers and is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

(b) Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. Management believes that the allowance for loan losses is adequate, however, future additions to the allowance may be necessary based on changes in factors affecting the borrowers' ability to repay. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require Empire to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

(c) Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all cash, daily interest demand deposits, amounts due from banks and interest-bearing deposits with banks with original maturities of three months or less to be cash equivalents.

(d) Investment and Mortgage-Backed Securities

        Investment and mortgage-backed securities available-for-sale include securities that management intends to use as part of its overall asset/liability management strategy and that may be sold in response to changes in interest rates and resultant prepayment risk and other related factors. Securities available-for-sale are carried at fair value and unrealized gains and losses (net of related tax effects) are excluded from earnings and reported as a separate component of stockholders' equity. Investment securities and mortgage-backed securities, other than those designated as available-for-sale or trading, are comprised of debt securities for which the Company has the positive intent and ability to hold to maturity and are carried at cost. Management determines the appropriate classification of investment and mortgage-backed securities as either available-for-sale or held-to-maturity at the purchase date.

        Declines in the fair value of securities below carrying value that are other than temporary are charged to expense as realized losses and the related carrying value reduced to fair value.

        The carrying value of debt securities is adjusted for amortization of premiums and accretion of discounts using the interest method over the estimated lives of the securities. Upon realization, gains and losses from the sale of securities are included in earnings using the specific identification method.

(e) Loans Receivable

        Loans receivable are stated at unpaid principal balances, less unearned discounts and net deferred loan origination fees. Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Discounts on purchased loans are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

(f) Allowance For Loan Losses

        The allowance for loan losses is based on management's evaluation of the adequacy of the allowance, including an assessment of past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions, and independent appraisals.

        Additions to the allowance arise from charges to operations through the provision for loan losses or from the recovery of amounts previously charged off. The allowance is reduced by loans charged off. Loans are charged off when management believes there has been permanent impairment of their carrying values.

        Accrued interest on loans that are contractually past due ninety days or more is generally charged off against income. Interest is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is reasonably assured, in which case the loan is returned to accrual status.

        The Company also provides an allowance for losses on specific loans which are deemed to be impaired. Groups of small-balance homogeneous loans (generally residential real estate and consumer loans) are evaluated for impairment collectively. A loan is considered impaired when, based upon current information and events, it is probable that the Company will be unable to collect, on a timely basis, all principal and interest according to the contractual terms of the loan's original agreement. When a specific loan is determined to be impaired, the allowance for loan losses is increased through a charge to expense for the amount of the impairment. The amount of the impairment is measured using cash flows discounted at the loan's effective interest rate, except when it is determined that the sole source of repayment for the loan is the operation or liquidation of the underlying collateral. In such cases, the current value of the collateral, reduced by anticipated selling costs, will be used in place of discounted cash flows. The Company uses the cash basis of income recognition on impaired loans.

(g) Loans Held for Sale

        Loans originated and intended for sale on the secondary market are carried at the lower of cost or estimated fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. A sale is recognized when the Company surrenders control of the loan and consideration, other than beneficial interests in the loan, is received in exchange. A gain is recognized to the extent the selling price exceeds the carrying value. The Company does not retain servicing on any of its sold loans.

(h) Loan Origination Fees and Related Costs

        Loan origination fees and certain direct loan origination costs are deferred and the net fee or cost is recognized as interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

(i) Stock in Federal Home Loan Bank

        The Company holds stock in the Federal Home Loan Bank (FHLB). FHLB stock is restricted because it may only be sold to another member institution or the FHLB at its par value. Due to restrictive terms, and the lack of a readily determinable market value, FHLB stock is carried at cost.

(j) Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided using straight-line and accelerated methods over the estimated useful lives of 40 years for the buildings, 7 to 15 years for improvements and 3 to 15 years for furniture, fixtures and equipment.

(k) Income Taxes

        Deferred tax assets and liabilities are recognized for the estimated future consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(l) Earnings Per Share

        Basic earnings per share (EPS) is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period less unvested Management Recognition and Development Plan (MRDP) shares and unallocated Employee Stock Ownership Plan (ESOP) shares.

        Diluted EPS is calculated by dividing net income by the weighted average number of common shares used to compute basic EPS plus the incremental amount of potential common stock determined by the treasury stock method.

(m) Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows is less than the carrying amount of the asset. No long-lived assets were identified as impaired as of December 31, 2001 or 2000.

(n) Stock-Based Compensation to Employees

        Compensation cost for stock-based compensation to employees is measured at the grant date using the intrinsic value method. Under the intrinsic value method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to ultimately acquire the stock and is recognized as compensation expense over any related service period. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation plans. Compensation expense for nonemployee stock option grants is measured at the grant date based on the fair value of the award as required by SFAS No. 123. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value method of accounting for employee stock option grants described above, and has adopted the disclosure requirements of SFAS No. 123.

(o) Comprehensive Income

        Comprehensive income includes net income, as well as other changes in stockholders' equity that result from transactions and economic events other than those with stockholders. The Company's only significant element of comprehensive income is unrealized gains and losses on available-for-sale securities.

(p) Derivative Instruments

        In June 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities, an amendment to SFAS No. 133. SFAS No. 133 and SFAS No. 138 establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. These standards require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. As of December 31, 2001 and 2000, the Company was not engaged in hedging activities nor did it hold derivative instruments that require adjustments to carrying values under SFAS No. 133 and No. 138. The Company adopted the standards on January 1, 2001 and the impact of the adoption was not material. Upon adoption of SFAS No. 133, the Company transferred held-to-maturity securities with amortized costs of $5,024,454 and market value of $5,067,695 into the available-for-sale securities category. The $43,241 unrealized gain was recorded as a component of comprehensive income net of tax as a transition adjustment.

(q) Impact of Recently Issued Accounting Standards

        In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

        The Company adopted the provisions of SFAS No. 141 effective July 1, 2001, and adopted SFAS No. 142 effective December 31, 2001. As of the date of adoption, the Company did not have any goodwill or other intangible assets. Accordingly, adoption did not have any effect on its consolidated financial statements.

        In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of SFAS No. 125. SFAS No. 140 revises accounting standards for securitizations and transfers of financial assets and collateral and requires certain disclosures, but carries forward most of SFAS No. 125's provisions without change. SFAS No. 140 is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ended after December 15, 2000. Adoption of these provisions did not have a material effect on the consolidated financial statements.

(r) Reclassifications

        Certain reclassifications have been made to the 2000 amounts to conform to the 2001 presentation.

(2)  Investment and Mortgage-Backed Securities Available-For-Sale

        The amortized cost, unrealized gains and losses, and estimated fair values of investment and mortgage-backed securities available-for-sale at December 31 are as follows:

	2001
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
FHLMC common stock	$39,761	2,216,539	—	2,256,300
Bonds:
FHLB	3,010,460	2,874	(4,624)	3,008,710
FHLMC	2,001,767	—	(17,037)	1,984,730
FNMA	1,015,370	1,530	—	1,016,900

	6,027,597	4,404	(21,661)	6,010,340

Mortgage-backed securities:
GNMA certificates	2,763,499	35,995	(31,165)	2,768,329
FHLMC certificates	2,660,566	22,752	(35,224)	2,648,094
FNMA certificates	8,071,766	123,466	(48,776)	8,146,456
REMIC certificates	14,006,230	177,039	(67,464)	14,115,805

	27,502,061	359,252	(182,629)	27,678,684

	$33,569,419	2,580,195	(204,290)	35,945,324

	2000
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
FHLMC common stock	$46,660	2,722,114	—	2,768,774
Mortgage-backed securities:
GNMA certificates	3,146,091	—	(55,573)	3,090,518
FHLMC certificates	531,193	—	(4,020)	527,173
FNMA certificates	9,060,012	41,110	(103,392)	8,997,730
REMIC certificates	14,029,187	67,653	(106,640)	13,990,200

	26,766,483	108,763	(269,625)	26,605,621

	$26,813,143	2,830,877	(269,625)	29,374,395

        The REMICs consist of nineteen certificates which are backed by the FNMA or the FHLMC.

        All bonds available-for-sale at December 31, 2001 mature between one and five years.

        Gross gains of $385,801 were realized on the sale of securities in the year ended December 31, 2001. There were no sales of securities available-for-sale during the year ended December 31, 2000.

        The Company has not entered into any interest rate swaps, options or future contracts. All of the U.S. Government and agency obligations at December 31, 2001 have call features.

        Securities and interest-bearing deposits with an amortized cost of $1,459,000 and $1,002,000 at December 31, 2001 and 2000, respectively, were pledged to secure public and other funds on deposit. The approximate market value of securities pledged at December 31, 2001 and 2000 was $1,479,000 and $997,000 respectively. All pledged securities are held in a custody account by a third party.

(3)  Mortgage-Backed Securities Held-to-Maturity

        The amortized cost, unrealized gains and losses, and estimated fair values of mortgage-backed securities held-to-maturity at December 31, 2000 are summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Mortgage-backed securities:
GNMA certificates	$854,528	20,657	(2,570)	872,615
FHLMC certificates	935,740	22,635	(9,212)	949,163
FNMA certificates	2,187,458	31,820	(10,966)	2,208,312
REMIC certificates	1,046,728	457	(9,580)	1,037,605

	$5,024,454	75,569	(32,328)	5,067,695

(4)  Loans Receivable, Net

        Loans receivable, net at December 31 are summarized as follows:

	2001	2000
First mortgage loans:
One to four family	$37,214,191	46,128,318
Multi-family	4,729,519	5,157,651
Commercial real estate	12,787,201	12,468,045
Construction loans	10,748,896	6,002,824
Land and infrastructure	4,535,257	—
Commercial non-mortgage	6,349,358	6,182,468
Loans to depositors, secured by savings	659,592	459,031
Other consumer loans	4,995,743	5,025,539

	82,019,757	81,423,876
Less:
Undisbursed portion of loans	(38,325)	(403,719)
Allowance for loan losses	(591,361)	(336,165)
Net deferred loan origination fees	(238,473)	(321,255)

	$81,151,598	80,362,737

        Loans receivable include approximately $21,536,000 and $14,529,000 in adjustable rate loans at December 31, 2001 and 2000, respectively.

        A summary of activity in the allowance for loan losses for the years ended December 31 is as follows:

	2001	2000
Balance at beginning of year	$336,165	226,215
Provision charged to expense	255,008	110,000
Losses charged against the allowance	—	(50)
Recoveries of amounts previously charged off	188	—

Balance at end of year	$591,361	336,165

        The recorded investment in impaired loans, which includes those loans currently reported as nonaccrual, amounted to approximately $747,000 at December 31, 2001. These loans were not subject to a specific allowance for loan losses because of the estimated net realizable value of loan collateral, guarantees and other factors. The average recorded investment in impaired loans for the year ended December 31, 2001 was approximately $844,000. Interest income that would have been recorded on impaired loans if such loans had been current for the entire period would have been approximately $12,000 for the year ended December 31, 2001. Interest income recognized on impaired loans for the year ended December 31, 2001 was approximately $20,000. There were no commitments to borrowers that have loans on non-accrual as of December 31, 2001. There were no loans that were considered impaired as of or for the year ended December 31, 2000.

(5)  Accrued Interest Receivable

        Accrued interest receivable at December 31 is summarized as follows:

	2001	2000
Loans receivable	$533,302	461,285
Mortgage-backed securities	50,287	66,996
Investment securities and interest-bearing deposits	45,656	—

	$629,245	528,281

(6)  Premises and Equipment

        Premises and equipment at December 31 is summarized as follows:

	2001	2000
Buildings and improvements	$2,641,504	2,658,041
Land	929,165	929,165
Furniture, fixtures and equipment	1,935,045	1,747,950
Construction in progress	1,012,648	—

	6,518,362	5,335,156
Accumulated depreciation	(1,922,150)	(1,615,590)

	$4,596,212	3,719,566

        Construction in progress at December 31, 2001 represents the purchase of a building and land and related remodeling costs for a new branch in Missoula, Montana.

(7)  Deposits

        Deposits at December 31 are summarized as follows:

		2001		2000
	Weighted average rate at December 31, 2001
		Amount	Percent	Amount	Percent
Passbook accounts	3.04%	$11,124,193	8.8%	$11,199,566	14.4%
NOW accounts	2.84%	37,061,136	29.2	24,379,235	31.4

		48,185,329	38.0	35,578,801	45.8

Certificates of deposit:	3.01-4.00%	6,995,675	5.5	—	—
	4.01-5.00%	24,900,044	19.6	1,270,783	1.6
	5.01-6.00%	34,855,215	27.5	21,107,580	27.2
	6.01-7.00%	11,793,552	9.3	19,494,518	25.1
	7.01.8.00%	210,200.1		214,962.3

Total certificates of deposit		78,754,686	62.0	42,087,843	54.2

		$126,940,015	100.0%	$77,666,644	100.0%

        Certificates of deposit at December 31, 2001 are scheduled to mature as follows:

Year ending December 31:
2002	$56,012,947
2003	14,513,830
2004	6,167,630
2005	962,321
2006	422,526
Thereafter	675,432

$78,754,686

        Certificates of deposit of $100,000 or greater were approximately $22,847,000 and $7,349,000 at December 31, 2001 and 2000, respectively.

        Accrued interest payable on deposits (included in accrued expenses and other liabilities) was approximately $186,000 and $162,000 at December 31, 2001 and 2000, respectively.

(8)  Advances From Federal Home Loan Bank

        Advances from the Federal Home Loan Bank at December 31 are summarized as follows:

	2001	2000
4.65% to 6.12% fixed rate advances, interest payable monthly	$15,000,000	11,800,000
Variable rate advances (1 month LIBOR plus .1%), interest payable monthly	2,000,000	4,000,000
Cash management advance, paid in 2001	—	400,000

	$17,000,000	16,200,000

        Contractual principal repayments on advances from the Federal Home Loan Bank subsequent to December 31, 2001 are as follows:

Year ending December 31:
2002	$4,000,000
2003	6,500,000
2004	—
2005	4,900,000
2006	1,000,000
Thereafter	600,000

$17,000,000

        $5,000,000 of the fixed rate advances have putable options which may be exercised by the FHLB after a predetermined time and quarterly, thereafter.

        The weighted average interest rate on these advances was 4.98% and 6.38% at December 31, 2001 and 2000, respectively.

        Advances from the FHLB are secured by pledges of FHLB stock and a blanket assignment of the Company's unpledged, qualifying mortgage loans, mortgage-backed securities and investment securities. Subject to collateral availability, the total amount of additional advances available at December 31, 2001 is approximately $16,412,000.

(9)  Note Payable

        During 1997, the Company entered into an agreement with an officer of the Company and related individuals to purchase the Livingston, Montana main office building. The purchase was financed with a long-term note requiring quarterly payments of $28,000 including interest at 9%. The note is secured by the building. The note was paid off in February 2002.

(10) Income Taxes

        Income tax expense for the years ended December 31 is summarized as follows:

	Federal	State	Total
2001:
Current	$702,846	134,756	837,602
Deferred	33,870	3,175	37,045

	$736,716	137,931	874,647

2000:
Current	$635,747	133,905	769,652
Deferred	4,020	856	4,876

	$639,767	134,761	774,528

        Income tax expense for the years ended December 31 differs from "expected" income tax expense (computed by applying the Federal corporate income tax rate of 34% to income before income taxes) as follows:

	2001	2000
Computed "expected" tax expense	$685,351	677,142
Increase (decrease) resulting from:
State taxes, net of Federal income tax benefit	91,034	88,942
Mark-to-market adjustment on ESOP shares committed to be released	18,576	8,687
Adjustment to income tax accruals	76,927	—
Other	2,759	(243)

	$874,647	774,528

        Temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities that give rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:

	2001	2000
Deferred tax assets:
Allowance for loan losses	$227,407	129,272
Deferred loan origination fees	93,678	123,539
Deferred compensation accrual	—	29,117
Vested MRDP shares	66,549	73,275

Gross deferred tax assets	387,634	355,203

Deferred tax liabilities:
FHLB stock dividends	(490,993)	(448,731)
Premises and equipment, principally due to differences in depreciation	(51,577)	(24,092)
Unrealized gain on securities available-for-sale	(926,603)	(998,889)
Other, net	(2,725)	(2,996)

Gross deferred tax liabilities	(1,471,898)	(1,474,708)

Net deferred tax liability	$(1,084,264)	(1,119,505)

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, taxes paid in carryback years, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and estimates of future taxable income over the periods in which the deferred tax assets are deductible, at December 31, 2001 and 2000, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

        Retained earnings at December 31, 2001 includes approximately $3,320,000 for which no provision for Federal income tax has been made. This amount represents the base year tax bad debt reserve at December 31, 1986. This amount is treated as a permanent difference and deferred taxes are not recognized unless it appears this amount will be reduced and thereby result in taxable income in the foreseeable future. The Company is not currently contemplating any changes in its business or operations which would result in a recapture of this Federal bad debt reserve into taxable income.

(11) Stock Repurchases

        The Company has authorized plans to repurchase some of its outstanding shares in the open market. During the years ended December 31, 2001 and 2000, the Company repurchased 54,500 and 439,127 shares, respectively, under the plans.

(12) Employee Benefit Plans

        Retirement Plan.    The Company has a noncontributory multi-employer trustee defined benefit pension plan. Actuarially determined pension costs are funded as required by the trustee. Information related to the Company's portion of the actuarial present value of benefits is not available. Consulting actuaries to the plan have indicated the plan reached the ERISA full funding limitation during 2001 and 2000. There were no contributions to the plan in 2001 or 2000.

        Savings Plan.    During January 1999, the Company adopted a 401(k) savings plan. The Company allows eligible employees to contribute up to 15% of their monthly wages. The Company matches an amount equal to 50% of the employee's contribution, up to 6% of total wages. Participants are at all times fully vested in their contributions and vest after five years in the Company's contributions. The Company's contributions were approximately $28,600 and $19,000 during the years ended December 31, 2001 and 2000, respectively.

        Employee Stock Ownership Plan (ESOP).    In January 1997, an ESOP was established covering substantially all employees. The ESOP borrowed $2,073,680 from the Holding Company and used the funds to purchase 207,368 shares of the common stock of the Company. The loan is intended to be repaid by the ESOP over a period of 15 years principally from the Company's contributions to the ESOP and dividends on ESOP shares. The cost of the shares acquired by the ESOP is considered unearned compensation and, as such, is recorded as a reduction of the Company's stockholders' equity. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of their compensation in the year of allocation. Benefits will vest upon the completion of five years of service. Forfeitures are reallocated to remaining plan participants and may reduce the Company's contributions. Benefits may be payable upon retirement, death, disability, or separation from service. The dividends on the unallocated ESOP shares are not recorded as dividends in the consolidated statements of stockholders' equity.

        Compensation expense is recorded in an amount equal to the fair value of shares held by the ESOP which are deemed committed to be released. Shares are committed to be released on a straight-line basis over 15 years, which is the basis for the annual allocation of ESOP shares to participants. For the years ended December 31, 2001 and 2000, ESOP principal and interest payments of approximately $241,000 and $286,000, respectively, were funded by Empire and Dime contributions of approximately $149,071 and $198,000, respectively, to the ESOP. The remainder of the ESOP payments were funded by dividends on ESOP shares. During each of the years ended December 31, 2001 and 2000, 13,824 and 13,824 shares, respectively, were committed to be released to participant accounts and 0 and 1,518 allocated shares were distributed from the ESOP during the year ended December 31, 2001 and 2000, respectively. The fair value of the remaining 47,843 shares to be released in future years was approximately $705,684 at December 31, 2001. Compensation expense relating to the ESOP shares was $172,458 and $149,979 for the years ended December 31, 2001 and 2000, respectively.

        Employment Contracts.    In January 1999, the Company entered into a three-year employment agreement with the Company's president and chief executive officer. In October 1999, the Company entered into three-year employment agreements with two senior officers, effective January 1, 2000. In December 2000, the October 1999 agreements were extended for an additional year. These agreements provide severance up to three times average annual compensation following a change in control of the Company.

        Stock Option Plan.    Effective July 1997, the Company's stockholders approved the Stock Option Plan. The terms of the Stock Option Plan provide for the granting of options to acquire up to 259,210 shares of common stock to employees, officers and directors of the Company. The option price at which the Company's common stock may be purchased upon exercise of options granted under the plans must be at least equal to the per share market value of such stock at the date the option is granted. The term of the options may not exceed five years from the date the options are granted. The options will vest over a five year period following the date of the grant of the options. At December 31, 2001 and 2000, 24,582 shares were available for grant under the Stock Option Plan.

        Changes in shares issuable under options granted for the years ended December 31, 2001 and 2000 are summarized as follows:

	Options outstanding		Options exercisable
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Balance at December 31, 1999	238,128	$16.045	83,570	$16.625
Canceled	(3,500)	16.625	—	—
Became exercisable	—	—	36,557	15.869

Balance at December 31, 2000	234,628	16.036	120,127	16.395
Became exercisable	—	—	36,557	15.869

Balance at December 31, 2001	234,628	$16.036	156,684	$16.272

        The stock options outstanding at December 31, 2001 consist of the following:

Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Options Exercisable
206,984	$16.625	6.00 years	145,626
27,644	11.625	7.67 years	11,058

234,628	16.036		156,684

        Based on the terms of options granted and using the intrinsic value method, no compensation cost has been recognized for any stock option grants in the accompanying financial statements. Had the Company determined compensation cost based on the estimated fair value at the grant date for its stock options, the Company's net income and net income per share for the years ended December 31, 2001 and 2000 would have been as follows:

		2001	2000
Net income:
	As reported	$1,141,090	1,217,066
	Pro forma	907,427	970,370

Basic earnings per share:
	As reported	$.84	.79
	Pro forma	.67	.63

Diluted earnings per share:
	As reported	$.84	.79
	Pro forma	.66	.63

        Management Recognition and Development Plan (MRDP). During July 1997, the Company's stockholders approved the MRDP. The terms of the MRDP provide for the award of up to 103,684 of common shares to employees, officers and directors of the Company. The shares granted will vest over a five year period following the date of grant. During the year ending December 31, 2001, the Company granted 2,592 shares, under this plan. No grants were made during the year ending December 31, 2000. Total shares granted under the plan were 88,041 and 85,449 at December 31, 2001 and 2000, respectively. 71,164 and 58,761 shares were vested as of December 31, 2001 and 2000, respectively. Compensation expense, determined by the market value of the shares at the date of grant, of $196,304 and $190,548 was recognized during the years ended December 31, 2001 and 2000, respectively, for shares that vested.

(13) Earnings Per Share

        The following table sets forth the compilation of basic and diluted earnings per share for the years ended December 31:

	2001	2000
Average outstanding shares during the year on which basic earnings per share is calculated	1,360,764	1,535,637
Add: Incremental shares under stock option plans	4,568	815
Incremental shares related to MRDP	1,057	170

Average outstanding shares on which diluted earnings per share is calculated	1,366,389	1,536,622

Net income applicable to common stockholders	$1,141,090	1,217,066

Basic earnings per share	$.84	.79

Diluted earnings per share	$.84	.79

        For the years ending December 31, 2001 and 2000, stock options to purchase 206,984 shares were outstanding, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

(14) Regulatory Capital

        Empire is required to meet three capital requirements: a tangible capital requirement equal to not less than 1.5% of tangible assets (as defined in the regulations); a core capital requirement, comprised of tangible capital adjusted for supervisory goodwill and other defined factors, equal to not less than 3.0% of tangible assets; and a risk-based capital requirement equal to at least 8.0% of all risk-weighted assets. For risk-weighting, selected assets are given a risk assignment of 0% to 100%. Empire's total risk-weighted assets at December 31, 2001 and 2000 were $83,678,000 and $68,986,000, respectively.

        Empire's compliance with capital requirements at December 31, 2001 and 2000 follows (dollars in thousands):

	Actual		Minimum to be adequately capitalized under prompt corrective actions provision		Minimum to be well capitalized under prompt corrective actions provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001:
Total capital	$28,334	33.86	$6,694	8.00%	$8,368	10.00%
Tier 1 capital	26,768	31.99	—	—	5,021	6.00
Tier 1 leverage	26,768	15.55	6,886	4.00	8,608	5.00
Tangible capital	26,768	15.55	—	—	2,582	1.50

As of December 31, 2000:
Total capital	$27,891	40.43%	$5,519	8.00%	$6,899	10.00%
Tier 1 capital	26,353	38.20	—	—	4,139	6.00
Tier 1 leverage	26,353	21.61	4,878	4.00	6,098	5.00
Tangible capital	26,353	21.61	1,829	1.50	—	—

        Failure to comply with applicable regulatory capital requirements can result in capital directives from the director of the Office of Thrift Supervision (OTS), restrictions on growth and other limitations on a savings bank's operations.

        Consolidated stockholders' equity differs from Empire's tangible, core, and risk-based capital at December 31 as a result of the following (dollars rounded to nearest thousands):

	2001	2000
Consolidated stockholders' equity	$28,873,000	28,915,000
Holding Company assets	(176,000)	(558,000)

Empire capital	28,697,000	28,357,000
Non-includable assets of Dime	(480,000)	(442,000)
Unrealized gains on certain available-for-sale securities	(1,449,000)	(1,562,000)

Tangible and core capital	26,768,000	26,353,000
Unrealized gains on certain available-for-sale securities	997,000	1,225,000
Allowance for loan losses	591,000	336,000
Assets required to be deducted	(22,000)	(23,000)

Risk-based capital	$28,334,000	27,891,000

        In accordance with OTS regulations, at the time of conversion, Empire restricted a portion of retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts in Empire after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of Empire, and only in such an event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held.

        In addition, savings banks that before and after proposed dividend distributions meet or exceed their fully phased-in capital requirements, may make capital distributions with prior notice to the OTS during any calendar year up to 100% of year-to-date net income plus 50% of the amount in excess of their fully phased-in capital requirements as of the beginning of the calendar year. However, the OTS may impose greater restrictions if an institution is deemed to be in need of more than normal supervision. Empire currently exceeds its fully phased-in capital requirements and has been assessed as "well-capitalized" under the regulatory guidelines.

(15) Financial Instruments With Off-Balance-Sheet Risk

        The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit, interest rate, liquidity and market risk in excess of the amounts recognized in the consolidated balance sheet.

        Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Most commitments extend for no more than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Generally, these commitments are collateralized.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        At December 31, 2001 standby letters of credit in the amount of approximately $25,000 were outstanding. Commitments to extend additional credit to existing and new borrowers amounted to approximately $3,542,000 at fixed rates and $6,952,000 at variable rates. Loans in process at December 31, 2001 were approximately $2,511,000.

        Substantially, all loans held-for-sale at December 31, 2001 and 2000 were committed to be sold.

(16) Financial Instruments With Concentration of Credit Risk

        Substantially all of the Company's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company's market area, consisting of three counties in south central Montana. Generally, such customers are depositors of the Company. These loans and commitments are generally less than 10% of the Company's stockholders' equity for any one borrower. At December 31, 2001, no borrowers had outstanding loans or loan commitments exceeding 10% of the Company's stockholders' equity.

        At December 31, 2001, approximately $1,948,295 of the Company's loans receivable are secured by real property located outside of the Company's trade area. Of this amount, loans totaling $680,054 are secured by properties located in southern California.

(17) Fair Value of Financial Instruments

        The Company is required to disclose the fair value for financial instruments, whether recognized or not recognized on the balance sheet. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that both imposes a contractual obligation on one entity to deliver cash or another financial instrument to a second entity.

        Quoted market prices are used for fair value when available, but do not exist for some of the Company's financial instruments, primarily loans, time deposits, notes payable, FHLB advances and other borrowed funds. The fair value of these instruments has been derived from the OTS Net Portfolio Value Model (OTS Model). The OTS Model primarily employs the static discounted cash flow method which estimates the fair value of loans, time deposits, FHLB advances and notes payable by discounting the cash flows the instruments are expected to generate by the yields currently available to investors on instruments of comparable risk and duration. Therefore, to calculate present value, the

OTS Model makes assumptions about the size and timing of expected cash flows and appropriate discount rates. Different assumptions could materially change these instruments' estimated values.

        The following assumptions and methods were used by the Company in estimating the fair value of its financial instruments:

        Financial Assets.    Due to the liquid nature of the instruments, the carrying value of cash and cash equivalents and interest-bearing deposits approximates fair value. For all investment and mortgage-backed securities, the fair value is based upon quoted market prices. The fair value of loans receivable and loans held for sale was obtained from the OTS Model. The fair value of accrued interest receivable approximates book value as the Company expects contractual receipt in the short-term. The fair value of FHLB stock approximates redemption value.

        Financial Liabilities.    The fair value of NOW and demand accounts and non-term savings deposits, approximates book values as these deposits are payable on demand. The fair value of time deposits, notes payable, FHLB advances and CMA advances was obtained from the OTS Model. The fair value of accrued interest payable approximates book value as the Company expects payment in the short-term.

        Off-Balance Sheet.    Commitments made to extend credit represent commitments for loan originations, the majority of which are contracted for immediate sale and therefore no fair value adjustment is necessary. These commitments are for loans with terms of less than one year and have interest rates which approximate prevailing market rates.

        Limitations.    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding comparable market interest rates, future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred tax assets and premises and equipment. In addition, the tax effect of the difference between the fair value and carrying value of financial instruments can have a significant effect on fair value estimates and have not been considered in the estimates presented herein.

        The approximate book value and fair value of the Company's financial instruments as of December 31, are as follows:

	2001		2000
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and due from banks	$4,186,000	4,186,000	2,483,000	2,483,000
Interest-bearing deposits	42,350,000	42,350,000	165,000	165,000
Investment and mortgage-backed securities available-for-sale	35,945,000	35,945,000	29,374,000	29,374,000
Mortgage-backed securities held-to-maturity	—	—	5,024,000	5,068,000
Loans receivable, net	81,152,000	83,683,000	80,363,000	81,379,000
Loans held for sale	4,089,000	4,089,000	1,497,000	1,497,000
Stock in FHLB of Seattle	1,671,000	1,671,000	1,561,000	1,561,000
Accrued interest receivable	629,000	629,000	528,000	528,000
Financial Liabilities:
Deposits	126,940,000	128,593,000	77,667,000	77,737,000
FHLB and CMA advances and note payable	17,464,000	17,977,000	16,731,000	16,760,000
Accrued interest payable	186,000	186,000	162,000	162,000

(18) Holding Company Information (Condensed)

        The summarized financial information for Empire Federal Bancorp, Inc. is presented below.

Condensed Balance Sheets:

	December 31,
	2001	2000
Assets
Cash	$151,513	164,059
Loan to Empire	—	400,000
Investment in Empire	28,696,605	28,357,318
Other assets	25,000	—

	$28,873,118	28,921,377

Liabilities and Stockholders' Equity
Liabilities:
Income taxes payable	$—	6,156
Stockholders' equity:
Common stock	25,921	25,921
Additional paid-in capital	25,322,946	25,278,214
Unearned ESOP and MRDP compensation	(1,626,790)	(1,928,091)
MRDP shares acquired	(258,864)	(302,011)
Retained earnings	18,852,536	18,351,208
Treasury stock	(14,891,933)	(14,072,383)
Accumulated other comprehensive income	1,449,302	1,562,363

Total stockholders' equity	28,873,118	28,915,221

	$28,873,118	28,921,377

Condensed Statements of Income:

	Years Ended December 31,
	2001	2000
Revenues:
Cash dividends from subsidiary	$930,000	4,000,000
Interest income—loan to Empire	1,874	98,246
Interest income—loan to ESOP	139,737	148,084

Total revenues	1,071,611	4,246,330
Expenses:
Compensation expense—ESOP shares	(172,458)	(149,979)
Compensation expense—MRDP shares	(196,304)	(190,548)
Operating expenses	(115,807)	(181,568)

Total expenses	(484,569)	(522,095)
Earnings before equity in undistributed earnings of subsidiary and income taxes	587,042	3,724,235
Income tax benefit	101,700	98,094

Income before equity in undistributed earnings of subsidiary	688,742	3,822,329
Equity in undistributed earnings of subsidiary	452,348	(2,605,263)

Net income	$1,141,090	1,217,066

Condensed Statements of Cash Flows:
Cash flows from operating activities:
Net income	$1,141,090	1,217,066
Adjustments to reconcile net income to net cash provided by operating activities:
Dividends in excess of earnings (undistributed earnings) of subsidiary	(452,348)	2,605,263
Increase in other assets	(25,000)	—
Decrease in income taxes	(6,156)	21,164
ESOP compensation	172,458	149,979
MRDP compensation	196,304	190,548

Net cash provided by operating activities	1,026,348	4,184,020

Cash flows from investing activities—principal payments from loan to Empire	400,000	2,200,000

Cash flows from financing activities:
Cash dividends paid	(619,344)	(694,138)
Purchase of treasury stock	(819,550)	(5,632,921)

Net cash used in financing activities	(1,438,894)	(6,327,059)

Net increase (decrease) in cash	(12,546)	56,961
Cash at beginning of year	164,059	107,098

Cash at end of year	$151,513	164,059

(19) Operating Segment Information

        SFAS No. 131, "Financial Reporting for Segments of a Business Enterprise," requires that a business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

        The Company evaluates segment performance internally based on its two primary lines of business, commercial banking and insurance, and thus the operating segments are so defined. The operating segment defined as "other" includes the Holding Company and eliminations of transactions between segments.

        The accounting policies of the individual operating segments are the same as those of the Company described in note 1. Transactions between operating segments are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations.

        The following is a summary of selected operating segment information for the years ended December 31, 2001 and 2000:

	Empire	Dime	Other	Consolidated
2001:
Net interest income	$4,311,462	11,769	111,993	4,435,224
Non-interest income	1,397,981	595,142	(204,335)	1,788,788

Total income	5,709,443	606,911	(92,342)	6,224,012
Provision for loan losses	255,008	—	—	255,008
Other noninterest expense	3,105,114	560,080	288,073	3,953,267

Income before income taxes	2,349,321	46,831	(380,415)	2,015,737
Income taxes	966,973	9,374	(101,700)	874,647

Net income	$1,382,348	37,457	(278,715)	1,141,090

Total assets	$175,014,932	527,323	(630,182)	174,912,073
Loans, net	85,240,612	—	—	85,240,612
Deposits	127,266,930	—	(326,915)	126,940,015
Stockholders' equity	28,696,605	479,781	(303,267)	28,873,118

2000:
Net interest income	$4,422,228	14,422	195,711	4,632,361
Non-interest income	804,146	569,650	(298,559)	1,075,237

Total income	5,226,374	584,072	(102,848)	5,707,598
Provision for loan losses	110,000	—	—	110,000
Other noninterest expense	2,849,711	578,910	177,383	3,606,004

Income before income taxes	2,266,663	5,162	(280,231)	1,991,594
Income taxes	871,925	697	(98,094)	774,528

Net income	$1,394,738	4,465	(182,137)	1,217,066

Total assets	$125,166,471	510,649	(609,855)	125,067,265
Loans, net	81,859,981	—	—	81,859,981
Deposits	77,998,233	—	(331,589)	77,666,644
Stockholders' equity	28,357,318	442,324	115,579	28,915,221

(20) Subsequent Event

        On March 5, 2002, the Company entered into an agreement and plan of merger to acquire all of the issued and outstanding common stock of Montana First National Bancorporation in Kalispell, Montana. The acquisition, which is subject to regulatory approval, is expected to close during the second quarter of 2002. The transaction will be accounted for as a purchase and the cash purchase price of $4,037,500, subject to certain adjustments, will be allocated to the assets acquired and liabilities assumed based on their fair values upon the closing of the transaction.

COMMON STOCK INFORMATION

        The common stock of the Corporation is traded in the over-the counter market as reported on the Nasdaq National Market under the symbol "EFBC." As of March 8, 2002, there were approximately 328 stockholders of record. The Corporation estimates that, as of January 30, 2002, there were approximately 608 beneficial owners holding stock in nominee or "street" name.

        The Corporation presently pays quarterly cash dividends on the common stock, subject to the discretion of the Board of Directors. Dividend payments by the Corporation depend primarily on the ability of the Bank to pay dividends to the Corporation. Under OTS regulations, the dollar amount of dividends a federal savings association may pay depends upon the association's capital surplus position and recent net income. Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations. However, institutions that have converted to the stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with OTS regulations and the Bank's Plan of Conversion. In addition, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends without payment of taxes at the then current tax rate by the Bank on the amount removed from the reserves for such distributions. The Bank does not contemplate any distribution that would limit the Bank's bad debt deduction or create federal tax liabilities.

        The stock prices shown below reflect the high and low prices by quarter from January 1, 2000 through the quarter ended December 31, 2001.

	Market Price
			Cash Dividends Paid Per Share
	High	Low
January 1, 2000 - March 31, 2000	$11.88	$11.00	$0.11
April 1, 2000 - June 30, 2000	12.00	10.38	0.11
July 1, 2000 - September 30, 2000	14.19	11.81	0.11
October 1, 2000 - December 31, 2000	13.00	11.63	0.11
January 1, 2001 - March 31, 2001	13.98	12.00	0.115
April 1, 2001 - June 30, 2001	14.50	13.19	0.115
July 1, 2001 - September 30, 2001	15.49	13.85	0.115
October 1, 2001 - December 31, 2001	15.05	14.00	0.115

DIRECTORS AND OFFICERS
OF
EMPIRE FEDERAL BANCORP, INC. AND EMPIRE BANK

Directors:

William H. Ruegamer President and Chief Executive Officer of the Corporation and the Bank	*Walter J. Peterson Jr. Vice President of Dime Service Corporation
Beverly D. Harris President of Dime Service Corporation the Bank's wholly-owned subsidiary	Edwin H. Doig Chairman of the Board of the Corporation and a retired Registered Pharmacist former owner and manager of Livingston Drug
Kenneth P. Cochran Senior Vice President and President of the Billings Branch office.	*Sanroe J. Kaisler Jr. Retired insurance broker and former partner and majority stockholder of Waite & Company, an insurance company
*John R. Boe Retired teacher and vice principal of local junior high school in Big Timber.	Walter R. Sales Retired rancher and former Montana Legislator
Burton "Tony" Wastcoat Owner/ Broker Coldwell Banker—RCI Realty

*  Mr. Boe retired as a director November 13, 2001.

*  Mr. Peterson and Mr. Kaisler retired as directors December 31, 2001.

Officers:

William H. Ruegamer President and Chief Executive Officer of the Corporation and the Bank	Linda M. Alkire Chief Financial Officer and Treasurer of the Corporation and the Bank
Ann Worthington Secretary of the Corporation and the Bank

CORPORATE INFORMATION

Corporate Headquarters	TransferAgent
123 South Main Street	Transfer Agent
Livingston, Montana	Registrar and Transfer Co.
Cranford, New Jersey
Independent Auditors	Common Stock
KPMG LLP	Traded Over-the-Counter/
Billings, Montana	National Market System
Nasdaq Symbol: EFBC
General Counsel	10-KSB Information
Huppert and Swindlehurst, P.C.
Livingston, Montana	A copy of the Form 10-KSB will be
furnished without charge to
stockholders of record upon
written request to the Secretary,
Special Securities Counsel	Empire Federal Bancorp, Inc.,
Breyer & Associates PC McLean, Virginia	123 South Main Street, Livingston, Montana 59047.

Annual Meeting

        The Annual Meeting of Stockholders will be held on Tuesday, May 21, 2002 at 12:30 p.m., Mountain Daylight Time, at the Corporation's main office located at 123 South Main Street, Livingston, Montana.

Exhibit 21

Subsidiaries of the Registrant

Parent
Empire Federal Bancorp, Inc.
Subsidiaries(a)	Percentage of Ownership	Jurisdiction or State of Incorporation
Empire Bank	100%	United States
The Dime Service Corporation(b)	100%	Montana

(a)
The operation of the Corporation's wholly-owned subsidiaries are included in the Corporation's Financial Statements contained in Item 7 of this Report.

(b)
The Dime Service Corporation is the wholly-owned subsidiary of Empire Bank.

Exhibit 23

Consent of Independent Auditors

[KPMG Letterhead]

Independent Auditors' Consent

The Board of Directors and Stockholders
Empire Federal Bancorp, Inc.

        We consent to incorporation by reference in the registration statement (No. 333-48511) on Form S-8 of Empire Federal Bancorp, Inc., of our report dated February 22, 2002, except as to note 20 which is as of March 5, 2002, relating to the consolidated balance sheets of Empire Federal Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 2001 annual report on Form 10-KSB of Empire Federal Bancorp, Inc.

/s/ KPMG LLP

Billings, Montana
March 25, 2002

ANNEX C

EMPIRE FEDERAL BANCORP, INC.

QUARTERLY REPORT

ON

FORM 10-QSB

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 10-QSB

☒ QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2002

OR

☐ TRANSITION REPORT UNDER SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT

For the transition period from                            to

Commission File No. 0-28934

Empire Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-0512374 (I.R.S. Employer Identification No.)
123 South Main Street, Livingston, Montana 59047 (Address of principal executive offices)
(406) 222-1981 (Registrant's telephone number, including area code)

        Check whether the issuer (1) filed all reports required to be filed by Sections 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES ☒ NO ☐

        State the number of shares outstanding of each of the issuer's classes of common equity as of the latest practicable date.

Class:	Common Stock, par value $.01 per share Outstanding at October 31, 2002: 1,507,643

        Transitional Small Business Disclosure Format (check one): YES ☐ NO ☒

EMPIRE FEDERAL BANCORP, INC.

INDEX TO FORM 10-QSB

Part I, Item 1—Financial Statements

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2002 and December 31, 2001
(unaudited)

	September 30, 2002	December 31, 2001
Assets
Cash and due from banks	$5,958,493	$4,185,664
Interest-bearing deposits	47,597,580	42,350,439

Cash and cash equivalents	53,556,073	46,536,103
Investments and mortgage-backed securities available-for-sale	83,004,002	35,945,324
Loans receivable, net	73,032,368	81,151,598
Loans held for sale	2,417,011	4,089,014
Stock in Federal Home Loan Bank of Seattle, at cost	1,746,600	1,670,600
Accrued interest receivable	1,084,339	629,245
Premises and equipment, net	4,869,348	4,596,212
Prepaid expenses and other assets	445,370	293,977

Total assets	$220,155,111	$174,912,073

Liabilities and Stockholders' Equity
Liabilities:
Demand deposits	4,664,438	3,498,227
NOW accounts	19,746,752	12,211,546
Money market	52,770,660	21,351,363
Regular savings	13,013,140	11,124,193
Certificates of deposit	86,470,828	78,754,686

Total deposits	176,665,818	126,940,015
Advances from Federal Home Loan Bank and other borrowed funds	13,000,000	17,000,000
Note payable	—	464,306
Advances from borrowers for taxes and insurance	266,954	245,522
Accrued expenses and other liabilities	1,553,886	1,389,112

Total liabilities	191,486,658	146,038,955
Stockholders' equity:
Preferred stock, par value $.01 per share, 250,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $.01 per share, 4,000,000 shares authorized, 2,592,100 issued	25,921	25,921
Additional paid-in capital	25,362,933	25,322,946
Unearned ESOP and MRDP compensation	(1,367,915)	(1,626,790)
MRDP shares acquired	(258,864)	(258,864)
Retained earnings, substantially restricted	18,047,535	18,852,536
Accumulated other comprehensive income, net	1,750,776	1,449,302
Treasury shares acquired, at cost, 1,084,457 shares at September 30, 2002 and December 31, 2001	(14,891,933)	(14,891,933)

Total stockholders' equity	28,668,453	28,873,118

Total liabilities and stockholders' equity	$220,155,111	$174,912,073

See accompanying notes to unaudited interim consolidated financial statements.

1

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2002 and 2001
(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2002	2001	2002	2001
Interest income:
Loans receivable	$1,408,921	$1,853,292	$4,393,485	$5,561,833
Mortgage-backed securities	374,332	390,039	1,128,456	1,381,385
Investment securities	393,209	8,514	811,316	24,633
Other	233,183	144,386	722,483	209,147

Total interest income	2,409,645	2,396,231	7,055,740	7,176,998

Interest expense:
Deposits	1,445,504	1,035,882	4,318,351	2,811,937
FHLB advances and other borrowings	162,892	247,977	508,928	801,819

Total interest expense	1,608,396	1,283,859	4,827,279	3,613,756

Net interest income	801,249	1,112,372	2,228,461	3,563,242

Provision for loan losses	30,000	25,002	750,000	75,006

Net interest income after provision for loan losses	771,249	1,087,370	1,478,461	3,488,236
Non-interest income:
Insurance commission income	172,742	168,160	430,601	433,387
Customer service charges	69,952	71,957	208,694	211,476
Gain on sale of investments, net	61,406	—	507,628	—
Gain on sale of loans	116,447	135,438	326,243	279,243
Other	2,445	4,495	8,328	16,871

Total non-interest income	422,992	380,050	1,481,494	940,977
Non-interest expense:
Compensation and benefits	596,278	540,713	1,755,727	1,675,168
Occupancy and equipment	179,476	152,829	514,641	475,113
Deposit insurance premiums	24,750	13,326	62,290	51,321
Merger and acquisition costs	221,581	—	263,179	—
Other	260,938	231,490	869,178	737,201

Total non-interest expense	1,283,023	938,358	3,465,015	2,938,803

Income (loss) before income taxes	(88,782)	529,062	(505,060)	1,490,410
Income tax expense (benefit)	(25,996)	234,233	(170,912)	637,047

Net income (loss)	$(62,786)	$294,829	$(334,148)	$853,363

Basic earnings (loss) per share	$(0.05)	$0.21	$(0.25)	$0.62

Diluted earnings (loss) per share	$(0.05)	$0.21	$(0.25)	$0.62

Dividends declared per share	$0.115	$0.115	$0. 345	$0.345

See accompanying notes to unaudited interim consolidated financial statements.

2

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2002 and 2001
(unaudited)

	Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities:
Net (loss) income	$(334,148)	$853,363
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	750,000	75,006
Depreciation	288,930	246,524
Loss on sale of premises and equipment	4,655	—
ESOP shares committed to be released	151,241	142,743
MRDP shares vested	147,621	147,097
Gain on sale of investments and mortgage-backed securities available for sale	(507,628)	—
Gain on sale of loans	(326,243)	(279,243)
Amortization of premium & discounts on mortgage-backed securities and investment securities	367,738	33,817
Stock dividends reinvested in Federal Home Loan Bank	(76,000)	(81,000)
Proceeds from sales of loans	26,594,922	21,004,970
Origination of loans held for sale	(24,596,676)	(23,430,122)
Increase in accrued interest receivable	(484,063)	(90,371)
(Increase) decrease in prepaid expenses and other assets	(151,393)	41,571
(Decrease) increase in accrued expenses and other liabilities	(27,970)	102,648

Net cash provided (used) by operating activities	1,800,986	(1,232,997)

Cash flows from investing activities:
Net change in loans receivable	7,398,199	(5,428,932)
Proceeds from matured or called investment securities available for sale	2,000,000	—
Proceeds from sale of investments and mortgage-backed securities available-for-sale	1,504,709	—
Principal payments on mortgage-backed securities available-for-sale	8,560,512	6,644,317
Purchases of mortgage-backed securities available-for-sale	(9,304,524)	—
Purchases of investment securities available-for-sale	(49,185,267)	—
Purchases of premises and equipment	(571,293)	(809,985)
Proceeds from sale of premises and equipment	4,572	—

Net cash (used) provided by investing activities	(39,593,092)	405,400

Cash flows from financing activities:
Net change in deposits	49,725,803	22,254,783
Repayment of note payable	(464,306)	(49,364)
Net change in advances from borrowers for taxes and insurance	21,432	86,900
Dividends paid	(470,853)	(483,871)
Proceeds from advances from FHLB	—	800,000
Repayment of advances from FHLB	(4,000,000)	(819,550)

Net cash provided by financing activities	44,812,076	21,788,898

Net increase in cash and cash equivalents	7,019,970	20,961,301
Cash and cash equivalents, beginning of period	46,536,103	2,647,700

Cash and cash equivalents, end of period	$53,556,073	$23,609,001

Cash paid during the period for:
Interest	$4,881,691	$3,589,575
Income taxes	56,500	576,067

See accompanying notes to unaudited interim consolidated financial statements

3

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2002

Note 1 Basis of Presentation

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for audited financial statements. They should be read in conjunction with the audited consolidated financial statements filed as part of the Annual Report on Form 10-KSB for the year ended December 31, 2001.

        The accompanying consolidated financial statements include the accounts of Empire Federal Bancorp, Inc. (the Holding Company) and its wholly owned subsidiary, Empire Bank (Empire or the Bank) and Dime Service Corporation (Dime), a wholly-owned subsidiary of Empire. The Holding Company, Empire and Dime are herein referred to collectively as "the Company." All significant intercompany balances and transactions have been eliminated in consolidation.

        In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentations have been included. The results of operations for the three and nine months ended September 30, 2002, and 2001 are not necessarily indicative of the results, which may be expected for an entire year or any other period.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. SFAS No. 144 retains the basic provisions of APB Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity rather than a segment of a business.

        The Company adopted the provisions of SFAS No. 144 as of January 1, 2002. The adoption of SFAS No. 144 for long-lived assets held for use did not have a material impact on the Company's financial statements because the impairment assessment under SFAS No. 144 is largely unchanged from SFAS No. 121. The provisions of the statement for assets held for sale or other disposal generally are required to be applied prospectively to newly initiated disposal activities.

Note 2 Comprehensive Income

        The Company's only component of comprehensive income is the net unrealized gains or losses on securities available-for-sale. The following summarizes total comprehensive income (loss) for the noted periods:

Three Months Ended September 30,		Nine Months Ended September 30,
2002	2001	2002	2001
$256,189	$325,198	$(32,674)	$1,142,257

4

Note 3 Earnings Per Share

        Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Additionally, ESOP shares, which are unallocated and not yet committed to be released (unallocated), and unvested MRDP shares issued are excluded from the weighted-average common shares outstanding calculation. At September 30, 2002, included in the weighted average calculations were 59,144 allocated shares, 9,216 committed to be released ESOP shares and 76,368 vested MRDP shares.

        Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the entity. Dilutive potential common shares are added to the weighted-average shares used to compute basic EPS. The following information provides a reconciliation of the numerators and denominators of the basic and fully diluted EPS computation:

	For the nine months ended September 30
	2002			2001
	Net Loss	Shares	Per-Share Amount	Net Income	Shares	Per-Share Amount
Basic EPS
Net (loss) income available to common stockholders	$(334,148)	1,348,773	$(0.25)	$853,363	1,374,112	$0.62

Effect of Dilutive Securities
Stock Options		5,605			4,258
Unvested MRDP shares		954			1,028

Diluted EPS
(Loss) income available to common stockholders plus assumed conversion	$(334,148)	1,355,332	$(0.25)	$853,363	1,379,398	$0.62

	For the three months ended September 30
	2002			2001
	Net Loss	Shares	Per-Share Amount	Net Income	Shares	Per-Share Amount
Basic EPS
Net (loss) income available to common stockholders	$(62,786)	1,343,437	$(0.05)	$294,829	1,376,809	$0.21

Effect of Dilutive Securities
Stock Options		5,405			5,497
Unvested MRDP shares		820			1,245

Diluted EPS
(Loss) income available to common stockholders plus assumed conversion	$(62,786)	1,349,662	$(0.05)	$294,829	1,383,551	$0.21

Note 4 Cash Dividend Declared

        On July 23, 2002, the Board of Directors declared a quarterly cash dividend of $0.115 per common share to stockholders of record on August 16, 2002 payable on August 30, 2002.

5

Note 5 Capital Compliance

        The following table presents Empire's compliance with its regulatory capital requirements as of September 30, 2002 (dollars in thousands):

	Amount	Percentage of Assets
GAAP capital(1)	$28,333	12.88%

Tangible capital	$26,101	12.04%
Tangible capital requirement	3,251	1.50%

Excess	$22,850	10.54%

Core capital	$26,101	12.04%
Core capital requirement	8,670	4.00%

Excess	$17,431	8.04%

Total risk-based capital(2)	$27,168	29.03%
Total risk-based capital requirement(2)	7,487	8.00%

Excess	$19,681	21.03%

(1)
Empire's GAAP capital includes unrealized gains on certain available-for-sale securities of $1,751,000 and $481,000 of investments in Dime, which are excluded for purposes of calculating both tangible and core capital.

(2)
Based on risk-weighted assets of $93,585,000.

Note 6 Operating Segment Information

        The Company evaluates segment performance internally based on its two primary lines of business, commercial banking and insurance, and thus the operating segments are so defined. The operating segment defined as "other" includes the Holding Company and elimination of transactions between segments.

        The accounting policies of the individual operating segments are the same as those of the Company. Transactions between operating segments are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations.

6

        The following is a summary of selected operating segment information as of and for the nine months ended September 30, 2002 and 2001.

2002:	Empire	Dime	Other	Consolidated
Net interest income	$2,222,652	$5,809	$—	$2,228,461
Non-interest income(loss)	1,051,045	431,189	(740)	1,481,494

Total income(loss)	3,273,697	436,998	(740)	3,709,955
Provision for loan losses	750,000	—	—	750,000
Other non-interest expense	2,483,658	435,380	545,977	3,465,015

Income (loss) before income taxes	40,039	1,618	(546,717)	(505,060)
Income tax expense (benefit)	15,396	873	(187,181)	(170,912)

Net income (loss)	$24,643	$745	$(359,536)	$(334,148)

Assets	$220,105,692	523,388	(473,969)	220,155,111
Net loans	75,449,379	—	—	75,449,379
Deposits	176,994,992	—	(329,174)	176,665,818
Stockholders' equity	28,332,721	480,527	(144,795)	28,668,453

2001:	Empire	Dime	Other	Consolidated
Net interest income	$3,552,058	$9,310	$1,874	$3,563,242
Non-interest income(loss)	621,834	439,348	(120,205)	940,977

Total income(loss)	4,173,892	448,658	(118,331)	4,504,219
Provision for loan losses	75,006	—	—	75,006
Other non-interest expense	2,344,341	417,490	176,972	2,938,803

Income (loss) before income taxes	1,754,545	31,168	(295,303)	1,490,410
Income tax expense (benefit)	716,042	3,151	(82,146)	637,047

Net income (loss)	$1,038,503	28,017	(213,157)	853,363

Assets	$148,674,974	544,547	(643,910)	148,575,611
Net loans	89,918,302	—	—	89,918,302
Deposits	100,218,733	—	(297,306)	99,921,427
Stockholders' equity	28,934,715	470,341	(361,158)	29,043,898

7

        The following is a summary of selected operating segment information for the three months ended September 30, 2002 and 2001.

2002:	Empire	Dime	Other	Consolidated
Net interest income	$799,291	$1,958	—	801,249
Non-interest income (loss)	276,322	173,281	(26,611)	422,992

Total income (loss)	1,075,613	175,239	(26,611)	1,224,241
Provision for loan losses	30,000	—	—	30,000
Other non-interest expense	838,275	147,755	296,993	1,283,023

Income (loss) before income taxes	207,338	27,484	(323,604)	(88,782)
Income tax expense (benefit)	79,731	873	(106,600)	(25,996)

Net income (loss)	$127,607	26,611	(217,004)	(62,786)

2001:	Empire	Dime	Other	Consolidated
Net interest income	$1,109,579	2,793	—	1,112,372
Non-interest income (loss)	246,132	168,160	(34,242)	380,050

Total income (loss)	1,355,711	170,953	(34,242)	1,492,422
Provision for loan losses	25,002	—	—	25,002
Other non-interest expense	723,423	133,528	81,407	938,358

Income (loss) before income taxes	607,286	37,425	(115,649)	529,062
Income tax expense (benefit)	254,801	3,151	(23,719)	234,233

Net income (loss)	$352,485	34,274	(91,930)	294,829

Note 7 Definitive Agreement with Sterling Financial Corporation

        On September 19, 2002, Empire Federal Bancorp entered into an Agreement and Plan of Merger with Sterling Financial Corporation, a Washington corporation. Empire will be merged with and into Sterling, with Sterling being the surviving corporation in the merger.

        Under the terms of the merger, each share of Empire's outstanding common stock will be converted into the right to receive $19.25 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day period preceding the fifth trading day prior to the closing date is between $17.01 and $22.68. The merger exchange ratio provides that, regardless of the closing price of Sterling common stock, Sterling will issue no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Empire's common stock outstanding. The merger will be structured as a tax-free reorganization and is expected to be completed in the first quarter of 2003.

8

Part I, Item 2.—Management's Discussion and Analysis of Financial Condition and Results of Operations

General

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company.

Special Note Regarding Forward-Looking Statements

        Certain matters in the quarterly report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's business strategy. Specifically, the Company has changed its role as a traditional mortgage lender to that of a commercial bank by increasing its commercial and business lending during fiscal 2001. This reflects the Company's new growth-oriented expansion strategy, which is to pursue internal and external growth opportunities when management deems it appropriate. This new strategy may subject the Company to a greater degree of risk. Risks associated with this new business strategy include increased risk of losses on loans, provision for loan losses which exceed historical levels, difficulties in integrating or managing new branches or acquired institutions and problems related to the management of growth. There can be no assurance that the Company will be successful in implementing this new business strategy or in managing growth.

        These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the direction of future interest rates, the local real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, labor market competitiveness, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.

Critical Accounting Policies

        Companies may apply certain critical accounting policies requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Company considers its only critical accounting policy to be the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management's assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Company's consolidated financial statements, results of operation or liquidity.

Operating Strategy

        The Bank is a community oriented financial institution which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on the origination of loans secured by one-to-four family residential dwellings. In the past, the Bank considered Gallatin, Park and Sweet Grass counties in south central Montana as its primary market area. During 1999, the Bank received regulatory approval to open a de novo branch in Billings, Montana, and management

9

opened the new branch in April 2001. In addition, the Bank opened a loan production office in Missoula, Montana during the third quarter of 2000, which was converted to a full service branch that opened during March 2002. Lending activities also have included the origination of multi-family, commercial, business, commercial real estate and home equity loans. The Bank's primary business has been that of a traditional financial institution, originating loans in its primary market area for its portfolio. In addition, the Bank has maintained a significant portion of its assets in investment and mortgage-backed securities. Similar to its lending activities, the Bank's investment portfolio has been weighted toward U.S. Government, U.S. Government agency and U.S. Government agency mortgage-backed securities secured by one-to-four family residential properties. The Bank plans to continue to fund its assets primarily with deposits, although FHLB advances are used as a supplemental source of funds.

        The Bank relies to a significant extent on borrowings from the FHLB of Seattle to finance its short-term and, to a certain extent, its longer term financing needs. The FHLB of Seattle functions as the central reserve bank providing credit for savings institutions and certain other member financial institutions.

        The Bank's profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and FHLB advances. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The level of other income and expenses also affects the Bank's profitability. Other income consists of service charges on checking and NOW accounts and other fees, insurance commissions and net gains or losses on the sale of investments and loans. Other expenses include compensation and employee benefits, occupancy expenses, deposit insurance premiums, equipment and data servicing expenses, professional fees and other operating costs. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of the regulatory authorities.

        The Bank's strategy is to operate as a conservative, well-capitalized, profitable institution dedicated to offering a full line of community banking services and to providing quality service to all customers. The Bank believes that it has successfully implemented its strategy by (i) maintaining strong capital levels, (ii) maintaining effective control over operating expenses to attempt to achieve profitability under differing interest rate scenarios, (iii) emphasizing local loan originations, and (iv) emphasizing high-quality customer service with a competitive fee structure.

        As evidenced by the new branches in Billings and Missoula coupled with an increase in commercial and business loans, the Bank's strategy is changing from its historical role as a mortgage lender to a growth-oriented expansion strategy by pursuing internal and external growth opportunities, when appropriate. Further, during 2001 and the first two quarters of 2002, the Bank had undertaken an aggressive solicitation of deposits by paying higher than the usual interest rates in its markets. During the third quarter of 2002, interest rates were lowered by the Bank to be more competitive with interest rates in the Bank's market areas. Retention of these new depositors will require an increased emphasis on personal service, more products and expanded locations. The reinvestment of these deposits into loans and investments that will provide acceptable interest margins will be a critical element of this strategy. This strategy has subjected the Company to a greater degree of risk. This strategy presents increased risk of losses on loans, provision on loan losses which exceed historical levels, difficulties in integrating or managing new branches or acquired institutions and problems related to the investment of deposit growth.

10

        On September 19, 2002, the Company entered into an Agreement and Plan of Merger with Sterling Financial Corporation, a Washington corporation. Empire will be merged with and into Sterling, with Sterling being the surviving corporation in the merger.

        Under the terms of the merger, each share of the Company's outstanding common stock will be converted into the right to receive $19.25 per share in the form of Sterling common stock, provided the average closing price thereof within the ten-day period preceding the fifth trading day prior to the closing date is between $17.01 and $22.68. The merger exchange ratio provides that, regardless of the closing price of Sterling common stock, Sterling will issue no less than 0.849 and no more than 1.132 of a share of Sterling common stock for each share of Company's common stock outstanding. The merger will be structured as a tax-free reorganization and is expected to be completed in the first quarter of 2003. See note 7 of "Notes to Unaudited Interim Consolidated Financial Statements."

Financial Condition

        Consolidated assets increased by approximately $45.3 million, or 25.9%, from $174.9 million at December 31, 2001 to $220.2 million at September 30, 2002.

        Short term interest bearing deposits, primarily with the FHLB, increased from $42.4 million at December 31, 2001 to $47.6 million at September 30, 2002, an increase of $5.2 million, or 12.4%.

        Investment and mortgage-backed securities available-for-sale increased $47.1 million, or 130.9%, from $35.9 million at December 31, 2001 to $83.0 million at September 30, 2002 as the result of purchases totaling $58.5 million offset by maturities, sales and payments of $11.9 million and an increase in market value of $494,000.

        Net loans decreased $9.8 million, or 11.5%, from $85.2 million at December 31, 2001 to $75.4 million at September 30, 2002.

        Deposits increased $49.7 million or 39.2% from $126.9 million at December 31, 2001 to $176.7 million at September 30, 2002. This increase is the result of a program to attract depositors in all of the Bank's market. The majority of this increase in deposits was in one to two-year certificates and money market accounts. The increase in deposits has been invested primarily in short-term interest bearing deposits and investments.

        Premises and equipment increased by $273,000 from $4.6 million at December 31, 2001 to $4.9 million at September 30, 2002 primarily as the result of costs of $515,000 related to the construction of a new branch in Missoula. Depreciation of $289,000 partially offset this increase.

        Stockholders' equity decreased from $28.9 million at December 31, 2001, to $28.7 million at September 30, 2002. The change is the result of net loss of $334,000, the release of ESOP shares in the amount of $151,000 and an increase of $301,000 (net of taxes) related to the market value of securities available-for-sale. In addition, 9,334 shares of MRDP vested and unearned MRDP compensation was reduced by $148,000. Stockholders' equity was also decreased by the payment of $471,000 in dividends. There were 1,084,457 shares held in treasury at September 30, 2002 with an average price of $13.73. Book value per share at September 30, 2002 was $19.02. Stockholders' equity as a percentage of total assets amounted to 13.0% at September 30, 2002.

Asset Quality

        At September 30, 2002, the Bank had eight non-accrual loans amounting to $2.5 million compared to two loans amounting to $747,000 on December 31, 2001. At September 30, 2002, the Bank had nineteen loans delinquent over 30 days amounting to $2.5 million of which six loans amounting to $1.7 million were delinquent over 90 days. On December 31, 2001 the Bank had twenty-five loans delinquent over 30 days amounting to $4.5 million. The Bank had no real estate acquired through foreclosure at September 30, 2002.

11

Results of Operations

        The operating results of the Bank depend primarily on its net interest income. The Bank's net interest income is determined by its interest rate spread, which is the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities and the degree of mismatch in the maturity and re-pricing characteristics of its interest-earning assets and interest-bearing liabilities. The Bank's net earnings are also affected by the establishment of provisions for loan losses and the level of its other non-interest income, including insurance commission income and deposit service charges, as well as its other expenses and income tax provisions.

Comparison of Results of Operations for the Nine Months Ended September 30, 2002 and 2001

        Net Income.    Net income decreased by $1,187,000 from $853,000 for the nine months ended September 30, 2001 to a loss of $334,000 for the nine months ended September 30, 2002. The major cause of this decrease in net income is the result of the provision for loan losses of $750,000 primarily related to the deterioration of one multi-family construction loan. This loan was placed on non-accrual and all accrued interest was charged off as of March 31, 2002. Also $861,000 of the loan principal was charged off against the reserve in the third quarter of 2002. The Bank is in the process of foreclosure on this loan. The Company has incurred $263,000 in merger and acquisition related expense during 2002. $108,000 of this expense is related to failed mergers and acquisitions. The remaining $155,000 is related to the anticipated merger with Sterling. Further the Bank experienced a significant growth in interest bearing deposits over the past several quarters including a $49.7 million increase during the nine months ended September 30, 2002. Most of the deposit growth has been invested in short-term interest bearing deposits or investment securities. The effect of this deposit activity on the Bank's net interest income, interest rate spread and other factors are discussed in the following narrative.

        Net Interest Income.    Net interest income decreased $1.3 million, or 37.5%, from $3.6 million for the nine months ended September 30, 2001 to $2.2 million for the same period in 2002. The interest rate spread decreased from 2.72% for the nine months ended September 30, 2001 to 1.05% for the comparable period in 2002.

        Interest Income.    Total interest income decreased by $100,000, or 1.7% from $7.2 million for the nine months ended September 30, 2001 to $7.1 million for the same period in 2002. The change was primarily attributable to a decrease in the yield on interest earning assets from 7.6% for the nine months ended September 30, 2001 to 4.8% for the comparable period in 2002. Average interest earning assets increased $69.1 million, or 54.9% from $125.9 million for the nine months ended September 30, 2001 to $194.9 million for the same period in 2002. The major component of this increase was from average other interest earning assets, primarily short-term interest bearing deposits of $44.7 million.

        Interest Expense.    Total interest expense was $4.8 million for the nine months ended September 30, 2002, as compared to $3.6 million for the same period in 2001. Interest on deposits increased by $1.5 million, or 53.6%, from $2.8 million for the nine months ended September 30, 2001 to $4.3 million for the comparable period in 2002. Interest on notes payable and other debt decreased $293,000, or 36.5% from the nine months ended September 30, 2001 as compared to the same period in 2002.

        Average deposits for the nine months ended September 30, 2002 amounted to $156.7 million as compared to $79.4 million for the same period in 2001, an increase of $77.4 million or 97.5%. Included in the average deposits for the nine months ended September 30, 2002 was $88.5 million in certificates of deposit as compared to $46.2 million for the comparable period in 2001, an increase of $42.2 million or 91.3%. Offsetting the increase in average deposits, the cost of deposits decreased from 4.7% for the nine months ended September 30, 2001 to 3.7% for the same period in 2002. This increase in deposits is the result of a strategic emphasis by management to attract new depositors and borrowers. During the third quarter of 2002, deposit rates were lowered by the Bank to be more competitive with prevailing interest rates in the Bank's market areas. Due to the increased volume of deposits during the

12

last four quarters, the Bank will continue to experience increased cost of deposits through the end of 2002.

        Provision for Loan Losses.    The provision for loan losses was $750,000 for nine months ended September 30, 2002 as compared to $75,000 for the same period in 2001. The significant increase is the result of deterioration in a multi-family construction loan. At the end of both periods, the level of reserves was deemed to be adequate by management. Loan loss reserves were $434,000 and $411,000 at September 30, 2002 and 2001, respectively. Loan loss reserves as a percentage of loans were .59% at September 30, 2002, and .48% at September 30, 2001. Management's periodic evaluation of the adequacy of the allowance is based on factors such as the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, current and prospective economic conditions, peer group comparisons, and independent appraisals. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to provide additions to the allowance based upon judgments different from management. Assessment of the adequacy of the allowance for credit losses involves subjective judgments regarding future events, and thus, there can be no assurance that additional provisions for credit losses will not be required in future periods. Although management uses the best information available, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control. Any increase or decrease in the provision for loan losses has a corresponding negative or positive effect on net income.

        Non-Interest Income.    Non-interest income for the nine months ended September 30, 2002 amounted to $1.5 million as compared to $941,000 for the comparable period in 2001. The largest component of non-interest income was a gain of $508,000 on the sale of investments as compared to no sales of investments for the comparable period in 2001. Other significant components include the gain on sale of loans of $326,000 for the nine months ended September 30, 2002 as compared to $279,000 for the comparable period in 2001. This gain is the result of the Bank's activity in underwriting mortgage loans for sale in the secondary market on a servicing released basis. Insurance commissions received by Dime were $431,000 and $433,000 for the nine months ended September 30, 2002 and 2001, respectively.

        Non-Interest Expense.    Total non-interest expense amounted to $3.5 million for the nine months ended September 30, 2002 as compared to $2.9 million for the same period in 2001, an increase of $526,000. The opening of the full service branch in Missoula in early 2002 contributed to this increase. Also included in this increase is $263,000 related to acquisition and merger expense. There was no acquisition or merger expense for the comparable period in 2001.

        Income Taxes.    Income taxes decreased $808,000 to a $171,000 (benefit) for the nine months ended September 30, 2002, compared to $637,000 for the same period in 2001 as a result of the loss before income taxes in 2002. The effective combined federal and state tax rate was 42.7% and 33.8% (benefit) for the nine months ended September 30, 2001 and 2002, respectively. The primary difference between the expected and actual tax calculation relates to state taxes and mark-to-market adjustments on ESOP shares committed to be released and MRDP shares awarded during the period.

Comparison of Results of Operations for the Three Months Ended September 30, 2002 and 2001

        Net Income.    Net income decreased by $358,000 from $295,000 for the three months ended September 30, 2001 to a $63,000 loss for the three months ended September 30, 2002. The following narrative discusses the various components of the change:

        Net Interest Income.    Net interest income decreased $311,000, or 28.0%, from $1.1 million for the three months ended September 30, 2001 to $.8 million for the same period in 2002. The interest rate

13

spread decreased from 2.3% for the three months ended September 30, 2001 to 1.1% for the comparable period in 2002.

        Interest Income.    Total interest income increased by $13,000, or .6% from $2.4 million for the three months ended September 30, 2001 to $2.4 million for the same period in 2002. Average interest earning assets increased $72.7 million or 54.2% from $134.1 million for the three months ended September 30, 2001 to $206.8 million for the same period in 2002. Offsetting this increase the yield on interest earning assets decreased from 7.1% for the three months ended September 30, 2001 to 4.7% for the same period in 2002.

        Interest Expense.    Total interest expense was $1.6 million for the three months ended September 30, 2002, as compared to $1.3 million for the same period in 2001. Interest on deposits increased by $410,000, or 39.5%, from $1.0 million for the three months ended September 30, 2001 to $1.4 million for the comparable period in 2002. Interest on notes payable and other debt decreased $85,000, or 34.3% from the three months ended September 30, 2001 as compared to the same period in 2002.

        Average deposits for the three months ended September 30, 2001 amounted to $88.0 million as compared to $168.7 million for the same period in 2002, an increase of $80.8 million or 91.9%. Included in the average deposits for the three months ended September 30, 2002 was $88.7 million in certificates of deposit as compared to $53.8 million for the comparable period in 2001, an increase of $35.0 million or 65.0%. Offsetting the increase in average deposits, the cost of deposits decreased from 4.7% for the three months ended September 30, 2001 to 3.4% for the same period in 2002.

        Provision for Loan Losses.    The provision for loan losses was $30,000 for three months ended September 30, 2002 as compared to $25,000 for the same period in 2001. At the end of both periods, the level of reserves was deemed to be adequate by management. Loan loss reserves as a percentage of loans were .59% at September 30, 2002 and .48% at September 30, 2001. Loan loss reserves were $434,000 and $411,000 at September 30, 2002 and 2001, respectively.

        Non-Interest Income.    Non-interest income increased $43,000 for the three months ended September 30, 2002, as compared to the same period in 2001. During the three months ended September 30, 2002, the Bank recorded $61,000 in gains on sale of securities as compared to no sales of securities for the comparable period in 2001. Gain on sale of loans decreased slightly from $135,000 for the three months ended September 30, 2001 to $116,000 for the same period in 2002.

        Insurance commissions received by Dime are a large component of non-interest income. Insurance commissions of $173,000 and $168,000 were received for the three months ended September 30, 2002 and 2001, respectively.

        Non-Interest Expense.    Total non-interest expense increased $345,000 for the three months ended September 30, 2002 as compared to the same period in 2001. The opening of the full service branch in Missoula contributed to this increase. Included in this increase is $222,000 related to merger and acquisition expense. $66,000 of this expense is related to failed mergers and acquisitions. The remaining $155,000 is related to the anticipated merger with Sterling. There was no acquisition or merger expense for the comparable period in 2001. Also included in this expense is $596,000 in compensation and benefits for the three months ended September 30, 2002 as compared to $541,000 for the same period in 2001, an increase of $55,000.

        Income Taxes.    Income taxes decreased $260,000 to a $26,000 (benefit) for the three months ended September 30, 2002, compared to $234,000 for the same period in 2001, as a result of the loss in income before income taxes. The effective combined federal and state tax rate was 29.3% (benefit) and 44.3% for the three months ended September 30, 2002 and 2001, respectively. The primary difference

14

between the expected and actual tax calculation relates to state taxes and mark-to-market adjustments on ESOP shares committed to be released and MRDP shares awarded during the period.

Part 1—Item 3. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

        The Company's Chief Executive Officer and Chief Financial Officer have reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 240.13a-14(c) and 15d-14(c) as of a date within 90 days before the filing date of this quarterly report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that the Company's current disclosure controls and procedures are effective and timely, providing them with material information relating to the Company required to be disclosed in the reports we file or submit under the Exchange act.

Changes in Internal Controls

        There have not been any significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation. We are not aware of any significant deficiencies or material weaknesses, therefore no corrective actions were taken.

15

Part II—Other Information

Item 1. Legal Proceedings

        There are no pending material legal proceedings to which the registrant or its subsidiaries are a party.

Item 2. Changes in Securities

        None.

Item 3. Defaults on Senior Securities

        Not applicable.

Item 4. Submission of Matters to a Vote of Securities Holders

        None.

Item 5. Other Information

        None.

Item 6. Exhibits and Reports on Form 8-K

  (a)
  Exhibits

2.1	Agreement and Plan of Merger by and between Sterling Financial Corporation and Empire Federal Bancorp, Inc. dated as of September 19, 2002
3.1	Certificate of Incorporation of Empire Federal Bancorp, Inc(1)
3.2	Bylaws of Empire Federal Bancorp, Inc(1)
10.1	Employment Agreement with Kenneth P. Cochran(4)
10..2	Employment Agreement with William H. Ruegamer(3)
10..3	Employee Stock Ownership Plan(1)
10..5	Stock Option Plan(2)
10.6	Financial Institution's Thrift Plan 401(k)(3)
21	Subsidiaries of the Registrant(3)
99	Certification of Chief Executive Officer and Chief Financial Officer

(1)
Incorporated by reference to the Company's Registration Statement on Form SB-1, as amended (File No. 333-12653).

(2)
Incorporated by reference to the Company's Annual Meeting Proxy Statement dated March 16, 1998.

(3)
Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

(4)
Incorporated by reference to the Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 2000.

(b)
Report on Form 8-K            One Form 8-K was filed on September 19, 2002.

16

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Empire Federal Bancorp, Inc.

By	s/s WILLIAM H. RUEGAMER William H. Ruegamer President & Chief Executive Officer (Principal Executive Officer)	November 14, 2002 Date

By	s/s LINDA M. ALKIRE Linda M. Alkire Treasurer & Chief Financial Officer	November 14, 2002 Date

17

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

I, William H. Ruegamer, certify that:

1.
I have reviewed this quarterly report on Form 10QSB of Empire Federal Bancorp, Inc.

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date:

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the Equivalent function):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

November 14, 2002

/s/ WILLIAM H. RUEGAMER William H. Ruegamer President and CEO

18

EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES

I, Linda M. Alkire, certify that:

1.
I have reviewed this quarterly report on Form 10QSB of Empire Federal Bancorp, Inc.

2.
Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.
Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.
The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)
designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)
evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

c)
presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date:

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the Equivalent function):

a)
all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

b)
any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6.
The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

November 14, 2002

/s/ LINDA M. ALKIRE Linda M. Alkire CFO and Treasurer

19

ANNEX D

FAIRNESS OPINION

OF

D.A. DAVIDSON & CO.

September 19, 2002

Board of Directors
Empire Federal Bancorp, Inc.
123 S. Main Street
Livingston, MT 59047

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Empire Federal Bancorp, Inc. (the "Company"), par value $0.01 per share (the "Company Common Stock"), of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and between the Company and Sterling Financial Corporation ("Sterling"). As more fully described in the Merger Agreement, the Company will merge with and into Sterling, and each outstanding share of the Company Common Stock will be converted into the right to receive consideration (the "Merger Consideration") consisting of shares of Sterling Common Stock in accordance with the following: (i) if the Sterling closing price (price equal to the average of each daily sales price of Sterling common stock for the ten trading days immediately preceding the determination date) is less than or equal to $17.01, the Exchange Ratio (as defined below) will equal to 1.132, (ii) if the Sterling closing price (as defined) is greater than $17.01 but is less than $22.68, the Exchange Ratio will equal the quotient obtained by dividing $19.25 by the Sterling closing price, and (iii) if the Sterling closing price (as defined) is equal or greater than $22.68, the Exchange Ratio will be equal to 0.849 (the "Merger"). The Exchange Ratio represents the number of shares of Sterling Common Stock to be received for each outstanding Share of the Company Common Stock. In addition, each holder of an option to purchase Company Common Stock will receive cash in an amount equal to the Effective Purchase Price (as defined as the Exchange Ratio multiplied by the Sterling closing price) less the exercise price of the option.

        In arriving at our opinion, we reviewed (i) a draft of the Merger Agreement dated September 16, 2002, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and Sterling made available to us from published sources and/or from the internal records of the Company and Sterling; (iii) certain financial assumptions and forecasts of the Company reviewed with management of the Company regarding the Company's business, financial condition, results of operations and prospects; (iv) certain information furnished to us regarding Sterling's business, financial condition, results of operations and prospects; (v) the publicly reported historical prices and trading activity for the Company's and Sterling's common stock, including a comparison of certain financial and stock market information for the Company and Sterling with similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) the financial terms of certain other similar transactions recently effected, to the extent publicly available; (vii) the current market environment generally and the banking industry environment in particular; (viii) the pro forma financial impact of the Merger; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of each of the Company and Sterling concerning the business, financial condition, results of operations and prospects of the Company and Sterling.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or

D-1

otherwise) of the Company or Sterling, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Sterling. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Sterling as to the future financial performance of the Company, Sterling or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

        We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Merger Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

        We have acted as the Company's financial advisor in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to the Company unrelated to the Merger, for which we have received compensation. In the ordinary course of business as a broker-dealer, we may actively trade or hold securities of the Company and Sterling for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration is fair, from a financial point of view, to the shareholders of the Company. It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission or bank regulatory agencies in connection with the Merger.

Very truly yours,
D.A. Davidson & Co.

Daren J. Shaw
 Managing Director

D-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article XII of the Restated Articles of Incorporation of the Registrant authorizes the Registrant to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA"), public policy or other applicable law. Sections 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933. However, no present or former director or officer shall be indemnified or reimbursed (1) in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the Registrant; or (2) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (a) a court of competent jurisdiction, (b) the holders of record of a majority of the outstanding shares of the Registrant or (c) the board of directors, acting by vote of a majority of directors not parties to the same or substantially the same action, suit or proceeding, whether or not such majority constitutes a quorum. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his or her heirs, executors or administrators may be entitled as a matter of law. Those persons indemnified hereunder shall be deemed to include the heirs, legal representatives, executors and administrators of such person.

        The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined in the policy) resulting from claims brought against them for their wrongful acts in such capacities. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

        The Registrant's Restated Articles of Incorporation also provide that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the WBCA pertaining to unpermitted distributions to stockholders or loans to directors or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the WBCA, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

Item 21. List of Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, by and between Sterling Financial Corporation and Empire Federal Bancorp, Inc., dated as of September 19, 2002. Incorporated herein by reference to Annex A of the proxy statement/prospectus included in this Registration Statement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed herewith.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed herewith.
3.3	Bylaws of Sterling. Filed herewith.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Holland & Hart LLP (with respect to certain tax matters). Filed herewith.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this Registration Statement).
23.3	Consent of Holland & Hart LLP (included in Exhibit 8.2 to this Registration Statement).
23.4	Consent of BDO Seidman, LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.6	Consent of KPMG LLP (with respect to Empire Federal Bancorp, Inc.). Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
99.1	Form of Proxy for Special Meeting of Stockholders of Empire Federal Bancorp, Inc. Filed herewith.
99.2	Form of Stockholders Agreement. Filed herewith.
99.3	Form of Empire Affiliates Agreement. Filed herewith.
99.4	Consent of D.A. Davidson & Co. Filed herewith.

Item 22. Undertakings.

        (a)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)      (i) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (ii)  The Registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (b)(i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 6, 2002.

STERLING FINANCIAL CORPORATION
By	/s/ HAROLD B. GILKEY Harold B. Gilkey Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby grants a power of attorney to Daniel G. Byrne, William R. Basom and Donald J. Lukes and each of them, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities (including his capacity as a director or officer of Sterling Financial Corporation) to sign for such person, and in such person's name and capacity indicated below, any and all amendments to the Registration Statement of Sterling Financial Corporation and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or any substitute therefor may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 6, 2002.

Signature	Title

/s/ HAROLD B. GILKEY Harold B. Gilkey	Chairman of the Board and Chief Executive Officer
/s/ WILLIAM W. ZUPPE William W. Zuppe	President, Chief Operating Officer and Director
/s/ DANIEL G. BYRNE Daniel G. Byrne	Senior Vice President, Assistant Secretary, and Principal Financial Officer
/s/ WILLIAM R. BASOM William R. Basom	Vice President, Treasurer and Principal Accounting Officer

/s/ NED M. BARNES Ned M. Barnes	Secretary and Director
/s/ RODNEY W. BARNETT Rodney W. Barnett	Director
/s/ THOMAS H. BOONE Thomas H. Boone	Director
/s/ JAMES P. FUGATE James P. Fugate	Director
/s/ ROBERT D. LARRABEE Robert D. Larrabee	Director
/s/ ROBERT E. MEYERS Robert E. Meyers	Director
/s/ DAVID O. WALLACE David O. Wallace	Director

INDEX TO EXHIBITS

Exhibit Number	Description
2.1
Agreement and Plan of Merger, by and between Sterling Financial Corporation and Empire Federal Bancorp, Inc., dated as of September 19, 2002. Incorporated herein by reference to Annex A of the proxy statement/prospectus included in this Registration Statement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.
3.1	Restated Articles of Incorporation of Sterling. Filed herewith.
3.2	Articles of Amendment of Restated Articles of Incorporation of Sterling. Filed herewith.
3.3	Bylaws of Sterling. Filed herewith.
4.1	Reference is made to Exhibits 3.1 and 3.2.
4.2
Sterling has outstanding certain long-term debt. None of such debt exceeds ten percent of Sterling's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.
8.2	Opinion of Holland & Hart LLP (with respect to certain tax matters). Filed herewith.
21.1	List of Subsidiaries of Registrant. Filed herewith.
23.1	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this Registration Statement).
23.3	Consent of Holland & Hart LLP (included in Exhibit 8.2 to this Registration Statement).
23.4	Consent of BDO Seidman, LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.5	Consent of PricewaterhouseCoopers LLP (with respect to Sterling Financial Corporation). Filed herewith.
23.6	Consent of KPMG LLP (with respect to Empire Federal Bancorp, Inc.). Filed herewith.
24.1	Power of Attorney (set forth on the signature pages to this Registration Statement).
99.1	Form of Proxy for Special Meeting of Stockholders of Empire Federal Bancorp, Inc. Filed herewith.
99.3	Form of Empire Affiliates Agreement. Filed herewith.
99.4	Consent of D.A. Davidson & Co. Filed herewith.

QuickLinks

[EMPIRE LETTERHEAD] PROXY STATEMENT/PROSPECTUS MERGER PROPOSED YOUR VOTE IS VERY IMPORTANT
YOUR VOTE IS VERY IMPORTANT.
REFERENCES TO ADDITIONAL INFORMATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [FEBRUARY 21, 2003]

QUESTIONS AND ANSWERS ABOUT THE STERLING/EMPIRE MERGER
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS
The Companies
Summary of the Transaction
SELECTED FINANCIAL DATA OF STERLING
SELECTED FINANCIAL DATA OF EMPIRE
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION
SELECTED PRO FORMA CONSOLIDATED COMPARATIVE PER SHARE DATA (UNAUDITED)
RISK FACTORS
THE EMPIRE SPECIAL MEETING
THE MERGER
COMPARISON OF RIGHTS OF HOLDERS OF EMPIRE COMMON STOCK AND STERLING COMMON STOCK
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF EMPIRE
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING INFORMATION
  ANNEX A

AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF EMPIRE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STERLING
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS
PART I
REGULATION
TAXATION
  Item 2. Description of Property
  Item 3. Legal Proceedings
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Market for the Registrant's Common Equity and Related Stockholder Matters
  Item 6. Management's Discussion and Analysis of Plan of Operation
  Item 7. Financial Statements
  Item 8. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
PART III
  Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(b) of the Exchange Act
  Item 10. Executive Compensation
  Item 11. Security Ownership of Certain Beneficial Owners and Management
  Item 12. Certain Relationships and Related Transactions
  Item 13. Exhibits, List and Reports on Form 8-K
SIGNATURES
  Exhibit 13
Annual Report to Stockholders
2001 ANNUAL REPORT EMPIRE FEDERAL BANCORP, INC.

BUSINESS OF THE COMPANY
LETTER TO SHAREHOLDERS
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Stockholders' Equity and Comprehensive Income Years Ended December 31, 2001 and 2000
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements December 31, 2001 and 2000
COMMON STOCK INFORMATION
DIRECTORS AND OFFICERS OF EMPIRE FEDERAL BANCORP, INC. AND EMPIRE BANK
CORPORATE INFORMATION
  Exhibit 21
Subsidiaries of the Registrant
  Exhibit 23
Consent of Independent Auditors
EMPIRE FEDERAL BANCORP, INC. INDEX TO FORM 10-QSB
  Part I, Item 1—Financial Statements
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets September 30, 2002 and December 31, 2001 (unaudited)
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Operations Three and Nine Months Ended September 30, 2002 and 2001 (unaudited)
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Nine Months Ended September 30, 2002 and 2001 (unaudited)
EMPIRE FEDERAL BANCORP, INC. AND SUBSIDIARIES Notes to Unaudited Interim Consolidated Financial Statements September 30, 2002
  Part I, Item 2.—Management's Discussion and Analysis of Financial Condition and Results of Operations
  Part 1—Item 3. Controls and Procedures
  Part II—Other Information
  Item 1. Legal Proceedings
  Item 2. Changes in Securities
  Item 3. Defaults on Senior Securities
  Item 4. Submission of Matters to a Vote of Securities Holders
  Item 5. Other Information
  Item 6. Exhibits and Reports on Form 8-K
  SIGNATURES
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS